Exhibit 10.1

Execution Version

ARRANGEMENT AGREEMENT

by and among

BETTER CHOICE COMPANY INC.

and

1000994476 ONTARIO INC.

and

1000994085 ONTARIO INC.

and

SRX HEALTH SOLUTIONS INC.

September 3, 2024

SCHEDULES

Schedule A	Plan of Arrangement
Schedule B	SRx Arrangement Resolution
Schedule C	Representations and Warranties of SRx
Schedule D	Representations and Warranties of Parent
Schedule E	Key Regulatory Approvals
Schedule F	Form of SRx Voting Agreement
Schedule G	SRx Supporting Shareholders

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ARRANGEMENT AGREEMENT

THIS ARRANGEMENT AGREEMENT, dated September 3, 2024, is entered into by and among BETTER CHOICE COMPANY INC., a corporation existing under the laws of the State of Delaware (“Parent”), 1000994476 ONTARIO INC., a corporation existing under the laws of the Province of Ontario (“AcquireCo”), 1000994085 ONTARIO INC., a corporation existing under the laws of the Province of Ontario (“CallCo”), and SRX HEALTH SOLUTIONS INC., a corporation existing under the laws of the Province of Ontario (“SRx”).

WHEREAS:

A.	Parent, AcquireCo, CallCo and SRx wish to complete a transaction pursuant to which, among other things, Parent will, indirectly through AcquireCo, acquire all of the SRx Shares in exchange for the Consideration, by way of a statutory plan of arrangement, which is to be completed under the provisions of the OBCA on and subject to the terms and conditions contained herein;

B.	the SRx Board has determined, after having considered financial and legal advice, that it would be advisable and in the best interests of SRx and the SRx Shareholders for the SRx Board to unanimously recommend that SRx Securityholders vote in favor of the SRx Arrangement Resolution at the SRx Meeting;

C.	within ten (10) Business Days after the date hereof, Parent will enter into the SRx Voting Agreements with the SRx Supporting Shareholders, pursuant to which, among other things, such SRx Supporting Shareholders will agree to vote the SRx Shares and any securities convertible, exercisable or exchangeable into SRx Shares held by them in favor of the SRx Arrangement Resolution (provided, however, that the SRx Voting Agreement with Adesh Vora has been entered into prior to or contemporaneously with the execution of this Agreement);

D.	the Parent Financial Advisor has advised the Parent Board, and the Parent Board has determined, that the Arrangement is fair, from a financial point of view, to the Parent Shareholders;

E.	the Parent Board has determined, after having considered financial and legal advice, that it would be advisable and in the best interests of Parent and the Parent Shareholders for the Parent Board to unanimously recommend that Parent Shareholders vote in favor of the Parent Shareholder Approval Matters at the Parent Meeting;

F.	within ten (10) Business Days after the date hereof, SRx will enter into the Parent Voting Agreements with the Parent Supporting Shareholders, pursuant to which, among other things, such Parent Supporting Shareholders will agree to vote the Parent Shares and any securities convertible, exercisable or exchangeable into Parent Shares held by them in favor of the Parent Shareholder Approval Matters;

G.	prior to the Effective Time, the Locked-Up Persons will enter into the Lock-Up Agreements pursuant to which, among other things, the Locked-Up Persons will agree to lock-up and not sell, transfer or otherwise dispose of their respective securities in the capital of Parent or AcquireCo, as applicable, for a period of 180 days after the Effective Date, subject to customary exceptions;

H.	the Parties intend that the plan of arrangement provide certain SRx Shareholders with the opportunity to exchange SRx Shares for Exchangeable Shares on a tax-deferred basis for Canadian Tax purposes;

I.	the Parties have entered into this Agreement to provide for the matters referred to in the foregoing recitals and for other matters relating to the Arrangement; and

J.	Capitalized terms used but not otherwise defined in these recitals have the meanings ascribed to such terms in Section 1.1.

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NOW THEREFORE in consideration of the covenants and agreements herein contained and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the Parties hereto covenant and agree as follows:

ARTICLE I.

INTERPRETATION

1.1.	Definitions In this Agreement, unless the context otherwise requires:”Acceptable Confidentiality Agreement” has the meaning ascribed thereto in Section 7.3(a)(iv);

“AcquireCo” has the meaning ascribed thereto in the recitals above;

“Acquisition Proposal” means, with respect to SRx, an SRx Acquisition Proposal, and, with respect to Parent, a Parent Acquisition Proposal;

“affiliate” has the meaning ascribed thereto in the Securities Act;

“Agreement” means this Arrangement Agreement, including all schedules annexed hereto, together with the SRx Disclosure Letter and the Parent Disclosure Letter, as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms hereof;

“Alternative Acquisition Agreement” has the meaning ascribed thereto in Section 7.2(a)(iv);

“Arrangement” means the arrangement of SRx under Section 182 of the OBCA on the terms and subject to the conditions set out in the Plan of Arrangement, subject to any amendments or variations to the Plan of Arrangement made in accordance with the terms of this Agreement or Article 5 of the Plan of Arrangement or made at the direction of the Court in the Final Order with the consent of the Parties, each acting reasonably;

“Articles of Arrangement” means the articles of arrangement of SRx in respect of the Arrangement required by the OBCA to be sent to the Director after the Final Order is made, which shall be in a form and content satisfactory to the Parties, each acting reasonably;

“Authorization” means any authorization, order, Permit, approval, grant, license, registration, consent, right, notification, condition, franchise, privilege, certificate, judgment, writ, injunction, award, determination, direction, decision, decree, bylaw, rule or regulation, whether or not having the force of Law, and includes any environmental Permit;

“Business Day” means a day other than a Saturday, a Sunday or any other day on which commercial banking institutions in Toronto, Ontario or Tampa, Florida are authorized or required by applicable Law to be closed;

“CallCo” has the meaning ascribed thereto in the recitals above;

“Certificate of Arrangement” means the certificate of arrangement to be issued by the Director pursuant to subsection 183(2) of the OBCA in respect of the Articles of Arrangement;

“Change in Recommendation” means, with respect to SRx, an SRx Change in Recommendation and, with respect to Parent, a Parent Change in Recommendation;

“Claim” means (a) any suit, action, proceeding, dispute, investigation, claim, arbitration, order, summons, citation, directive, ticket, charge, demand or prosecution, whether legal or administrative; or (b) any appeal or application for review; whether at law or in equity or by any Governmental Entity;

“Computer Systems” means all computer hardware, Software, peripheral equipment, telecommunications systems and network systems that are used by a Party to operate its business;

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“Confidentiality Agreement” means the confidentiality agreement between SRx and Parent, dated June 18, 2024, as amended from time to time;

“Consideration” means the consideration to be received by SRx Shareholders pursuant to the Plan of Arrangement in respect of each SRx Share that is issued and outstanding immediately prior to the Effective Time, being either the Parent Share Consideration or the Exchangeable Share Consideration, as elected in accordance with the Plan of Arrangement by an SRx Shareholder in respect of each SRx Share held;

“Contract” means any contract, agreement, license, franchise, lease, arrangement, commitment, joint venture, partnership or other right or obligation (written or, to the extent enforceable, oral) to which a Party or any of its subsidiaries is a party or by which it or any of its subsidiaries is bound or to which any of their respective properties or assets is subject;

“Court” means the Ontario Superior Court of Justice (Commercial List);

“Depositary” means Equity Stock Transfer LLC or such other Person appointed by SRx and Parent (each acting reasonably), for the purpose of, among other things, exchanging certificates representing SRx Shares for the Consideration;

“DGCL” means the Delaware General Corporation Law;

“Director” means the Director appointed pursuant to Section 278 of the OBCA;

“Dissent Rights” means the rights of dissent exercisable by the SRx Shareholders under Section 185 of the OBCA or as otherwise determined by the Court in the Interim Order in respect of the SRx Arrangement Resolution;

“Dissenting Shareholder” has the meaning ascribed thereto in the Plan of Arrangement;

“Effective Date” means the date shown on the Certificate of Arrangement giving effect to the Arrangement, which shall be no later than the Outside Date;

“Effective Time” has the meaning ascribed thereto in the Plan of Arrangement;

“Employee Plans” means all benefit or compensation plans, programs, policies, practices, contracts, agreements or other arrangements, covering current or former employees, directors or consultants of a Party, including employment, consulting, deferred compensation, equity, benefit, bonus, incentive, pension, retirement, savings, stock purchase, profit sharing, stock option, stock appreciation, phantom stock, termination, change of control, life insurance, medical, health, welfare, hospital, dental, vision care, drug, sick leave, disability, and similar plans, programs, arrangements or practices, whether or not in writing and whether or not funded, in each case, which is sponsored, maintained or contributed to by a Party or any of its affiliates, or to which a Party or any of its affiliates is obligated to contribute, or with respect to which a Party or any of its affiliates has any liability, direct or indirect, contingent or otherwise, other than benefit plans established pursuant to statute;

“Encumbrance” means any Claim, encumbrance, lien, charge, hypothec, pledge, mortgage, title retention agreement, security interest of any nature, adverse claim, exception, reservation, easement, right of occupation, option, right of pre-emption, privilege or any matter capable of registration against title or any Contract to create any of the foregoing;

“Environmental Laws” means all Laws aimed at, or relating to, the reclamation or restoration of properties, occupational health and safety, protection of the environment, abatement of pollution, protection of wildlife, ensuring public safety from environmental hazards and all other Laws relating to (a) the management processing, use, treatment, storage, disposal, discharge, transport or handling of any Hazardous Substances; (b) plant and animal life, (c) lands; or (d) other natural resources;

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“Exchangeable Share Consideration” has the meaning ascribed thereto in the Plan of Arrangement;

“Exchange Ratio” has the meaning ascribed thereto in the Plan of Arrangement;

“Exchangeable Shares” means the exchangeable shares in the capital of AcquireCo as set forth in the articles of incorporation of AcquireCo, and which shall have rights, privileges, restrictions and conditions as agreed to by the Parties, acting reasonably;

“Exchange Time” has the meaning set out in the Plan of Arrangement;

“Final Order” means an order of the Court granted pursuant to Section 182(5) of the OBCA, in form and substance acceptable to each of the Parties, each acting reasonably, approving the Arrangement after a hearing upon the procedural and substantive fairness of the terms and conditions of the Arrangement, as such order may be affirmed, amended, modified, supplemented or varied by the Court (with the consent of the Parties, each acting reasonably) at any time prior to the Effective Date or, if appealed, as affirmed or amended (provided, however, that any such amendment is acceptable to the Parties, each acting reasonably) on appeal, unless such appeal is withdrawn, abandoned or denied;

“Governmental Entity” means (a) any multinational or supranational body or organization, nation, government, state, province, country, territory, municipality, administrative, judicial or regulatory authority, agency, board, body, bureau, commission, instrumentality, court or tribunal or any political subdivision thereof, or any central bank (or similar monetary or regulatory authority) thereof, any taxing authority, any ministry or department or agency of any of the foregoing, (b) any self-regulatory organization or securities exchange, including the NYSE American, (c) any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and (d) any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of such entities or other bodies pursuant to the foregoing;

“Hazardous Substance” means any waste or other substance that is prohibited, listed, defined, designated or classified as hazardous, radioactive, corrosive, explosive, infectious, carcinogenic, or toxic or a pollutant or a contaminant under or pursuant to, or that could result in any Liability under, any applicable Environmental Laws;

“IFRS” means International Financial Reporting Standards;

“Intellectual Property” means domestic and foreign intellectual property rights, whether or not registrable, patentable or otherwise formally protectable, including: (a) inventions (whether patentable or unpatentable and whether or not reduced to practice), patents, applications for patents and reissues, divisions, continuations, renewals, extensions and continuations-in-part of patents or patent applications; (b) works, copyrights, copyright registrations and applications for copyright registration, including all moral rights or similar rights of authorship or attribution; (c) designs, design registrations, design registration applications and integrated circuit topographies; (d) trade names, business names, corporate names, domain names, website names and world wide web addresses, common law trade-marks, trade-mark registrations, trade- mark applications, trade dress and logos, and all goodwill related thereto; (e) know-how, trade secrets, proprietary information, algorithms, formulae, recipes, systems, compositions, manufacturing and production processes, methods and techniques and related documentation, clinical and testing data, customer and supplier information, and market and survey information; and (f) telephone numbers, domain names and social media identities, and the goodwill associated with any of the foregoing;

“Interim Order” means an order of the Court in form and substance acceptable to each of the Parties, acting reasonably, providing for, among other things, the calling and holding of the SRx Meeting, as the same may be amended by the Court with the consent of the Parties, each acting reasonably;

“IT Systems” means Computer Systems, hardware, servers, databases, Software, networks, telecommunications systems and related infrastructure;

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“Key Regulatory Approvals” means those rulings, consents, orders, exemptions, Permits, Authorizations and other approvals of Governmental Entities, necessary to proceed with the transactions contemplated by this Agreement and the Plan of Arrangement, as listed in Schedule E hereto;

“Law” means, with respect to any Person, any and all applicable law (statutory, common, civil or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement, whether domestic or foreign, enacted, adopted, promulgated or applied by a Governmental Entity that is binding upon or applicable to such Person or its business, property or securities, and to the extent that they have the force of law, policies, guidelines, notices and protocols of any Governmental Entity, as amended;

“Latest Balance Sheet Date” means June 30, 2024.

“Liability” means, in respect of any Person, any debt, liability or obligation of any kind or nature whatsoever, including (a) any right against such Person to payment, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured, (b) any right against such Person to an equitable remedy for breach of performance, whether or not such right to any equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured, and (c) any obligation of such Person for the performance of any covenant or agreement (whether for the payment of money or otherwise);

“Lock-Up Agreements” means lock-up agreements, to be effective as of the Effective Time, among Parent and each of the Locked-Up Persons, pursuant to which, among other things, the Locked-Up Persons will agree to lock-up and not sell, transfer or otherwise dispose of their respective securities in the capital of Parent or AcquireCo, as applicable, for a period of 180 days after the Effective Date, subject to customary exceptions, in customary form and substance to be agreed upon by the Parties;

“Locked-Up Persons” means, in each case as of the Effective Time after giving effect to the transactions hereunder, all of the executive officers, directors and five percent (5%) shareholders of Parent (calculated on a fully-diluted basis, including issuance of Parent Shares upon exchange of the Exchangeable Shares, but disregarding any awards reserved but not yet issued under equity incentive plans);

“material change”, “material fact” and “misrepresentation” have the meanings ascribed thereto in the Securities Act;

“Material Contract” means any of the following for a Party:

(a)	any material management, employment, severance, retention, transaction bonus, change in control, consulting, relocation, repatriation or expatriation agreement or other similar Contract;

(b)	any Contract with any distributor, reseller or sales representative with an annual value in excess of CAD$100,000;

(c)	any Contract with any manufacturer, vendor, or other Person for the supply of materials or performance of services by such third party to the Party in relation to the manufacture of the Party’s products or product candidates with an annual value in excess of CAD$100,000;

(d)	any agreement or plan, including any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement;

(e)	any Contract incorporating or relating to any guaranty, any sharing of liabilities or any indemnity not entered into in the ordinary course of business, including any indemnification agreements between a Party and any of its officers or directors;

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(f)	any Contract imposing any restriction on the right or ability of the Party or that would by the terms of the Contract would impose any restriction on the right or ability of the Party: (i) to compete with any other Person; (ii) to acquire any product or other asset or any services from any other Person; (iii) to solicit, hire or retain any Person as a director, an officer or other employee, a consultant or an independent contractor; (iv) to develop, sell, supply, distribute, offer, support or service any product or any technology or other asset to or for any other Person; (v) to perform services for any other Person; or (vi) to transact business with any other Person;

(g)	any Contract currently in force relating to the disposition or acquisition of assets not in the ordinary course of business or any ownership interest in any corporation, partnership, joint venture or other business enterprise;

(h)	any mortgages, indentures, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit;

(i)	any joint marketing or development agreement;

(j)	any Contract that provides for: (i) any right of first refusal, right of first negotiation, right of first notification or similar right with respect to any securities or assets of the Party; (ii) any “no shop” provision or similar exclusivity provision with respect to any securities or assets of the Party; or (iii) contains most favored nation pricing provisions with any third party or any requirements or minimum purchase obligations of the Party;

(k)	any Contract that contemplates or involves the payment or delivery of cash or other consideration in an amount or having a value in excess of CAD$100,000 or more in the aggregate, or contemplates or involves the performance of services having a value in excess of CAD$100,000 in the aggregate other than any arrangement or agreement expressly contemplated or provided for under this Agreement;

(l)	any Contract that does not allow the Party to terminate the Contract for convenience with no more than sixty (60) days prior notice to the other party and without the payment of any rebate, chargeback, penalty or other amount to such third party in connection with any such termination in an amount or having a value in excess of CAD$100,000 in the aggregate; or

(m)	with respect to Parent, any Contract that is a “material contract” as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC;

“New Employment Agreements” means new employment agreements, to be effective at the Effective Time, in form and substance reasonably acceptable to the Parties, between Parent or SRx, on the one hand, and such current employees of SRx as mutually agreed by the Parties, on the other hand.

“NYSE American” means the NYSE American stock exchange; “OBCA” means the Business Corporations Act (Ontario);

“ordinary course of business” or any similar reference, means, with respect to an action taken by a Person, that such action is consistent with the past practices (in terms of nature, scope and magnitude) of such Person and is taken in the ordinary course of the normal day-to-day business and operations of such Person;

“Outside Date” means January 31, 2025 or such later date as may be agreed to in writing by the Parties; provided, however, that such initial January 31, 2025 date may be extended (a) by either Parent or SRx upon written notice to the other Party for up to thirty (30) days from such date or (b) upon mutual written agreement of Parent and SRx to such date as mutually agreed upon.

“Parent” has the meaning ascribed thereto in the recitals above;

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“Parent Acquisition Proposal” means, other than the transactions contemplated by this Agreement and the Parent Regulation A Offering, any offer, proposal or inquiry from any Person or group of Persons acting jointly or in concert, whether or not in writing and whether or not delivered to Parent, after the date hereof relating to: (a) any acquisition or purchase, direct or indirect, of: (i) the assets of Parent or one or more of its subsidiaries that, individually or in the aggregate, constitute twenty percent (20%) or more of the consolidated assets of Parent and its subsidiaries, taken as a whole, or which contribute twenty percent (20%) or more of the consolidated revenue of Parent and its subsidiaries, taken as a whole (or any lease, long-term supply, hedging arrangement, joint venture, strategic alliance, partnership or other transaction having the same economic effect as a sale of such assets), or (ii) beneficial ownership of twenty percent (20%) or more of the issued and outstanding voting or equity securities of Parent or any one or more of its subsidiaries that, individually or in the aggregate, contribute twenty percent (20%) or more of the consolidated revenues or constitute twenty percent (20%) or more of the consolidated assets of Parent and its subsidiaries, taken as a whole; (b) any take-over bid, tender offer or exchange offer that, if consummated, would result in such Person or group of Persons beneficially owning twenty percent (20%) or more of the issued and outstanding voting or equity securities of any class of voting or equity securities of Parent or any of its subsidiaries; (c) any plan of arrangement, merger, amalgamation, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving Parent or any of its subsidiaries; in all cases, whether in a single transaction or in a series of related transactions; (d) any direct or indirect sale of assets (or any alliance, joint venture, earn-in right, option to acquire, lease, license or other arrangement having a similar economic effect as a sale) by Parent or one or more of its subsidiaries, which assets represent twenty percent (20%) or more of the consolidated assets of Parent and its subsidiaries measured by fair market value, or contribute twenty percent (20%) or more of the consolidated revenue or operating income of Parent; or (e) any other transaction, the consummation of which prevents, or materially delays, impedes or interferes with, the transactions contemplated by this Agreement;

“Parent Amended and Restated Bylaws” means the Amended and Restated Bylaws of Parent, in the form and substance to be determined by SRx and reasonably acceptable to Parent;

“Parent Amended and Restated Certificate” means the Amended and Restated Certificate of Incorporation of Parent, which shall be in form and substance as determined by SRx and reasonably acceptable to Parent;

“Parent Board” means the board of directors of Parent as the same is constituted from time to time; “Parent Board Matters” has the meaning ascribed thereto in Section 2.13(a)(i);

“Parent Board Recommendation” has the meaning ascribed thereto in Section 2.10(c)(iii);

“Parent Business” means the business and affairs of the Parent Group as described in the Parent Disclosure Documents;

“Parent Certificate of Designation” means the Certificate of Designation of Preferences, Rights and Limitations of the Special Voting Share, in the form and substance to be determined by SRx and reasonably acceptable to Parent;

“Parent Change in Recommendation” occurs or is made when, (a) the Parent Board or any committee of the Parent Board fails to unanimously recommend or withdraws, amends, modifies or qualifies, publicly proposes or states its intention to do so, or fails to publicly reaffirm (without qualification) within five (5) Business Days (and in any case prior to the Parent Meeting) after having been requested in writing by SRx to do so, the Parent Board Recommendation, or (b) the Parent Board or any committee of the Parent Board takes no position or a neutral position with respect to a Parent Acquisition Proposal for more than five (5) Business Days after a Parent Acquisition Proposal is made or publicly announced, or (c) the Parent Board or any committee of the Parent Board resolves or publicly proposes to take any of the foregoing actions;

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“Parent Disclosure Documents” means all information, disclosure, forms, reports, schedules, statements, certifications and other documents, including all press releases, forms, reports, schedules, financial statements and notes and schedules to such financial statements, management’s discussion and analysis of financial condition and results of operations, certifications, annual information forms, management information circulars, material change reports, business acquisition reports and other documents publicly disclosed or filed by the Parent with the Securities Authorities since January 1, 2024;

“Parent Disclosure Letter” means the disclosure letter delivered by Parent, AcquireCo and CallCo to SRx prior to or concurrently with the execution of this Agreement;

“Parent Financial Advisor” means Strategic Capital Advisors Ltd;

“Parent Financial Statements” means (a) the audited consolidated financial statements of Parent for the years ended December 31, 2023 and December 31, 2022, including the auditor’s report thereon and the notes thereto; and (b) the unaudited interim consolidated financial statements of SRx for the six months ended June 30, 2024 and June 30, 2023;

“Parent Group” means Parent and all of its direct and indirect subsidiaries, including AcquireCo and CallCo;

“Parent Incentive Plan” means the Better Choice Company, Inc. Amended and Restated 2019 Incentive Award Plan;

“Parent Material Adverse Effect” means any effect, fact, change, event, occurrence or circumstance that is, or would reasonably be expected to be, material and adverse to the business, condition (financial or otherwise), properties, assets (tangible or intangible), liabilities (whether absolute, accrued, conditional or otherwise), capital, operations or results of operations of Parent and its subsidiaries, taken as a whole, other than any effect arising from, relating to or resulting from, as applicable: (a) the global economy, political conditions (including the outbreak of war or any acts of terrorism), international trade or securities, financial or credit markets in general, natural disasters or other acts of God; (b) the pet health industry in general, (c) any generally applicable change in applicable Law (other than orders, judgments, claims or decrees against Parent or any of its subsidiaries), or accounting standards or the enforcement or interpretation thereof; (d) a change in the market trading price or trading volume of Parent Shares (it being understood that the underlying cause of any such change may be taken into consideration when determining whether a Parent Material Adverse Effect has occurred, unless otherwise excepted under this definition); (e) the announcement of this Agreement, including the impact thereof on the relationships, contractual or otherwise, on Parent or its subsidiaries with customers, suppliers, business partners, regulators, vendors, Governmental Entities or other third Persons; (f) any action taken or refrained from being taken by Parent or its subsidiaries in connection with this Agreement, to the extent SRx has expressly consented to, approved or requested such action in writing following the date of this Agreement; and (g) any disease outbreaks, pandemics or epidemics or other related condition; provided, however, that (i) in the event that Parent and its subsidiaries, taken as a whole, are materially and disproportionately affected by an effect described in clause (a), (b), (c) or (g) above relative to other participants in the industries in which Parent and its subsidiaries operate, the extent (and only the extent) of such effect, relative to such other participants, on Parent or any of its subsidiaries, taken as a whole, may be taken into account in determining whether there has been a Parent Material Adverse Effect; and (ii) references in certain sections of this Agreement to dollar amounts are not intended to be, and shall not be deemed to be, illustrative or interpretive for the purposes of determining whether a “Parent Material Adverse Effect” has occurred;

“Parent Meeting” means the special meeting of Parent Shareholders, including any adjournment or postponement thereof, to be called and held in accordance with this Agreement, for the purpose of voting on the Parent Shareholder Approval Matters and for any other purpose as may be set out in the Parent Proxy Statement if and as agreed to by SRx;

“Parent Proxy Statement” shall mean the proxy statement to be sent to the Parent Shareholders in connection with the approval of the Parent Shareholder Approval Matters.

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“Parent Record Date” has the meaning ascribed thereto in Section 2.10(b);

“Parent Regulation A Offering” means the securities offering contemplated by the Offering Statement initially filed by Parent with the SEC on August 30, 2024, as may be amended from time to time, being conducted pursuant to Regulation A promulgated under the Securities Act.

“Parent Share Consideration” has the meaning ascribed thereto to the term in the Plan of Arrangement;

“Parent Shareholder Approval” means the approval of the Parent Shareholder Approval Matters in accordance with the requirements of applicable Law;

“Parent Shareholder Approval Matters” has the meaning ascribed thereto in Section 2.11(a);

“Parent Shareholders” means the holders of Parent Shares; “Parent Shares” means the shares of common stock of Parent;

“Parent Supporting Shareholders” means the executive officers and directors of Parent. “Parent Tail Policy” has the meaning ascribed thereto in Section 5.5(a);

“Parent Voting Agreements” means the voting agreements to be entered into between SRx and the Parent Supporting Shareholders setting forth the terms and conditions upon which the Parent Supporting Shareholders will agree, among other things, to vote the Parent Shares and any securities convertible, exercisable or exchangeable into Parent Shares held by them in favor of the Parent Shareholder Approval Matters, in customary form and substance to be agreed upon by the Parties;

“Parties” means, collectively, SRx, Parent, AcquireCo and CallCo and “Party” means any one of them;

“Permit” means any license, permit, certificate, consent, order, grant, approval, agreement, classification, restriction, registration or other authorization of, from or required by any Governmental Entity;

“Permitted Encumbrance” means, with respect to a Party:

(a)	assignments of insurance provided to landlords (or their mortgagees) pursuant to the terms of any lease to which the Party or any of its subsidiaries is the tenant;

(b)	statutory liens for Taxes not yet due and payable and liens for Taxes, assessments and governmental charges due and being contested in good faith and diligently by appropriate proceedings and for the payment of which adequate provision has been made in the Party’s financial statements;

(c)	registered servitudes, easements, restrictions, rights of way and other similar rights in real property or any interest therein, provided: (i) the same are not of such nature as to materially restrict, limit, impair or impede the use of the property subject thereto in the Party’s business; and (ii) each such encumbrance has been complied with and is in good standing;

(d)	security given in the ordinary course of the Party’s business to any public utility, municipality or government or to any statutory or public authority in connection with the operations of the Party’s business, other than security for borrowed money, provided that such security does not materially restrict, limit, impair of impede the ability of the Party or any of its subsidiaries to carry on its business; and

(e)	undetermined or inchoate liens, charges and privileges incidental to current construction or current operations and statutory liens, charges, adverse Claims, security interests or Encumbrances to which any Governmental Entity may be entitled that have not at the time been filed or registered against the title to the asset or served upon the owner or lessee of the property subject thereto pursuant to Law and that relate to obligations not due or delinquent, provided that they do not materially restrict, limit, impair of impede the ability of the Party or any of its subsidiaries to carry on its business;

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“Person” includes any individual, firm, partnership, limited partnership, limited liability partnership, joint venture, venture capital fund, limited liability company, unlimited liability company, association, trust, trustee, executor, administrator, legal personal representative, estate, body corporate, corporation, company, unincorporated association or organization, Governmental Entity, syndicate or other entity, whether or not having legal status;

“Personal Information” means any information (regardless of form) that relates to an identified or identifiable individual; an identifiable individual is one who can be identified, directly or indirectly, in particular by reference to an identifier, such as a name, an identification number, location data, an online identifier or to one or more factors specific to the physical, physiological, genetic, mental, economic, cultural or social identity of that natural person; or any other information about an individual that is defined as “personal data” or “personal information” by applicable Law. Personal Information may include information such as name, street address, telephone number, e-mail address, photograph, date of birth, social security / insurance number, driver’s license number or data collected through an automated license plate recognition system, passport number, financial account information, username and password combinations or customer or account number, geolocation information of an individual or device, biometric data, medical or health information, cookie identifiers associated with registration information, or any other browser- or device- specific number or identifier, and web or mobile browsing or usage information that is linked to the foregoing;

“Plan of Arrangement” means the plan of arrangement of SRx, substantially in the form of Schedule A hereto, and any amendments or variations thereto made from time to time in accordance with this Agreement, the plan of arrangement or upon the direction of the Court in the Final Order with the consent of the Parties, each acting reasonably;

“Proceeding” means any action, cause of action, claim, demand, litigation, suit, investigation, citation, summons, subpoena, audit, hearing, originating application to a tribunal, arbitration or other similar proceeding of any nature, civil, criminal, regulatory, administrative or otherwise, whether in equity or at law, in contract, in tort or otherwise;

“Processing” means any operation or set of operations that is performed upon data or information, whether or not by automatic means, including collection, access, acquisition, creation, derivation, recordation, organization, storage, adaptation, alteration, modification, correction, retrieval, maintenance, consultation, use, disclosure, dissemination, transmission, transfer, sale, making available, alignment, combination, blocking, storage, retention, deleting, disposal, erasure, destruction, or any other processing (as defined under any Law to which a Party is subject) of such data or information;

“Reorganization” has the meaning ascribed thereto in Section 2.19.

“Representative” means, collectively, in respect of a Person, its subsidiaries and its affiliates and its and their officers, directors, employees, consultants, advisors, agents or other representatives (including financial, legal or other advisors);

“Reverse Split” has the meaning ascribed thereto in Section 2.14;

“SEC” means the U.S. Securities and Exchange Commission;

“SEC Clearance Date” has the meaning ascribed thereto in Section 2.10(b);

“Section 3(a)(10) Exemption” means the exemption from the registration requirements of the U.S. Securities Act provided by section 3(a)(10) thereof;

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“Securities Act” means the Securities Act (Ontario) and the rules, regulations, instruments (including national and multilateral instruments) and published policies made thereunder, as now in effect and as they may be promulgated or amended from time to time;

“Securities Authorities” means all securities regulatory authorities (including the applicable securities commission or similar regulatory authorities in the United States and each of the provinces and territories of Canada), the SEC and the NYSE American, that are applicable to SRx or Parent, as the case may be;

“Securities Laws” means the Securities Act, together with all other applicable Canadian provincial securities laws, the U.S. Securities Act, the U.S. Exchange Act, the Sarbanes-Oxley Act of 2002, and applicable securities laws of the United States and the states thereof, and the rules and regulations and published policies of the securities authorities thereunder, as now in effect and as they may be promulgated or amended from time to time, and includes the rules and policies of the NYSE American, that are applicable to SRx or Parent, as the case may be;

“Security Breach” means any: (a) loss of Personal Information; (b) unauthorized or unlawful Processing, or corruption of Personal Information, or unauthorized access to the IT Systems; (c) other incident that has compromised the privacy, confidentiality or security of Personal Information or the security or operation of the IT Systems; or (d) any other incident that may require notification to any Person, any Governmental Entity or any entity under any Law to which a Party is subject;

“Spin-Out” “has the meaning ascribed thereto in Section 5.6(b);

“Spin-Out SPV” “has the meaning ascribed thereto in Section 5.6(a);

“Software” means computer software and programs (both source code and object code form), all proprietary rights in the computer software and programs and all documentation and other materials related to the computer software and programs;

“Special Voting Share” means the special voting share of Parent having substantially the rights, privileges, restrictions and conditions described in the Voting Trust Agreement and the Parent Certificate of Designation which rights, privileges, restrictions and conditions shall be agreed to by the Parties, acting reasonably;

“SRx” has the meaning ascribed thereto in the recitals above;

“SRx Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any offer, proposal or inquiry from any Person or group of Persons acting jointly or in concert, whether or not in writing and whether or not delivered to SRx, after the date hereof relating to: (a) any acquisition or purchase, direct or indirect, of: (i) the assets of SRx or one or more of its subsidiaries that, individually or in the aggregate, constitute twenty percent (20%) or more of the consolidated assets of SRx and its subsidiaries, taken as a whole, or which contribute twenty percent (20%) or more of the consolidated revenue of SRx and its subsidiaries, taken as a whole (or any lease, long-term supply, hedging arrangement, joint venture, strategic alliance, partnership or other transaction having the same economic effect as a sale of such assets), or (ii) beneficial ownership of twenty percent (20%) or more of the issued and outstanding voting or equity securities of SRx or any one or more of its subsidiaries that, individually or in the aggregate, contribute twenty percent (20%) or more of the consolidated revenues or constitute twenty percent (20%) or more of the consolidated assets of SRx and its subsidiaries, taken as a whole; (b) any take-over bid, tender offer or exchange offer that, if consummated, would result in such Person or group of Persons beneficially owning twenty percent (20%) or more of the issued and outstanding voting or equity securities of any class of voting or equity securities of SRx or any of its subsidiaries; (c) any plan of arrangement, merger, amalgamation, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving SRx or any of its subsidiaries; in all cases, whether in a single transaction or in a series of related transactions; or (d) any direct or indirect sale of assets (or any alliance, joint venture, earn-in right, option to acquire, lease, license or other arrangement having a similar economic effect as a sale) by SRx or one or more of its subsidiaries, which assets represent twenty percent (20%) or more of the consolidated assets of SRx and its subsidiaries measured by fair market value, or contribute twenty percent (20%) or more of the consolidated revenue or operating income of SRx; or (e) any other transaction, the consummation of which prevents, or materially delays, impedes or interferes with, the transactions contemplated by this Agreement;

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“SRx Arrangement Resolution” means the special resolution of the SRx Securityholders approving the Plan of Arrangement, which is to be considered at the SRx Meeting in the form of Schedule B hereto (unless Parent agrees in writing to any changes to such form);

“SRx Board” means the board of directors of SRx as the same is constituted from time to time; “SRx Board Recommendation” has the meaning ascribed thereto in Section 2.5(b)(i);

“SRx Business” means the business and affairs of the SRx Group, being a Canadian healthcare service provider specializing in the specialty pharmacy of the pharmaceutical industry;

“SRx Change in Recommendation” occurs or is made when, (a) the SRx Board or any committee of the SRx Board fails to unanimously recommend or withdraws, amends, modifies or qualifies, publicly proposes or states its intention to do so, or fails to publicly reaffirm (without qualification) within five (5) Business Days (and in any case prior to the SRx Meeting) after having been requested in writing by the Parent to do so, the SRx Board Recommendation, or (b) the SRx Board or any committee of the SRx Board takes no position or a neutral position with respect to an SRx Acquisition Proposal for more than five (5) Business Days after an SRx Acquisition Proposal is made or publicly announced, or (iii) the SRx Board or any committee of the SRx Board resolves or publicly proposes to take any of the foregoing actions;

“SRx Circular” means the notice of the SRx Meeting and accompanying management information circular, including all schedules, appendices and exhibits thereto and enclosures therewith, to be sent to the SRx Securityholders, as required by the Court in the Interim Order, in connection with the SRx Meeting, as amended, supplemented or otherwise modified from time to time in accordance with the terms of this Agreement;

“SRx Disclosure Letter” means the disclosure letter delivered by SRx to Parent prior to or concurrently with the execution of this Agreement;

“SRx Financial Statements” means (a) the audited consolidated financial statements of SRx for the years ended September 30, 2023 and September 30, 2022, including the auditor’s report thereon and the notes thereto; and (b) the unaudited interim consolidated financial statements of SRx for the nine (9) months ended June 30, 2024 and June 30, 2023;

“SRx Group” means SRx and all of its direct and indirect subsidiaries;

“SRx Material Adverse Effect” means any effect, fact, change, event, occurrence or circumstance that is, or would reasonably be expected to be, material and adverse to the business, condition (financial or otherwise), properties, assets (tangible or intangible), liabilities (whether absolute, accrued, conditional or otherwise), capital, operations or results of operations of SRx and its subsidiaries, taken as a whole, other than any effect arising from, relating to or resulting from, as applicable: (a) the global economy, political conditions (including the outbreak of war or any acts of terrorism), international trade or securities, financial or credit markets in general, natural disasters or other acts of God; (b) the healthcare industry in general, (c) any generally applicable change in applicable Law (other than orders, judgments, claims or decrees against SRx or any of its subsidiaries), or accounting standards or the enforcement or interpretation thereof; (d) the announcement of this Agreement, including the impact thereof on the relationships, contractual or otherwise, on SRx or its subsidiaries with customers, suppliers, business partners, regulators, vendors, Governmental Entities or other third Persons; (e) any action taken or refrained from being taken by SRx or its subsidiaries in connection with this Agreement, to the extent Parent has expressly consented to, approved or requested such action in writing following the date of this Agreement and (f) any disease outbreaks, pandemics or epidemics or other related condition; provided, however, that (i) in the event that SRx and its subsidiaries, taken as a whole, are materially and disproportionately affected by an effect described in clause (a), (b), (c) or (f) above relative to other participants in the industries in which SRx and its subsidiaries operate, the extent (and only the extent) of such effect, relative to such other participants, on SRx or any of its subsidiaries, taken as a whole, may be taken into account in determining whether there has been an SRx Material Adverse Effect; and (ii) references in certain sections of this Agreement to dollar amounts are not intended to be, and shall not be deemed to be, illustrative or interpretive for the purposes of determining whether a “SRx Material Adverse Effect” has occurred;

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“SRx Meeting” means the special meeting of SRx Securityholders, including any adjournment or postponement thereof, to be called and held in accordance with the Interim Order to consider the SRx Arrangement Resolution, and for any other purpose as may be set out in the SRx Circular;

“SRx Net Debt” means an amount equal to (a) the aggregate indebtedness for borrowed money of SRx (including accrued interest and prepayment penalties, if applicable) as of 12:01 a.m. ET on the date that is five (5) Business Days before the closing of the Arrangement, minus (b) all cash and cash equivalents of SRx (including money market accounts, money market funds, money market instruments), including cash in transit and all such cash and cash equivalents held by third-party processors, as of 12:01 a.m. ET on the date that is five (5) Business Days before the closing of the Arrangement. For greater clarity, and without limiting the generality of the foregoing, the aggregate indebtedness for borrowed money of SRx shall include all amounts owed under (i) that certain Credit Agreement, dated September 14, 2023, by and among SRx, the guarantors and lenders named therein, and CWB Maximum Financial Inc., as administrative agent, and (ii) certain unsecured convertible debentures issued by SRx between November 2022 and January 2023, in each case to the extent unpaid as of 12:01 a.m. ET on the date that is five (5) Business Days before the closing of the Arrangement.

“SRx RSU” means a restricted stock unit of SRx; “SRx RSU Holders” means the holders of SRx RSUs;

“SRx Securityholders” means SRx Shareholders, SRx RSU Holders and SRx Warrantholders; “SRx Securityholder Approval” has the meaning ascribed thereto in Section 2.3(c);

“SRx Shareholders” means the holders of SRx Shares;

“SRx Shares” means the common shares in the capital of SRx;

“SRx Supporting Shareholders” means those SRx shareholders set forth on Schedule G hereto.

“SRx Tail Policy” has the meaning ascribed thereto in Section 5.5(b);

“SRx Voting Agreements” means the voting agreements entered into, or to be entered into, between Parent and the SRx Supporting Shareholders setting forth the terms and conditions upon which the SRx Supporting Shareholders have agreed, or will agree, among other things, to vote the SRx Shares and any securities convertible, exercisable or exchangeable into SRx Shares held by them in favor of the SRx Arrangement Resolution, substantially in the form and substance of Schedule F hereto;

“SRx Warrantholders” means the holders of SRx Warrants;

“SRx Warrants” means, as may be outstanding at any time, common share purchase warrants to acquire SRx Shares;

“subsidiary” has the meaning ascribed thereto in the National Instrument 45-106 - Prospectus Exemptions;

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“Superior Proposal” means any unsolicited bona fide written Parent Acquisition Proposal from a Person who is an arm’s length third party to acquire not less than all of the outstanding Parent Shares or all or substantially all of the assets of the Parent on a consolidated basis that: (a) complies with Securities Laws and did not result from or involve a breach of Article VII; (b) is capable of being completed without undue delay, taking into account, all financial, legal, regulatory and other aspects of such proposal and the Person making such proposal; (c) if any consideration is cash, is not subject to any financing contingency or condition; (d) is not subject to any due diligence or access condition; (e) does not provide for the payment of any break, termination or other fees or expenses to the other party in the event that the Parent completes the Arrangement or any similar other transaction with SRx or any of its affiliates agreed prior to any termination of this Agreement and (f) that the Parent Board determines, in its good faith judgment, after receiving the advice of its outside legal and financial advisors and after taking into account all the terms and conditions of the Parent Acquisition Proposal, including all legal, financial, regulatory and other aspects of such Parent Acquisition Proposal and the party making such Parent Acquisition Proposal, (i) would, if consummated in accordance with its terms, but without assuming away the risk of non-completion, result in a transaction which is more favorable, from a financial point of view, to the Parent Shareholders than the Arrangement (including any amendments to the terms and conditions of the Arrangement proposed by SRx pursuant to Section 7.4(b)), and (ii) the failure to recommend such Parent Acquisition Proposal to the Parent Shareholders would be contrary to the fiduciary duties of the Parent Board;

“Superior Proposal Matching Period” has the meaning ascribed thereto in Section 7.4(a)(i)(D);

“Superior Proposal Notice” has the meaning ascribed thereto in Section 7.4(a)(i)(C);

“Support Agreement” means an agreement to be made among Parent, AcquireCo and CallCo in connection with the Plan of Arrangement in a form as agreed between the Parties, acting reasonably;

“Tax Act” means the Income Tax Act (Canada) and the regulations made thereunder, as now in effect and as they may be promulgated or amended from time to time;

“Tax Returns” means all domestic and foreign federal, state, provincial, territorial, municipal and local returns, reports, declarations, disclosures, elections, notices, filings, forms, statements, information statements and other documents (whether in tangible, electronic or other form) and including any amendments, schedules, attachments, supplements, appendices and exhibits thereto, made, prepared, filed or required to be made, prepared or filed by Law in respect of Taxes;

“Taxes” means any and all domestic and foreign federal, state, provincial, municipal, territorial and local taxes, assessments and other governmental charges, duties, fees, levies, impositions and liabilities imposed by any Governmental Entity (whether payable directly or by withholding and whether or not requiring the filing of a Tax Return), including pension plan contributions, tax instalment payments, unemployment insurance contributions and employment insurance contributions, disability, severance, social security, workers’ compensation and deductions at source, including taxes based on or measured by gross receipts, income, profits, sales, capital, use, and occupation, and including goods and services, value added, ad valorem, sales, capital gains, capital stock, windfall profits, premium, transfer, franchise, stamp, license, non- resident withholding, customs, payroll, recapture, employment, excise and property duties and taxes, together with all estimated taxes, deficiency assessments, interest, penalties, fines and additions to tax imposed with respect to such amounts, and shall include any liability for such amounts as a result of (i) being a transferee or successor or member of a combined, consolidated, unitary or affiliated group, or (ii) a contractual obligation to indemnify any Person or other entity;

“Termination Payment” means an amount equal to US$3,200,000;

“Transaction Personal Information” has the meaning ascribed thereto in Section 9.1;

“U.S. Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder;

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“U.S. GAAP” means United States generally accepted accounting principles;

“U.S. Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder;

“United States” and “U.S.” means the United States of America, its territories and possessions, any state of the United States and the District of Columbia; and

“Voting Trust Agreement” means an agreement to be made among Parent, AcquireCo and such Person as may be appointed by SRx and Parent (each acting reasonably), as trustee, in connection with the Plan of Arrangement, in a form as agreed between the Parties, acting reasonably.

1.2.	Interpretation For the purposes of this Agreement, except as otherwise expressly provided:

(a)	“this Agreement” means this Arrangement Agreement, including the recitals and Schedules hereto, and not any particular Article, Section, Section or other subdivision, recital or Schedule hereof, and includes any agreement, document or instrument entered into, made or delivered pursuant to the terms hereof, as the same may, from time to time, be supplemented or amended and in effect;

(b)	the words “hereof”, “herein”, “hereto” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section, Section, or other subdivision, recital or appendix hereof;

(c)	the word “including” means including without limitation, and “include” and “includes” have a corresponding meaning;

(d)	the word “or” is inclusive and not exclusive;

(e)	all references in this Agreement to a designated “Article”, “Section” or other subdivision, recital or “Schedule” hereof are references to the designated Article, Section or other subdivision, recital or Schedule to, this Agreement;

(f)	a reference to a statute in this Agreement includes all regulations, rules, policies or instruments made thereunder, all amendments to the statute, regulations, rules, policies or instruments in force from time to time, and any statutes, regulations, rules, policies or instruments that supplement or supersede such statute, regulations, rules, policies or instruments;

(g)	the division of this Agreement into Articles, Sections and other subdivisions, recitals or Schedules, the inclusion of a table of contents and the insertion of headings and captions are for convenience of reference only and are not intended to interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof; and

(h)	Any reference in a particular Section of the SRx Disclosure Letter or Parent Disclosure Letter shall be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (i) the representations and warranties or covenants, as applicable, of SRx or Parent, AcquireCo and CallCo, as applicable, that are contained in the corresponding Section of this Agreement and (ii) all other representations, warranties and covenants of SRx or Parent, AcquireCo and CallCo, as applicable, that are contained in this Agreement if the relevance of that reference as an exception to (or a disclosure for purposes of) such representations, warranties and covenants would be reasonably apparent based on the content and context of such disclosure that such information, item or matter is relevant to such other section or subsection. The listing of any matter on the SRx Disclosure Letter or Parent Disclosure Letter shall not be deemed to constitute an admission by SRx or Parent, AcquireCo and CallCo, as applicable, or to otherwise imply, that any such matter is material, is required to be disclosed by SRx or Parent, AcquireCo and CallCo, as applicable, under this Agreement or falls within relevant minimum thresholds or materiality standards set forth in this Agreement. No disclosure in the SRx Disclosure Letter or Parent Disclosure Letter relating to any possible breach or violation by SRx or Parent, AcquireCo and CallCo, as applicable, of any Contract or applicable Law, the enforceability of any Contract, the existence or non-existence of third-party rights or similar matters or statements shall be construed as an admission or indication with respect to any of the foregoing. All disclosures in SRx Disclosure Letter or Parent Disclosure Letter are intended only to allocate rights and risks between the Parties and are not intended to be admissible against any Party by any Person who is not a party to this Agreement, or give rise to any claim or benefit to any Person who is not a party to this Agreement.

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1.3.	Number, Gender and PersonsIn this Agreement, unless the context otherwise requires, words importing the singular shall include the plural and vice versa, words importing the use of either gender shall include both genders and neuters.

1.4.	Date for Any ActionIf the date on which any action is required to be taken hereunder by a Party is not a Business Day, such action shall be required to be taken on the next succeeding day which is a Business Day.

1.5.	CurrencyUnless otherwise stated, all references in this Agreement to sums of money are expressed in lawful money of Canada, and “$” or “CAD$” refers to Canadian dollars. “US$” refers to the lawful money of the United States.

1.6.	Accounting MattersUnless otherwise stated, all accounting terms used in this Agreement in respect of SRx shall have the meanings attributable thereto under IFRS, and all determinations of an accounting nature in respect of SRx, required to be made shall be made in a manner consistent with IFRS consistently applied.

Unless otherwise stated, all accounting terms used in this Agreement in respect of Parent, AcquireCo and CallCo shall have the meanings attributable thereto under U.S. GAAP, and all determinations of an accounting nature in respect of Parent, AcquireCo and CallCo required to be made shall be made in a manner consistent with U.S. GAAP consistently applied.

1.7.	KnowledgeWhere any representation or warranty in this Agreement is expressly qualified by reference to the knowledge of SRx, it shall be deemed to refer to the actual knowledge, after making reasonable inquiries regarding the relevant subject matter, of any of the President & Chief Executive Officer and the Chief Financial Officer, in each case as of the date hereof.

Where any representation or warranty in this Agreement is expressly qualified by reference to the knowledge of Parent, AcquireCo or CallCo, it shall be deemed to refer to the actual knowledge, after making reasonable inquiries regarding the relevant subject matter, of any of the Chief Executive Officer, the Chief Financial Officer and the Chair of the Parent Board, in each case as of the date hereof.

1.8.	SchedulesThe Schedules annexed to this Agreement are incorporated by reference into this Agreement and form a part hereof.

ARTICLE II.

THE ARRANGEMENT

2.1.	ArrangementThe Parties agree that the Arrangement will be implemented in accordance with and subject to the terms and conditions contained in this Agreement and the Plan of Arrangement, pursuant to which (among other things) each SRx Shareholder (other than SRx Shareholders who have validly exercised Dissent Rights) shall receive the Consideration for each SRx Share held.

2.2.	Obligations of SRxSubject to the terms and conditions of this Agreement, SRx will take all actions reasonably needed to facilitate the Arrangement in accordance with all applicable Law, including Securities Laws, to:

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(a)	apply for and diligently prosecute a motion to the Court for the Interim Order in connection with the application for the Final Order in respect of the Arrangement;

(b)	in accordance with the terms of and the procedures contained in the Interim Order, duly call, give notice of, convene and hold the SRx Meeting as soon as practicable after the date hereof;

(c)	solicit proxies of the SRx Shareholders in favor of the SRx Arrangement Resolution and against any resolution or proposal submitted by any Person that is inconsistent with the SRx Arrangement Resolution or that would reasonably be expected to materially impair, delay or impede the completion of any of the transactions contemplated by this Agreement;

(d)	fix the date of the SRx Meeting, which date shall be no later than thirty-five (35) days following the SEC Clearance Date, give notice to Parent of the SRx Meeting, and allow Parent and Parent’s Representatives (including legal counsel) to attend the SRx Meeting;

(e)	subject to obtaining the approvals as contemplated in the Interim Order and as may be directed by the Court in the Interim Order, take all steps necessary to submit the Arrangement to the Court and appear at Court to seek the Final Order as soon as reasonably practicable (and, in any event, within five (5) Business Days following the approval of the SRx Arrangement Resolution at the SRx Meeting);

(f)	deliver the Articles of Arrangement to the Director in accordance with Section 2.8 upon satisfaction or waiver of the conditions set out in Article VI; and

(g)	consult with Parent in respect of the actions as set out in this Article II, including providing Parent with a reasonable opportunity to comment on all draft documentation prepared by SRx in connection with the foregoing, and to give due consideration to and act reasonably with respect to adopting such comments.

2.3.	Interim OrderAs soon as reasonably practicable after the date of this Agreement, and in any event no later than three (3) Business Days following the SEC Clearance Date, SRx shall apply to the Court in a manner and on terms acceptable to Parent, acting reasonably, pursuant to Section 182 of the OBCA and, in cooperation with Parent, prepare, file and diligently pursue an application for the Interim Order, which shall provide, among other things:

(a)	for the class of Persons to whom notice is to be provided in respect of the Arrangement and the SRx Meeting and for the manner in which such notice is to be provided;

(b)	for a fixed record date for the purposes of determining the SRx Securityholders entitled to receive notice of and vote at the SRx Meeting, which date shall be the close of business on the Business Day immediately preceding the day on which the SRx Circular is mailed to the SRx Shareholders;

(c)	that the requisite approval for the SRx Arrangement Resolution shall be two-thirds of the votes cast by the SRx Shareholders and the SRx Warrantholders, voting together as a single class (on an as- converted to SRx Share basis in the case of the SRx Warrants), present in person or by proxy at the SRx Meeting (collectively, “SRx Securityholder Approval”);

(d)	that, in all other respects, the terms, conditions and restrictions of the constating documents of SRx relating to a meeting of SRx Shareholders, including quorum requirements, shall apply in respect of the SRx Meeting;

(e)	for the grant of Dissent Rights to the SRx Shareholders who are registered SRx Shareholders, as set out in the Plan of Arrangement;

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(f)	for the notice requirements with respect to the presentation of the application to the Court for the Final Order;

(g)	that the SRx Meeting may be adjourned or postponed from time to time by SRx in accordance with the terms of this Agreement without the need for additional approval of the Court;

(h)	that the Parties intend to rely upon the Section 3(a)(10) Exemption, subject to and conditioned on the Court’s determination that the Arrangement is substantively and procedurally fair to the SRx Securityholders, with respect to the issuance of the Consideration to the SRx Securityholders pursuant to the Arrangement (including pursuant to the exchange of Exchangeable Shares), to implement the transactions contemplated hereby in respect of the SRx Securityholders;

(i)	that each SRx Securityholder shall have the right to appear before the Court at the hearing of the Court to approve the application for the Final Order so long as they enter a notice of appearance within a reasonable time; and

(j)	for such other matters as Parent or SRx may reasonably require, subject to obtaining the prior consent of SRx or Parent, respectively, such consent not to be unreasonably withheld or delayed provided that such other matters would not reasonably be expected to materially impair, delay or impede the completion of the transactions contemplated by this Agreement.

2.4.	SRx MeetingSubject to the terms of this Agreement:

(a)	SRx agrees to convene and conduct the SRx Meeting in accordance with the Interim Order, the constating documents of SRx and applicable Law as soon as practicable, and in any event no later than thirty-five (35) days following the SEC Clearance Date;

(b)	SRx will promptly advise Parent on a daily basis on each of the last ten (10) Business Days prior to the date of the SRx Meeting as to the aggregate tally of the proxies received by SRx in respect of the SRx Arrangement Resolution;

(c)	SRx will promptly advise Parent of any written communication from or written claims brought by (or threatened in writing, to be brought by) any SRx Securityholder or any other Person in opposition to the Arrangement, the SRx Arrangement Resolution or any exercise or purported exercise by any SRx Shareholder of Dissent Rights received by SRx and any withdrawal of Dissent Rights received by SRx and any written communications sent by or on behalf of SRx to any SRx Shareholder exercising or purporting to exercise Dissent Rights; and

(d)	except as required by applicable Law, SRx will not propose or submit for consideration at the SRx Meeting any business other than the approval of the SRx Arrangement Resolution without Parent’s prior written consent, which consent shall not be unreasonably withheld or delayed provided that such business would not reasonably be expected to materially impair, delay or impede the completion of the transactions contemplated by this Agreement.

2.5.	SRx CircularAs soon as reasonably practicable following execution of this Agreement, but subject to Section 2.5(c), SRx shall (i) prepare, in consultation with Parent, the SRx Circular, together with any other documents required by applicable Law and (ii) following receipt of the Interim Order, cause the SRx Circular to be sent to SRx Securityholders and any other Person as required by the Interim Order and applicable Law, and, in each case so as to permit the SRx Meeting to be held by the date specified in Section 2.4(a). SRx shall ensure that the SRx Circular complies in all material respects with all applicable Law, does not include any misrepresentation (other than with respect to any information relating solely to Parent, AcquireCo or CallCo and provided by Parent in writing specifically for inclusion in the SRx Circular) and contains sufficient detail to permit the SRx Securityholders, to form a reasoned judgment concerning the Arrangement and the SRx Arrangement Resolution to be placed before them at the SRx Meeting. SRx shall be permitted to append to the SRx Circular all of, or selected extracts from, the Parent Proxy Statement.

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(b)	SRx shall disclose in the SRx Circular:

(i)	that the SRx Board has unanimously determined, after receiving financial and legal advice, that (A) the Arrangement is fair and reasonable to the SRx Shareholders, (B) the Arrangement is in the best interests of SRx, and (C) the SRx Board unanimously recommends that the SRx Securityholders vote in favor of the SRx Arrangement Resolution (the “SRx Board Recommendation”);

(ii)	that each SRx Supporting Shareholder has signed an SRx Voting Agreement and agreed to vote all of such Person’s SRx Shares (including any SRx Shares issued upon the exercise of any securities convertible, exercisable or exchangeable into or for SRx Shares) in favor of the SRx Arrangement Resolution, and against any resolution submitted by any Person that is inconsistent with the Arrangement, subject to the other terms of the SRx Voting Agreements; and

(iii)	such information as may be required to allow Parent and AcquireCo to rely upon the Section 3(a)(10) Exemption with respect to the issuance of the Consideration.

(c)	Parent shall promptly provide to SRx all information regarding Parent or its subsidiaries and affiliates, as required by the Interim Order and applicable Law for inclusion in the SRx Circular, or in any amendments or supplements to such SRx Circular. Parent shall ensure that no such information provided by Parent specifically for inclusion in the SRx Circular will contain any misrepresentation concerning Parent.

(d)	Parent and its legal counsel shall be given a reasonable opportunity to review and comment on the SRx Circular and all such other documents required to be filed or distributed to SRx Shareholders under applicable Laws in connection with the Arrangement. SRx and its legal counsel will incorporate all reasonable comments of Parent and its legal counsel into the SRx Circular and all such other documents. The SRx Circular and all such other documents shall be satisfactory to Parent, acting reasonably, before they are printed, or distributed to SRx Shareholders or filed with any Governmental Entity. SRx agrees that all information relating solely to Parent and its subsidiaries and affiliates included in the SRx Circular must be in a form and content satisfactory to Parent.

(e)	Each of SRx and Parent shall promptly notify the other Party if at any time before the Effective Date either becomes aware that the SRx Circular contains a misrepresentation, or otherwise requires an amendment or supplement. The Parties shall co-operate in the preparation of any amendment or supplement to the SRx Circular as required or appropriate, and SRx shall promptly mail or otherwise publicly disseminate any amendment or supplement to the SRx Circular to SRx Securityholders and, if required by the Court or applicable Law, file the same with any Governmental Entity and as otherwise required.

2.6.	Final OrderIf the Interim Order is obtained and the SRx Arrangement Resolution is passed at the SRx Meeting in accordance with applicable Law and the Interim Order, then SRx shall take all steps necessary or desirable to submit the Arrangement to the Court as soon as practicable (and, in any event, within five (5) Business Days following the SRx Meeting) and apply to the Court for the Final Order pursuant to Section 185 of the OBCA approving the Arrangement on terms reasonably satisfactory to each of SRx and Parent.

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2.7.	Court ProceedingsSubject to the terms of this Agreement, SRx shall diligently pursue, and SRx and Parent shall cooperate with each other in pursuing, the Interim Order and the Final Order. SRx will provide Parent and its legal counsel with a reasonable opportunity to review and comment upon drafts of all material to be filed with the Court in connection with the Interim Order and the Final Order and will incorporate all reasonable comments of Parent and its counsel. SRx will ensure that all materials filed with the Court in connection with the Arrangement are consistent with this Agreement and the Plan of Arrangement. Subject to applicable Law, SRx will not file any material with the Court in connection with the Arrangement or serve any such material, and will not agree to modify or amend materials so filed or served, except with Parent’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed; provided, however, that nothing herein shall require Parent to agree or consent to any increase or change in the Consideration or any modification or amendment to such filed or served materials that expands or increases Parent’s obligations set forth in any such filed or served materials or under this Agreement or the Arrangement. SRx shall also provide to Parent and to Parent’s legal counsel on a timely basis copies of any notice of appearance or other Court documents served on SRx in respect of the application for the Interim Order or the Final Order or any appeal therefrom and of any notice, whether written or oral, received by SRx indicating any intention to oppose the granting of the Interim Order or the Final Order or to appeal the Interim Order or the Final Order. In addition, SRx will not object to legal counsel to Parent making such submissions on the hearing of the motion for the Interim Order and the application for the Final Order as such counsel considers appropriate; provided, however, that SRx is advised of the nature of any submissions prior to the hearing and such submissions are consistent with this Agreement and the Plan of Arrangement. SRx will also oppose any proposal from any party that the Interim Order or the Final Order contain any provision inconsistent with this Agreement, and, if at any time after the issuance of the Final Order and prior to the Effective Time, SRx is required by the terms of the Final Order or by Law to return to Court with respect to the Final Order, it shall do so only after reasonable advance notice to, and in consultation and cooperation with, Parent. If the Courts in Ontario are closed due to disease outbreaks, pandemics or epidemics or other related conditions, then the time to make application to the Court or convene and conduct the SRx Meeting in Section 2.2(d), Section 2.4 and Section 2.6, shall be tolled for such period as the Courts are closed plus three (3) Business Days; provided that in no event shall such tolling and three (3) Business Day period extend beyond the Outside Date.

2.8.	Articles of Arrangement and Effective DateThe Articles of Arrangement shall implement the Plan of Arrangement and will become effective as of the Effective Time. On the second (2nd) Business Day after the satisfaction or, where permitted, the waiver of the conditions (excluding conditions that, by their terms, cannot be satisfied until the Effective Date, but subject to the satisfaction or, where not prohibited, the waiver of those conditions as of the Effective Date) set forth in Article VI, unless another time or date is agreed to in writing by the Parties, the Articles of Arrangement shall be filed by SRx with the Director; provided, however, that the Articles of Arrangement shall not be sent to the Director, for endorsement and filing by the Director, except as contemplated hereby or with Parent’s prior written consent. From and after the Effective Time, the Plan of Arrangement will have all of the effects provided by applicable Law, including the OBCA. Each of SRx and Parent agrees to amend the Plan of Arrangement at any time prior to the Effective Time in accordance with Section 8.4 of this Agreement to include such other terms determined to be reasonably necessary or desirable by Parent or SRx, as the case may be.

(b)	The closing of the Arrangement will take place by electronic exchange of documents on the Effective Date, or at such other location as may be agreed to by the Parties.

2.9.	Payment of ConsiderationAt least five (5) Business Days prior to the Effective Date, SRx shall deliver to Parent the information required for variable ‘B’ (SRx U.S. Dollar Net Debt) in the definition of Exchange Ratio, and Parent shall deliver to SRx the information required for variable ‘C’ (30 Day VWAP) in the definition of Exchange Ratio. Parent and AcquireCo will, following receipt by SRx of the Final Order and prior to the filing by SRx of the Articles of Arrangement, issue in escrow with the Depositary (the terms and conditions of such escrow to be satisfactory to the parties, acting reasonably) sufficient Parent Shares and Exchangeable Shares to satisfy the aggregate Consideration for the SRx Shares outstanding.

(b)	At the Effective Time, the Depositary shall release all Consideration to the SRx Shareholders in accordance with the direction of SRx.

(c)	Subject to the provisions of the Plan of Arrangement, AmalCo shall execute joint elections under subsection 85(1) or 85(2) of the Tax Act and any equivalent provincial or territorial legislation with SRx Shareholders who are Eligible Holders (as defined in the Plan of Arrangement) and who are entitled to receive Exchangeable Shares under the Arrangement, subject to and in accordance with the Plan of Arrangement. Such election shall be filed on or before the due date set out in subsection 85(6) of the Tax Act.

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2.10.	Parent Proxy StatementAs promptly as practicable following execution of this Agreement, but subject to Section 2.10(c), Parent shall (i) prepare, in consultation with SRx, the preliminary Parent Proxy Statement (and the letter to shareholders, notice of meeting and form of proxy included therewith), and (ii) cause the preliminary Parent Proxy Statement to be filed with the SEC.

(b)	Parent covenants and agrees that the definitive Parent Proxy Statement (including the letter to shareholders, notice of meeting and form of proxy included therewith), will not, at the time that the definitive Parent Proxy Statement or any amendment or supplement thereto is first mailed to the Parent Shareholders and at the time of the Parent Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, Parent makes no covenant, representation or warranty with respect to statements made in the definitive Parent Proxy Statement (and the letter to shareholders, notice of meeting and form of proxy included therewith) (i) based on information furnished in writing by SRx specifically for inclusion therein, or (ii) that otherwise reflect information about SRx or the planned business of Parent or SRx following the Effective Time. Parent shall use commercially reasonable efforts to cause the definitive Parent Proxy Statement to comply with the applicable rules and regulations promulgated by the SEC and to respond promptly to any comments of the SEC or its staff. Parent shall use commercially reasonable efforts to cause the definitive Parent Proxy Statement to be filed with the SEC, and mailed to the Parent Shareholders as of the record date established for the Parent Meeting (the “Parent Record Date”), as promptly as practicable after (A) the 10th day after the preliminary Parent Proxy Statement therefor has been filed with the SEC if by such date the SEC has not informed Parent that it intends to review the preliminary Parent Proxy Statement or (B) if the SEC has, by the 10th day after the preliminary Parent Proxy Statement therefor has been filed with the SEC, informed Parent that it intends to review the preliminary Parent Proxy Statement, the date on which the SEC confirms that it has no further comments on the preliminary Parent Proxy Statement (each such date, the “SEC Clearance Date”).

(c)	Except in the case of a Parent Change in Recommendation specifically permitted pursuant to Section 7.4, Parent shall disclose in the Parent Proxy Statement:

(i)	that the Parent Board has received a fairness opinion from the Parent Financial Advisor stating that, as at the date of such opinion, the Consideration to be paid by Parent and AcquireCo pursuant to the Arrangement is fair, from a financial point of view, to the Parent Shareholders;

(ii)	the general terms of the fairness opinion from the Parent Financial Advisor and a copy of such fairness opinion shall be included in the Parent Proxy Statement;

(iii)	that the Parent Board has unanimously determined, after receiving financial and legal advice, that (A) the Arrangement is fair and reasonable to the Parent Shareholders, (B) the Arrangement is in the best interests of the Parent and (C) the Parent Board unanimously recommends that the Parent Shareholders vote in favor of the Parent Shareholder Approval Matters (the “Parent Board Recommendation”); and

(iv)	that each Parent Supporting Shareholder has signed a Parent Voting Agreement and agreed to vote all of such Person’s Parent Shares (including any Parent Shares issued upon the exercise of any securities convertible, exercisable or exchangeable into or for Parent Shares) in favor of the Parent Shareholder Approval Matters, and against any matter submitted by any Person that is inconsistent with the Arrangement, subject to the other terms of the Parent Voting Agreements.

(d)	SRx shall promptly provide to Parent all information regarding SRx or its subsidiaries and affiliates, as required by applicable Law for inclusion in the Parent Proxy Statement, or in any amendments or supplements to such Parent Proxy Statement. SRx covenants and agrees that no such information provided by SRx specifically for inclusion in the Parent Proxy Statement will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Without limiting the generality of the foregoing, SRx shall promptly provide to Parent all financial statements of SRx required to be included in the Parent Proxy Statement, which financial statements shall comply in all material respects with all applicable accounting requirements and with the rules and regulations of the SEC, the U.S. Exchange Act and the U.S. Securities Act, including applicable “staleness” requirements;

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(e)	SRx and its legal counsel shall be given a reasonable opportunity to review and comment on the Parent Proxy Statement and all such other documents required to be filed or distributed to Parent Shareholders in connection with the Arrangement. Parent and its legal counsel will incorporate all reasonable comments of SRx and its legal counsel into the Parent Proxy Statement and all such other documents. The Parent Proxy Statement and all such other documents shall be satisfactory to SRx, acting reasonably, before they are printed, or distributed to Parent Shareholders or filed with any Governmental Entity, subject to any disclosure obligations imposed on Parent by any Securities Authorities. Parent agrees that all information relating solely to SRx and its subsidiaries and affiliates included in the Parent Proxy Statement must be in a form and content satisfactory to SRx.

(f)	Each of SRx and Parent shall promptly notify the other Party if at any time before the Effective Date either becomes aware that the Parent Proxy Statement contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, or otherwise requires an amendment or supplement, and the Parties shall co-operate in the preparation of any amendment or supplement to the Parent Proxy Statement as required or appropriate. Parent shall promptly mail or otherwise publicly disseminate any amendment or supplement to the Parent Proxy Statement to Parent Shareholders and, if required by applicable Law, file the same with any Governmental Entity and as otherwise required.

(g)	Parent shall keep SRx informed of any requests or comments made by any Securities Authorities in connection with the Parent Proxy Statement and, as promptly as reasonably practicable, provide SRx with copies of any correspondence received by Parent from, or sent by Parent to, any Securities Authorities in connection with the Parent Proxy Statement.

2.11.	Parent MeetingParent shall take all action necessary under applicable Law to call, give notice of and hold the Parent Meeting as soon as practicable, and in any event no later than sixty (60) days following the SEC Clearance Date, to vote on the (i) transactions contemplated by this Agreement, (ii) issuance of Parent Shares pursuant to this Agreement and the Plan of Arrangement, (iii) Parent Amended and Restated Articles and Parent Amended and Restated Bylaws, (iv) change of control of Parent resulting from the transaction contemplated by this Agreement pursuant to rules of the NYSE American, (v) Reverse Split, if so determined by the Parent Board in accordance with Section 2.14, (vi) increase in the number of authorized shares of Parent to an amount to be determined by SRx and to create the Special Voting Share, (vii) amendment to the Parent Incentive Plan to increase the number of Parent Shares reserved for awards (taking into account the annual “evergreen” adjustment) to twenty percent (20%) of the number of Parent Shares outstanding immediately after the Effective Time (calculated on a fully-diluted basis, including issuance of Parent Shares upon exchange of the Exchangeable Shares), and (viii) the Parent Board Matters, in each case to the extent required by applicable Law (collectively, the “Parent Shareholder Approval Matters”). The Parent Meeting shall be held as promptly as practicable, and in any event within sixty (60) days, after the definitive Parent Proxy Statement is mailed to Parent Shareholders as of the Parent Record Date. Parent shall take commercially reasonable measures to ensure that all proxies solicited in connection with the Parent Meeting are solicited in compliance with all applicable Law. Notwithstanding anything to the contrary contained herein, if on a date preceding the date on which the Parent Meeting is scheduled, Parent reasonably believes that (A) it will not receive proxies sufficient to obtain the Parent Shareholder Approval, whether or not a quorum would be present or (B) it will not have sufficient Parent Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Parent Meeting, Parent may (or will, at SRx’s direction) postpone or adjourn, or make one or more successive postponements or adjournments of, the Parent Meeting, provided that (1) the date of the Parent Meeting is not postponed or adjourned more than an aggregate of fifteen (15) days in connection with any postponements or adjournments in reliance on the preceding sentence, (2) Parent shall not be required to postpone or adjourn the Parent Meeting more than once at SRx’s direction and (III) the postponed or adjourned Parent Meeting is held at least ten (10) Business Days in advance of the Outside Date. In addition, Parent may postpone or adjourn the Parent Meeting to allow reasonable additional time for the filing and mailing of any amendment or supplement to the Parent Proxy Statement that the Parent Board determines in good faith to be required or advisable pursuant to Section 2.10(f), and for such amendment or supplement to be disseminated and reviewed by the Parent Shareholders prior to the Parent Meeting, provided that the postponed or adjourned Parent Meeting is held at least ten (10) Business Days in advance of the Outside Date.

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(b)	Parent will promptly advise SRx on a daily basis on each of the last ten (10) Business Days prior to the date of the Parent Meeting as to the aggregate tally of the proxies received by Parent in respect of the Parent Shareholder Approval Matters.

(c)	Except in the case of a Parent Change in Recommendation specifically permitted pursuant to Section 7.4, Parent agrees that (i) the Parent Board shall unanimously issue the Parent Board Recommendation that the Parent Shareholders vote in favor of the Parent Shareholder Approval Matters and shall use commercially reasonable efforts to solicit such approval within the timeframe set forth in Section 2.11(a) and (ii) the Parent Board Recommendation shall not be withdrawn or modified in a manner adverse to SRx, and no resolution by the Parent Board or any committee thereof to withdraw or modify the Parent Board Recommendation in a manner adverse to SRx shall be adopted or proposed; and (iii) Parent shall use its reasonable best efforts to solicit proxies from the Parent Shareholders to obtain the Parent Shareholder Approval.

2.12.	Obligations Regarding Exchangeable SharesParent, AcquireCo and CallCo shall, on a joint and several basis, use their commercially reasonable efforts:

(a)	to cause the listing and admission to trading on the NYSE American of the Parent Shares to be issued at the Exchange Time and from time to time upon exchange of the Exchangeable Shares;

(b)	to ensure that AcquireCo is, at the Effective Time and for so long as there are Exchangeable Shares outstanding (other than those Exchangeable Shares held by Parent, CallCo or any of its affiliates), a “taxable Canadian corporation” and not a “mutual fund corporation,” each within the meaning of the Tax Act (as of the Effective Time and any modifications to such definitions which are consistent with the principles thereof);

(c)	to file a registration statement on Form S-3 (or, if Parent is not eligible to use Form S-3, such other form of registration statement as is appropriate) in order to register under the U.S. Securities Act the Parent Shares to be issued upon exchange of the Exchangeable Shares from time to time after the Effective Time, and use its commercially reasonable efforts to cause such registration statement to become effective as promptly as reasonably practicable following the Effective Time and to maintain the effectiveness of such registration for the period that such Exchangeable Shares remain outstanding;

(d)	to enter into the Support Agreement and the Voting Trust Agreement effective as of the Effective Time; and

(e)	take all actions required in order to create and issue the Special Voting Share as of the Effective Time.

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2.13.	Parent Post-Closing GovernanceUnless otherwise agreed by the Parties, at the Effective Time, and subject to applicable Laws, including applicable NYSE American requirements relating to director independence:

(i)	all members of the Parent Board, other than Kent Cunningham, Michael Young and Lionel Conacher, will resign, and the Parent Board shall be reconstituted such that it will consist of the following five (5) members (collectively, the “Parent Board Matters”):

(A)	two (2) director nominees selected by SRx in its sole discretion prior to the date on which the Parent Proxy Statement is filed with the SEC, one (1) of whom shall be independent in accordance with NYSE American requirements (presently intended to be Adesh Vora and David White, with the former as Chairman and the latter as the independent director); and

(B)	two (2) director nominees selected by Parent in its sole discretion prior to the date on which the Parent Proxy Statement is filed with the SEC, one (1) of whom shall be independent in accordance with NYSE American requirements (presently intended to be Kent Cunningham and Michael Young, with the latter as the independent director); and

(C)	one (1) director nominee mutually selected by the Parties prior to the date on which the Parent Proxy Statement is filed with the SEC, who shall be independent in accordance with NYSE American requirements (presently intended to be Lionel Conacher);

(ii)	all executive officers of the Parent will resign from their offices currently held, except for Nina Martinez in her capacity as Chief Financial Officer, and the executive officers of the Parent shall consist of the following:

(A)	Adesh Vora as Chief Executive Officer;

(B)	Dave Sohi as President; and

(C)	Nina Martinez as Chief Financial Officer.

2.14.	Reverse SplitParent may, but is not required to, submit to the Parent Shareholders at the Parent Meeting a proposal to authorize the Parent Board to effect a reverse stock split of all outstanding Parent Shares on the basis of a reverse stock split ratio within the range of one (1) new Parent Share for up to three (3) “old” Parent Shares then outstanding, with such ratio to be determined solely by the Parent Board (the “Reverse Split”); provided, however, that the Parent Board shall have sole discretion as to (a) whether to submit such proposal and (b) if such proposal is submitted and approved by the Parent Shareholders, whether to implement the Reverse Split. Following any such approval by the Parent Shareholders, the Parent Board may implement the Reverse Split on at least five (5) Business Days’ prior written notice to SRx. For the avoidance of doubt, if the Reverse Split is implemented, the Exchange Ratio shall be adjusted accordingly such that the Parties obtain the same economic position following the Reverse Split as they were entitled to prior to the Reverse Split.

2.15.	Announcements and ConsultationsParent and SRx shall consult with each other in respect to issuing any press release, preparing any presentations or otherwise making any public statement with respect to this Agreement or the Arrangement and, except as otherwise set forth in this Agreement, in making any filing with any Governmental Entity with respect to this Agreement or the Arrangement. Each of Parent and SRx shall use all commercially reasonable efforts to enable the other Party to review and comment on all such press releases, presentations, public statements and, except as otherwise set forth in this Agreement, filings prior to the release or filing, respectively, thereof, and neither Parent nor SRx shall release, make or file any press release, presentation, public statements or, except as otherwise set forth in this Agreement, filing without the prior written consent of the other Party (which consent shall not be unreasonably withheld or delayed); provided, however, that the obligations herein shall not prevent a Party from making such disclosure as is required by applicable Law or the rules and policies of any applicable securities exchange, and the Party making such disclosure shall use all commercially reasonable efforts to enable the other Party to review or comment on the disclosure or filing, and if such prior notice is not possible, to give such notice immediately following the making of such disclosure or filing. Reasonable consideration shall be given to any comments made by the other Party and its counsel.

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2.16.	Withholding TaxesSRx, Parent, AcquireCo, CallCo, the Depositary and their respective agents in connection with the Arrangement shall be entitled to deduct and withhold from any dividend or consideration payable to any Person (including, for greater certainty, any SRx Shareholder, any SRx RSU Holder, any SRx Warrantholder and any Dissenting Shareholder), such amounts as SRx, Parent, AcquireCo, CallCo, the Depositary, or their respective agents are required to deduct and withhold with respect to such payment under the Tax Act, United States Tax Laws or any other applicable Law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes hereof as having been paid to the holder of the securities in respect of which such deduction and withholding was made, provided that such withheld amounts are actually remitted to the appropriate Governmental Entity. SRx, Parent, AcquireCo, CallCo, the Depositary and their respective agents are hereby authorized to sell or otherwise dispose of such portion of the non-cash consideration as is necessary to provide sufficient funds to SRx, Parent, AcquireCo, CallCo, the Depositary or their respective agents, as the case may be, to enable it to comply with such deduction or withholding requirement and SRx, Parent, AcquireCo, CallCo the Depositary, or their respective agents, as applicable, shall notify the holder thereof and remit any unapplied balance of the net proceeds of such sale. Any such sale will be made in accordance with applicable Law and at prevailing market prices and none of SRx, Parent, AcquireCo, CallCo, the Depositary, or any of their respective agents shall be under any obligation to obtain a particular price, or indemnify any Person (including, for greater certainty, any SRx Shareholder, any SRx RSU Holder, any SRx Warrantholder and any Dissenting Shareholder) in respect of a particular price, for the portion of the non-cash consideration so sold.

2.17.	Treatment of SRx RSUs and SRx WarrantsAt the Effective Time, pursuant to the Plan of Arrangement, each SRx RSU outstanding immediately prior to the Effective Time will vest and constitute issued and outstanding SRx Shares for all purposes under this Agreement.

(b)	At the Effective Time, pursuant to the Plan of Arrangement, each SRx Warrant outstanding and not already exercised in accordance with the terms thereof, will be terminated.

2.18.	U.S. Securities Law MattersThe Parties intend that the Arrangement shall be carried out such that the issuance of the Parent Shares and Exchangeable Shares to SRx Shareholders in exchange for SRx Shares qualifies for the exemption from the registration requirements of the U.S. Securities Act provided by the Section 3(a)(10) Exemption and applicable U.S. state securities laws in reliance upon similar exemptions under applicable U.S. state securities laws. Each Party agrees to act in good faith, consistent with the intent of the Parties and the intended treatment of the Arrangement as set forth in this Section 2.18. In order to ensure the availability of the Section 3(a)(10) Exemption, the Parties agree that the Arrangement will be carried out on the following basis:

(a)	the Arrangement will be subject to the approval of the Court;

(b)	the Court will be advised as to the intention of the Parties to rely on the Section 3(a)(10) Exemption prior to the Court hearing required to issue the Interim Order;

(c)	the Court will be required to satisfy itself as to the substantive and procedural fairness of the Arrangement to the SRx Shareholders;

(d)	the Court will hold a hearing before approving the procedural and substantive fairness of the terms and conditions of the Arrangement;

(e)	the Final Order will expressly state that the Arrangement is approved by the Court as being substantively and procedurally fair to the SRx Shareholders to whom Parent Shares and Exchangeable Shares will be issued;

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(f)	the Parties will ensure that each SRx Shareholder entitled to receive Parent Shares or Exchangeable Shares on completion of the Arrangement will (i) be given adequate notice advising them of their right to attend the Court hearing and providing them with sufficient information necessary for them to exercise that right; (ii) be advised that the Parent Shares and Exchangeable Shares issuable pursuant to the Arrangement have not been and will not be registered under the U.S. Securities Act and will be issued by Parent and AcquireCo in reliance on the Section 3(a)(10) Exemption, and that certain restrictions on resale under the securities laws of the United States, including, as applicable, Rule 144 under the United States Securities Act of 1933, as amended (the “U.S. Securities Act”), may be applicable with respect to securities issued to “affiliates” (as defined in Rule 144 under the U.S. Securities Act) of Parent or AcquireCo, as applicable; and (iii) each SRx Shareholder entitled to receive Exchangeable Shares pursuant to the Arrangement will be advised that the 3(a)(10) Exemption does not exempt the issuance of securities upon the exchange of such Exchangeable Shares and that; therefore, the Parent Shares issuable upon exchange of the Exchangeable Shares cannot be issued in reliance on the Section 3(a)(10) Exemption, and such Parent Shares issuable upon exchange of the Exchangeable Shares may only be issued and subsequently resold pursuant to one or more alternative exemptions from registration or an effective registration statement under the U.S. Securities Act and compliance with applicable state securities laws;

(g)	the Interim Order will specify that each SRx Shareholder entitled to receive Parent Shares or Exchangeable Shares on completion of the Arrangement will have the right to appear before the Court at the Court hearing on the Final Order so long as such SRx Shareholder enters an appearance within a reasonable time and in accordance with the requirements of the Section 3(a)(10) Exemption; and

(h)	Parent will request that the Final Order include a statement to substantially the following effect: “This Order will serve as a basis of a claim to an exemption, pursuant to Section 3(a)(10) of the U.S. Securities Act from the registration requirements otherwise imposed by the U.S. Securities Act, regarding the distribution of Parent Shares or Exchangeable Shares, pursuant to the Plan of Arrangement.”

2.19.	U.S. Tax MattersThe Arrangement is intended to qualify as a reorganization within the meaning of Section 368(a) of the U.S. Tax Code and the Treasury Regulations promulgated thereunder (a “Reorganization”), and this Agreement, together with the Plan of Arrangement, is intended to be, and is hereby adopted as a “plan of reorganization” within the meaning of the Treasury Regulations promulgated under Section 368 of the U.S. Tax Code. The Parties will cooperate with each other to make any changes to the terms of the Arrangement, reasonably requested by the other party upon advice of tax counsel, necessary for the Arrangement to qualify as a Reorganization; provided that no Party hereto provides any assurances or representations regarding the qualification of the Arrangement as a Reorganization. Provided the Arrangement satisfies all of the applicable requirements of a Reorganization, each Party agrees to treat the Arrangement as a Reorganization for all United States federal income tax purposes, to treat this Agreement, together with the Plan of Arrangement, as a “plan of reorganization” within the meaning of the Treasury Regulations promulgated under Section 368 of the U.S. Tax Code, and to not take any position on any Tax return or otherwise take any Tax reporting position inconsistent with such treatment, unless otherwise required as a result of a “determination” within the meaning of Section 1313(a) of the U.S. Tax Code. Following the Effective Date, Parent will prepare and file in accordance with Treasury Regulations (including by posting a copy on the investor relations section of its website) an IRS Form 8937 with respect to the Arrangement. Each Party agrees to act in good faith, consistent with the intent of the Parties and the intended treatment of the Arrangement as set forth herein and to use commercially reasonable efforts to not take any action, or knowingly fail to take any action, if such action or failure to act would reasonably be expected to prevent the Arrangement from qualifying as a Reorganization. Notwithstanding the foregoing, no Party hereto makes any representation, warranty or provides any other assurances to any SRx Shareholder, SRx RSU Holder, or SRx Warrantholder regarding the U.S. tax treatment of the Arrangement.

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ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF SRX

3.1.	Representations and Warranties of SRxExcept as disclosed in the SRx Disclosure Letter, SRx represents and warrants to Parent as set forth in Schedule C hereto and acknowledges and agrees that Parent is relying upon such representations and warranties in connection with the entering into of this Agreement. Any investigation by Parent or its Representatives shall not mitigate, diminish or affect the representations and warranties of SRx pursuant to this Agreement.

3.2.	Survival of Representations and WarrantiesThe representations and warranties of SRx contained in this Agreement shall not survive the completion of the Arrangement and shall expire and be terminated on the earlier of the Effective Time and the date on which this Agreement is terminated in accordance with its terms.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF PARENT, ACQUIRECO AND CALLCO

4.1.	Representations and Warranties of ParentExcept as disclosed in the Parent Disclosure Letter, each of Parent, AcquireCo and CallCo jointly and severally represents and warrants to SRx as set forth in Schedule D hereto and acknowledges and agrees that SRx is relying upon such representations and warranties in connection with the entering into of this Agreement. Any investigation by SRx or its Representatives shall not mitigate, diminish or affect the representations and warranties of Parent, AcquireCo and CallCo pursuant to this Agreement.

4.2.	Survival of Representations and WarrantiesThe representations and warranties of Parent, AcquireCo and CallCo contained in this Agreement shall not survive the completion of the Arrangement and shall expire and be terminated on the earlier of the Effective Time and the date on which this Agreement is terminated in accordance with its terms.

ARTICLE V.

COVENANTS

5.1.	Covenants of Parent, AcquireCo and CallCo Relating to the ArrangementExcept such actions as are expressly permitted pursuant to any other term of this Agreement, Parent, AcquireCo and CallCo shall, on a joint and several basis, perform all obligations required to be performed by Parent, AcquireCo and CallCo under this Agreement, co-operate with SRx in connection therewith, and do all such other acts and things as may be necessary or desirable in order to consummate and make effective, as soon as reasonably practicable, the Arrangement and the other transactions contemplated in this Agreement and, without limiting the generality of the foregoing, Parent, AcquireCo and CallCo shall:

(a)	apply for and use all commercially reasonable efforts in co-operation with SRx to obtain all Key Regulatory Approvals and, in doing so, keep SRx informed in a timely manner as to the status of the proceedings or other actions related to obtaining the Key Regulatory Approvals, including (i) providing SRx with copies of all related applications and notifications, in draft form, in order for SRx to provide its comments thereon, and Parent, AcquireCo and CallCo shall consult with the SRx on any comments provided in good faith; (ii) promptly furnishing to SRx copies of notices or other formal communications received by Parent, AcquireCo or CallCo from, or given by Parent, AcquireCo or CallCo to, any Governmental Entity (including any Securities Authority) with respect to the transactions contemplated by this Agreement or otherwise; (iii) not making any commitments, providing any undertakings or assuming any obligations, in each case, that are outside the ordinary course of business, without the prior written consent of SRx; and (iv) subject to applicable Law, each of Parent, AcquireCo and CallCo shall, to the extent reasonably practicable, provide SRx and its counsel with the opportunity to participate in any substantive meeting, teleconference or other material communication with any Governmental Entity in respect of any filing, investigation or other inquiry in connection with the Key Regulatory Approvals;

(b)	use all commercially reasonable efforts to satisfy all conditions precedent in this Agreement in its power to satisfy and comply promptly with all requirements which applicable Law may impose on Parent, AcquireCo and CallCo with respect to the Arrangement or the other transactions contemplated by this Agreement and including effecting all necessary registrations, filings and submissions of information requested by Governmental Entities required to be effected by Parent, AcquireCo, CallCo or any of their subsidiaries in connection with the Arrangement and cooperating with SRx in connection with its performance of its obligations hereunder;

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(c)	use all commercially reasonable efforts to defend all lawsuits or other legal, regulatory or other proceedings against Parent, AcquireCo or CallCo challenging or affecting this Agreement or the consummation of the transactions contemplated hereby and use all commercially reasonable efforts to have lifted or rescinded any injunction or restraining order or other order relating to Parent, AcquireCo or CallCo which may materially impede the ability of the Parties to consummate the Arrangement or the other transactions contemplated by this Agreement;

(d)	use all commercially reasonable efforts to obtain, and to assist SRx with respect to obtaining, as applicable, all consents, waivers or approvals required under all Material Contracts, including waivers required in connection with any change of control provisions contained in any Material Contracts;

(e)	use all commercially reasonable efforts to take, or cause to be taken, all actions and do or cause to be done all things reasonably necessary, proper or advisable on its part under applicable Law and the policies of NYSE American to enable the listing on NYSE American by Parent of the Parent Shares on the Effective Date;

(f)	use its commercially reasonable efforts to ensure that the Section 3(a)(10) Exemption is available for the issuance of Consideration to the SRx Shareholders in exchange for their SRx Shares pursuant to the Plan of Arrangement;

(g)	until the earlier of the Effective Time and termination of this Agreement in accordance with its terms, subject to applicable Law, make available and cause to be made available to SRx, and its Representatives, information reasonably requested by SRx for the purposes of preparing, considering and implementing integration and strategic plans for the acquisition by Parent of SRx following the Effective Date; and

(h)	until the earlier of the Effective Time and termination of this Agreement in accordance with its terms, Parent, AcquireCo and CallCo shall, to the extent not precluded by applicable Law, promptly notify SRx, in writing, and promptly provide copies of any related documentation received, when Parent has knowledge of:

(i)	any notice or other communication from any Person alleging that the consent (or waiver, permit, exemption, order, approval, agreement, amendment or confirmation) of such Person (or other Person) is or may be required in connection with this Agreement or the Arrangement;

(ii)	any notice or other communication from any Governmental Entity in connection with the Arrangement or this Agreement;

(iii)	any matter that has resulted in, or is reasonably likely to result in, a condition set forth in Section 6.1 or 6.3 not being satisfied;

(iv)	the failure of Parent, AcquireCo or CallCo to perform any obligations to be performed by it under this Agreement such that any conditions set forth in Section 6.1 or 6.3 would not be satisfied; or

(v)	any filing, actions, suits, claims, investigations or proceedings commenced or, to the knowledge of Parent, AcquireCo or CallCo, threatened orally or in writing against, or, in respect of any filing, actions, suits, claims, investigations or proceedings existing as at the date hereof, if any additional filing, actions, suits, claims, investigations or proceedings are made or threatened orally or in writing, in each case relating to or involving or otherwise affecting Parent, its subsidiaries or any of their respective assets that would reasonably be expected to be material to Parent and its subsidiaries, taken as a whole; and

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(i)	not take any action, or refrain from taking any commercially reasonable action, or permit any action to be taken or not taken, which is inconsistent with this Agreement or which would reasonably be expected to, individually or in the aggregate, prevent, materially delay or otherwise materially impede the consummation of the Arrangement.

5.2.	Covenants of SRx Relating to the ArrangementExcept such actions as are expressly permitted pursuant to any other term of this Agreement, SRx shall perform all obligations required to be performed by SRx under this Agreement, co-operate with Parent in connection therewith, and do all such other acts and things as may be necessary or desirable in order to consummate and make effective, as soon as reasonably practicable, the Arrangement and the other transactions contemplated in this Agreement and, without limiting the generality of the foregoing, SRx shall:

(a)	apply for and use all commercially reasonable efforts in co-operation with Parent to obtain all Key Regulatory Approvals and, in doing so, keep Parent informed in a timely manner as to the status of the proceedings or other actions related to obtaining the Key Regulatory Approvals, including (i) providing Parent with copies of all related applications and notifications, in draft form, in order for Parent to provide its comments thereon, and SRx shall consult with the Parent on any comments provided in good faith; (ii) promptly furnishing to Parent copies of notices or other formal communications received by SRx from, or given by SRx to, any Governmental Entity (including any Securities Authority) with respect to the transactions contemplated by this Agreement or otherwise; (iii) not making any commitments, providing any undertakings or assuming any obligations, in each case, that are outside the ordinary course of business, without the prior written consent of Parent; and (iv) subject to applicable Law, SRx shall, to the extent reasonably practicable, provide Parent and its counsel with the opportunity to participate in any substantive meeting, teleconference or other material communication with any Governmental Entity in respect of any filing, investigation or other inquiry in connection with the Key Regulatory Approvals;

(b)	use all commercially reasonable efforts to satisfy all conditions precedent in this Agreement in its power to satisfy and take all steps set forth in the Interim Order and Final Order applicable to it and comply promptly with all requirements which applicable Law may impose on SRx with respect to the Arrangement or the other transactions contemplated by this Agreement and including effecting all necessary registrations, filings and submissions of information requested by Governmental Entities required to be effected by SRx or its subsidiaries in connection with the Arrangement and cooperating with Parent in connection with its performance of its obligations hereunder;

(c)	use all commercially reasonable efforts to defend all lawsuits or other legal, regulatory or other proceedings against SRx challenging or affecting this Agreement or the consummation of the transactions contemplated hereby and use all commercially reasonable efforts to have lifted or rescinded any injunction or restraining order or other order relating to SRx which may materially impede the ability of the Parties to consummate the Arrangement or the other transactions contemplated by this Agreement;

(d)	use all commercially reasonable efforts to obtain, and to assist Parent with respect to obtaining, as applicable, all consents, waivers or approvals required under all Material Contracts, including waivers required in connection with any change of control provisions contained in any Material Contracts;

(e)	use its commercially reasonable efforts to ensure that the Section 3(a)(10) Exemption is available for the issuance of Consideration to the SRx Shareholders in exchange for their SRx Shares pursuant to the Plan of Arrangement;

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(f)	until the earlier of the Effective Time and termination of this Agreement in accordance with its terms, SRx shall, to the extent not precluded by applicable Law, promptly notify Parent, in writing, and promptly provide copies of any related documentation received, when SRx has knowledge of:

(i)	any notice or other communication from any Person alleging that the consent (or waiver, permit, exemption, order, approval, agreement, amendment or confirmation) of such Person (or other Person) is or may be required in connection with this Agreement or the Arrangement;

(ii)	any notice or other communication from any Governmental Entity in connection with the Arrangement or this Agreement;

(iii)	any matter that has resulted in, or is reasonably likely to result in, a condition set forth in Section 6.1 or 6.2 not being satisfied;

(iv)	the failure of SRx to perform any obligations to be performed by it under this Agreement such that any conditions set forth in Section 6.1 or 6.2 would not be satisfied; or

(v)	any filings, actions, suits, claims, investigations or proceedings commenced or, to the knowledge of SRx, threatened orally or in writing against, or, in respect of any filings, actions, suits, claims, investigations or proceedings existing as at the date hereof, if any additional filings, actions, suits, claims, investigations or proceedings are made or threatened orally or in writing, in each case relating to or involving or otherwise affecting SRx, its subsidiaries or any of their respective assets that would reasonably be expected to be material to SRx and its subsidiaries, taken as a whole; and

(g)	not take any action, or refrain from taking any commercially reasonable action, or permit any action to be taken or not taken, which is inconsistent with this Agreement or which would reasonably be expected to, individually or in the aggregate, prevent, materially delay or otherwise materially impede the consummation of the Arrangement.

5.3.	Covenants of Parent, AcquireCo and CallCo Relating to the Conduct of Parent BusinessParent, AcquireCo and CallCo jointly and severally covenant and agree, during the period from the date of this Agreement until the earlier of the Effective Time and the time that this Agreement is terminated in accordance with its terms, except (i) with the prior written consent of SRx (which consent may not be unreasonably withheld, conditioned or delayed), (ii) as required or expressly permitted by this Agreement, or (iii) as required by applicable Law or a Governmental Entity, Parent shall, and shall cause the other members of the Parent Group to:

(i)	conduct its business in the ordinary course in all material respects and in accordance with applicable Laws and consistent with past practice, and use commercially reasonable efforts to maintain and preserve in all material respects its and its subsidiaries’ business organization, assets (including associated intellectual property), goodwill, employment relationships and material business relationships with suppliers, distributors, employees, consultants, customers and other Persons with which Parent or any of its subsidiaries have business relations:

(ii)	use all commercially reasonable efforts to cause its current insurance (or re-insurance) policies not to be cancelled or terminated or any of the coverage thereunder to lapse before the Outside Date, unless simultaneously with such termination, cancellation or lapse, replacement policies underwritten by insurance and re-insurance companies of nationally recognized standing providing coverage equal to or greater than the coverage under the cancelled, terminated or lapsed policies for substantially similar premiums are in full force and effect; and

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(iii)	promptly notify SRx orally and in writing upon becoming aware of any circumstance or development that, to the knowledge of Parent, would, or would reasonably be expected to, constitute or result in a Parent Material Adverse Effect.

(b)	Parent covenants and agrees that, during the period from the date of this Agreement until the earlier of the Effective Time and the time that this Agreement is terminated in accordance with its terms, except (i) as set out in the corresponding subsection of Schedule 5.3(b) of the Parent Disclosure Letter, (ii) with the prior written consent of SRx (which consent may not be unreasonably withheld, conditioned or delayed), (iii) as required or expressly permitted by this Agreement, or (iv) as required by applicable Law or a Governmental Entity, Parent shall not, and shall cause the other members of the Parent Group not to:

(i)	Other than in connection with the Parent Regulation A Offering and the Spin-Out, issue, deliver, sell, pledge, lease, dispose of or encumber, or agree or offer to issue, deliver sell, pledge, lease, dispose of or encumber, any Parent Shares or securities of its subsidiaries, or any securities convertible, exchangeable or exercisable into or for Parent Shares or securities of its subsidiaries, or any options, warrants, stock appreciation rights, phantom stock awards or other rights or equity-based or convertible securities that are linked to the price or value of the Parent Shares or securities of the Parent subsidiaries (other than pursuant to the exercise, in accordance with their respective terms, of convertible or exercisable securities of Parent outstanding on the date hereof) or amend, extend or terminate, or agree to amend, extend or terminate, any of the terms of, or agreements governing, any of the outstanding options, warrants or other convertible securities of Parent or its subsidiaries;

(ii)	amend or propose to amend its certificate of incorporation or bylaws or other constating documents or the terms of any of its securities; reduce its stated capital; or split, consolidate, subdivide or reclassify, or propose to split, consolidate, subdivide or reclassify, any of the Parent Shares or undertake or propose to undertake any other capital reorganization or change in or exchange of Parent Shares, any other of its securities or its share capital;

(iii)	declare, set aside or pay any dividend or other distribution or payment (whether in cash, securities or property or any combination thereof) in respect of the Parent Shares or any other securities of Parent, redeem, purchase or otherwise acquire, or offer to redeem, purchase or otherwise acquire, any outstanding securities of Parent, adopt a plan of liquidation or resolution providing for the complete or partial liquidation, winding-up, dissolution, merger, consolidation, restructuring, recapitalization, or sale of all or substantially all of the assets of Parent or any of its subsidiaries, or enter into any agreement with respect to any of the foregoing;

(iv)	except with respect to inter-company transfers between Parent and its subsidiaries, sell, pledge, lease, transfer, dispose of or encumber any assets, rights or properties of Parent or any of its subsidiaries, other than in the ordinary course of business and in connection with the Spin-Out;

(v)	acquire or agree to acquire (by merger, amalgamation, arrangement, acquisition of shares or assets or otherwise) any Person or division or business unit thereof, or incorporate or form, or agree to incorporate or form, any Person or make or agree to make any investment either by purchase of shares or securities, contributions of capital, property transfer or purchase of, any property or assets of any other Person;

(vi)	make any material change to the Parent Business or, other than in the ordinary course of business, enter into enter into any Contract that, if entered into prior to the date hereof, would be a Material Contract of Parent;

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(vii)	enter into or agree to the terms of any joint venture, strategic alliance, partnership, or similar agreement, arrangement or relationship, other than in the ordinary course of business;

(viii)	other than in respect of trade payables and a refinancing of the existing indebtedness of the Parent and its subsidiaries, incur, create, assume or otherwise become liable for, any additional indebtedness for borrowed money exceeding CAD$1,000,000 in the aggregate;

(ix)	make any capital expenditures exceeding CAD$1,000,000 in the aggregate;

(x)	other than in the ordinary course of business, enter into or modify (or make a promise regarding entering into or modifying) any Employee Plan or any employment, consulting, severance or similar agreements or arrangements with, or grant any bonuses, salary or fee increases, severance or termination pay to, any officers, directors, employees or consultants; provided, however, that it is acknowledged and agreed that Parent will abide by the terms and conditions of any Employee Plan and any employment agreements and consulting agreements in effect on the date of this Agreement, including with respect to the payments of any severance amounts or change of control payments, if applicable;

(xi)	enter into any collective bargaining or similar agreement;

(xii)	enter into or adopt any shareholder rights plan or similar agreement or arrangement;

(xiii)	take any action or fail to take any action which action or failure to act would result in the material loss, expiration or surrender of, or the loss of any material benefit under, or reasonably be expected to cause any Governmental Entities to institute proceedings for the suspension, revocation or limitation of rights under, any Authorizations or Permits;

(xiv)	make, revoke or change any Tax election; amend any previously filed Tax Return except as may be required by applicable Law; file any Tax Return inconsistent with past practice; settle or compromise any Liability for Taxes; agree to an extension or waiver of the limitation period with respect to the assessment, reassessment, or determination of Taxes; enter into any closing agreement with respect to any Tax; surrender any right to claim a material Tax refund; change an annual accounting period; adopt or change any accounting method with respect to Taxes; or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment unless, in each case, such action is required by Law;

(xv)	other than in connection with the Spin-Out, make any loan or advance to, or any capital contribution or investment in, or assume, guarantee or otherwise become liable with respect to the liabilities or obligations of, any Person (other than any advance payments or other investments made by the SRx or any of its subsidiaries to a customer in the Ordinary Course based on sales volume or purchase commitments (typically known as customer investments)) including, for the avoidance of doubt, any “investment” (within the meaning of subsection 212.3(10) of the Tax Act) in any corporation that is a non-resident for the purposes of the Tax Act;

(xvi)	amend its accounting policies or adopt new accounting policies, except as may be required by applicable Law or U.S. GAAP;

(xvii)	waive, release, settle, agree to settle or compromise any material suit, action, claim, arbitration, mediation, inquiry, proceeding or investigation pending or threatened against Parent or any of its subsidiaries;

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(xviii)	take any action, or fail to take any action, which action or omission would jeopardize the validity or enforceability of material Intellectual Property of Parent or its subsidiaries;

(xix)	engage in any transaction with any related parties, other than transactions with subsidiaries or in the ordinary course of business (including with respect to employment arrangements);

(xx)	take any action that would cause a violation by any Person of economic sanctions or export controls;

(xxi)	take any action or fail to take any action that prevents, or materially delays, impedes or interferes with, or that would reasonably be expected to prevent or materially delay, impede or interfere with, the ability of the Parties to consummate the transactions contemplated by this Agreement;

(xxii)	enter into any transaction or perform any act that would render, or would reasonably be expected to render any representations and warranties made by Parent, AcquireCo and CallCo set forth in this Agreement untrue or inaccurate in any respect; or

(xxiii)	announce an intention, authorize or propose, or enter into or modify any Contract, agreement, commitment or arrangement, to do any of the matters prohibited by the foregoing provisions of this Section 5.2.

5.4.	Covenants of SRx Relating to the Conduct of SRx BusinessSRx covenants and agrees that, during the period from the date of this Agreement until the earlier of the Effective Time and the time that this Agreement is terminated in accordance with its terms, except (i) with the prior written consent of Parent (which consent may not be unreasonably withheld, conditioned or delayed), (ii) as required or expressly permitted by this Agreement, or (iii) as required by applicable Law or a Governmental Entity, SRx shall, and shall cause the other members of the SRx Group to:

(i)	conduct its business in the ordinary course in all material respects and in accordance with applicable Laws and consistent with past practice, and use commercially reasonable efforts to maintain and preserve in all material respects its and its subsidiaries’ business organization, assets (including associated intellectual property), goodwill, employment relationships and material business relationships with suppliers, distributors, employees, consultants, customers and other Persons with which SRx or any of its subsidiaries have business relations;

(ii)	use all commercially reasonable efforts to cause its current insurance (or re-insurance) policies not to be cancelled or terminated or any of the coverage thereunder to lapse before the Outside Date, unless simultaneously with such termination, cancellation or lapse, replacement policies underwritten by insurance and re-insurance companies of nationally recognized standing providing coverage equal to or greater than the coverage under the cancelled, terminated or lapsed policies for substantially similar premiums are in full force and effect; and

(iii)	promptly notify Parent orally and in writing upon becoming aware of any circumstance or development that, to the knowledge of SRx, would, or would reasonably be expected to, constitute or result in an SRx Material Adverse Effect.

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(b)	SRx covenants and agrees that, during the period from the date of this Agreement until the earlier of the Effective Time and the time that this Agreement is terminated in accordance with its terms, except (i) as set out in the corresponding subsection of Schedule 5.4(b) of the SRx Disclosure Letter, (ii) with the prior written consent of Parent (which consent may not be unreasonably withheld, conditioned or delayed), (iii) as required or expressly permitted by this Agreement, or (iv) as required by applicable Law or a Governmental Entity, SRx shall not, and shall cause the other members of the SRx Group not to:

(i)	issue, deliver, sell, pledge, lease, dispose of or encumber, or agree or offer to issue, deliver sell, pledge, lease, dispose of or encumber, any SRx Shares or securities of its subsidiaries, or any securities convertible, exchangeable or exercisable into or for SRx Shares or securities of its subsidiaries, or any options, warrants, stock appreciation rights, phantom stock awards or other rights or equity-based or convertible securities that are linked to the price or value of the SRx Shares or securities of the SRx subsidiaries (other than pursuant to the exercise, in accordance with their respective terms, of convertible or exercisable securities of SRx outstanding on the date hereof) or amend, extend or terminate, or agree to amend, extend or terminate, any of the terms of, or agreements governing, any of the outstanding options, warrants or other convertible securities of SRx or its subsidiaries;

(ii)	amend or propose to amend its articles of incorporation or bylaws or other constating documents or the terms of any of its securities; reduce its stated capital; or split, consolidate, subdivide or reclassify, or propose to split, consolidate, subdivide or reclassify, any of the SRx Shares or undertake or propose to undertake any other capital reorganization or change in or exchange of SRx Shares, any other of its securities or its share capital;

(iii)	declare, set aside or pay any dividend or other distribution or payment (whether in cash, securities or property or any combination thereof) in respect of the SRx Shares or any other securities of SRx, redeem, purchase or otherwise acquire, or offer to redeem, purchase or otherwise acquire, any outstanding securities of SRx, adopt a plan of liquidation or resolution providing for the complete or partial liquidation, winding-up, dissolution, merger, consolidation, restructuring, recapitalization, or sale of all or substantially all of the assets of SRx or any of its subsidiaries, or enter into any agreement with respect to any of the foregoing;

(iv)	except with respect to inter-company transfers between SRx and its subsidiaries, sell, pledge, lease, transfer, dispose of or encumber any assets, rights or properties of SRx or any of its subsidiaries, other than in the ordinary course of business;

(v)	acquire or agree to acquire (by merger, amalgamation, arrangement, acquisition of shares or assets or otherwise) any Person or division or business unit thereof, or agree to incorporate or form, any Person or make or agree to make any investment either by purchase of shares or securities, contributions of capital, property transfer or purchase of, any property or assets of any other Person;

(vi)	make any material change to the SRx Business or, other than in the ordinary course of business, enter into enter into any Contract that, if entered into prior to the date hereof, would be a Material Contract of SRx;

(vii)	enter into or agree to the terms of any joint venture, strategic alliance, partnership, or similar agreement, arrangement or relationship, other than in the ordinary course of business;

(viii)	other than in respect of trade payables, incur, create, assume or otherwise become liable for, any indebtedness for borrowed money exceeding CAD$1,000,000 in the aggregate;

(ix)	make any capital expenditures exceeding CAD$1,000,000 in the aggregate;

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(x)	other than in the ordinary course of business, enter into or modify (or make a promise regarding entering into or modifying) any Employee Plan or any employment, consulting, severance or similar agreements or arrangements with, or grant any bonuses, salary or fee increases, severance or termination pay to, any officers, directors, employees or consultants; provided, however, that it is acknowledged and agreed that SRx will abide by the terms and conditions of any Employee Plan and any employment agreements and consulting agreements in effect on the date of this Agreement, including with respect to the payments of any severance amounts or change of control payments, if applicable;

(xi)	enter into any collective bargaining or similar agreement;

(xii)	enter into or adopt any shareholder rights plan or similar agreement or arrangement;

(xiii)	take any action or fail to take any action which action or failure to act would result in the material loss, expiration or surrender of, or the loss of any material benefit under, or reasonably be expected to cause any Governmental Entities to institute proceedings for the suspension, revocation or limitation of rights under, any Authorizations or Permits;

(xiv)	make, revoke or change any Tax election; amend any previously filed Tax Return except as may be required by applicable Law; file any Tax Return inconsistent with past practice; settle or compromise any Liability for Taxes; agree to an extension or waiver of the limitation period with respect to the assessment, reassessment, or determination of Taxes; enter into any closing agreement with respect to any Tax; surrender any right to claim a material Tax refund; change an annual accounting period; adopt or change any accounting method with respect to Taxes; or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment unless, in each case, such action is required by Law;

(xv)	make any loan or advance to, or any capital contribution or investment in, or assume, guarantee or otherwise become liable with respect to the liabilities or obligations of, any Person (other than any advance payments or other investments made by Parent or any of its subsidiaries to a customer in the Ordinary Course based on sales volume or purchase commitments (typically known as customer investments));

(xvi)	amend its accounting policies or adopt new accounting policies, except as may be required by applicable Law or IFRS;

(xvii)	waive, release, settle, agree to settle or compromise any material suit, action, claim, arbitration, mediation, inquiry, proceeding or investigation pending or threatened against SRx or any of its subsidiaries;

(xviii)	take any action, or fail to take any action, which action or omission would jeopardize the validity or enforceability of material Intellectual Property of SRx or its subsidiaries;

(xix)	engage in any transaction with any related parties, other than transactions with subsidiaries or in the ordinary course of business (including with respect to employment arrangements);

(xx)	take any action that would cause a violation by any Person of economic sanctions or export controls;

(xxi)	take any action or fail to take any action that prevents, or materially delays, impedes or interferes with, or that would reasonably be expected to prevent or materially delay, impede or interfere with, the ability of the Parties to consummate the transactions contemplated by this Agreement;

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(xxii)	enter into any transaction or perform any act that would render, or would reasonably be expected to render any representations and warranties made by SRx set forth in this Agreement untrue or inaccurate in any respect; or

(xxiii)	announce an intention, authorize or propose, or enter into or modify any Contract, agreement, commitment or arrangement, to do any of the matters prohibited by the foregoing provisions of this Section 5.4.

5.5.	Covenant of Parent and SRx Relating to D&O Tail PolicyPrior to the Effective Time, Parent may purchase a prepaid “tail” policy (the “Parent Tail Policy”) with respect to directors’ and officers’ liability insurance coverage for the benefit of those Persons who are currently covered by any comparable insurance policies of Parent as of the date hereof. If Parent or any of its successors or assigns (i) shall merge or consolidate with or merge into any other corporation or entity and shall not be the surviving or continuing corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of their respective properties and assets as an entity in one or a series of related transactions to any Person, then in each such case, proper provisions shall be made so that the successors or assigns of Parent shall assume all of the obligations set forth in this Section 5.5(a).

(b)	Prior to the Effective Time, SRx may purchase a prepaid “tail” policy (the “SRx Tail Policy”) with respect to directors’ and officers’ liability insurance coverage for the benefit of those Persons who are currently covered by any comparable insurance policies of SRx as of the date hereof. If SRx or any of its successors or assigns (i) shall merge or consolidate with or merge into any other corporation or entity and shall not be the surviving or continuing corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of their respective properties and assets as an entity in one or a series of related transactions to any Person, then in each such case, proper provisions shall be made so that the successors or assigns of SRx shall assume all of the obligations set forth in this Section 5.5(b).

5.6.	Spin-OutParent shall take the following actions prior to the Effective Time:

(a)	cause eight percent (8%) of the issued and outstanding capital stock of Parent’s wholly-owned subsidiary, Halo, Purely For Pets, Inc., a Delaware corporation, to be contributed to a new wholly- owned special purpose subsidiary of Parent (the “Spin-Out SPV”), which Spin-Out SPV shall be established for the sole purpose of holding and transacting the capital stock of Halo, taxed as a U.S. corporation, governed by Parent’s Board of Directors prior to the Effective Time and by Michael Young following the Effective Time, and have such other rights and restrictions mutually acceptable to the Parties, acting reasonably; and

(b)	immediately prior to the Effective Time on the Effective Date (the “Spin-Out”):(i) cause the equity interests in the Spin-Out SPV to be distributed as a dividend to the Parent Shareholders of record on the Effective Date and immediately prior to the Effective Time; and (ii) enter into a support agreement with the Spin-Out SPV on terms and conditions mutually agreed to by the parties, acting reasonably, pursuant to which Parent shall pay, or reimburse Spin-Out SPV for, all costs and expenses incurred by Spin-Out SPV or Michael Young, in connection with the on-going existence, administration and maintenance of Spin-Out SPV, including, without, limitation, all taxes payable by Spin-Out SPV and all expenses related to taxes, tax filings, accounting and legal expenses.

ARTICLE VI.

CONDITIONS

6.1.	Mutual Conditions PrecedentThe obligations of the Parties to complete the Arrangement are subject to the fulfillment of each of the following conditions precedent on or before the Effective Time or the waiver by each of SRx and Parent to the extent permitted by applicable Law and without prejudice to their right to rely on the fulfilment of any other of such conditions:

(a)	the Interim Order shall have been granted on terms consistent with this Agreement and the Interim Order shall not have been set aside or modified in a manner unacceptable to either Party, acting reasonably, on appeal or otherwise;

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(b)	the Final Order shall have been granted on terms consistent with this Agreement and the Final Order shall not have been set aside or modified in a manner unacceptable to either Party, acting reasonably, on appeal or otherwise;

(c)	the SRx Arrangement Resolution shall have been passed by the SRx Shareholders in accordance with the Interim Order and applicable Laws;

(d)	the Parent Shareholder Approval Matters shall have been approved by the Parent Shareholders in accordance with applicable Laws;

(e)	there shall have been delivered letters of resignation and mutual releases from such directors and officers of SRx and Parent as mutually agreed to, including as needed to implement the Parent Board Matters;

(f)	the New Employment Agreements shall have been duly executed by each of the parties thereto;

(g)	there shall have been no action taken under any applicable Law or by any Governmental Entity of competent jurisdiction which makes it illegal or otherwise directly or indirectly restrains, enjoins or prohibits the completion of the Arrangement;

(h)	the Key Regulatory Approvals shall have been obtained on terms acceptable to Parent and SRx, each acting reasonably, and each such Key Regulatory Approval is in full force and effect and has not been modified;

(i)	holders of no more than five percent (5%) of the SRx Shares shall have exercised, and at the date of the SRx Meeting, have not withdrawn, Dissent Rights;

(j)	the Parent Certificate of Designation shall have been filed with the Secretary of State of the State of Delaware, shall constitute a valid Parent Certificate of Designation under applicable Laws and shall have not been rescinded or amended in any way; and

(k)	(i) the existing Parent Shares shall have been continually listed on NYSE American as of and from the date of this Agreement through the Effective Time and (ii) (a) the Parent Shares issuable to SRx Shareholders pursuant to the Arrangement (including pursuant to the exchange of the Exchangeable Shares) shall have been approved for listing on the NYSE American, subject to official notice of issuance, (b) immediately following the Effective Time, Parent shall satisfy any applicable continuing listing requirements of the NYSE American and (c) Parent shall not have received any notice of non-compliance with such listing requirements that has not been cured, or that would not be cured at or immediately following the Effective Time.

6.2.	Additional Conditions Precedent in Favor of Parent, AcquireCo and CallCoThe obligation of Parent, AcquireCo and CallCo to complete the Arrangement is subject to the fulfillment of each of the following additional conditions precedent on or before the Effective Time (each of which is for the exclusive benefit of Parent, AcquireCo and CallCo and may be waived by Parent):

(a)	all covenants of SRx under this Agreement to be performed on or before the Effective Time shall have been duly performed by SRx in all material respects and Parent shall have received a certificate of SRx addressed to Parent and dated the Effective Date, signed on behalf of SRx by two senior executive officers of SRx (on SRx’s behalf and without personal liability), confirming the same as of the Effective Time;

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(b)	the representations and warranties of SRx set forth in this Agreement shall have been true and correct in all respects as of the date of this Agreement, and shall be true and correct in all respects as of the Effective Time as if made as of the Effective Time (except, in each case, for representations and warranties made as of a specified date, the accuracy of which shall be determined as of that specified date), except where any failure or failures of such representations and warranties to be so true and correct would not have, individually or in the aggregate, an SRx Material Adverse Effect (it being understood that, for purposes of determining the accuracy of such representations and warranties, all materiality, SRx Material Adverse Effect and similar qualifiers set forth in such representations and warranties shall be disregarded), and Parent shall have received a certificate of SRx addressed to Parent and dated the Effective Date, signed on behalf of SRx by two senior executive officers of SRx (on SRx’s behalf and without personal liability), confirming the same as at the Effective Time;

(c)	there shall not have occurred an SRx Material Adverse Effect on or prior to the date hereof which is continuing, nor shall there have occurred an SRx Material Adverse Effect following the date hereof, and Parent shall have received a certificate signed on behalf of SRx by two senior executive officers of SRx (on SRx’s behalf and without personal liability) to such effect;

(d)	all covenants of the SRx Supporting Shareholders under the SRx Voting Agreement to be performed on or before the Effective Time shall have been duly performed by the parties thereto (other than Parent) in all respects;

(e)	the Lock-Up Agreements shall have been duly executed by each of the directors, executive officers and shareholders of SRx who will fall within the definition of “Locked-Up Persons” at the Effective Time; and

(f)	Parent shall have received a certificate of SRx, addressed to Parent and dated as of the Effective Date, signed on behalf of SRx by two senior executive officers of SRx (on SRx’s behalf and without personal liability), certifying as to (i) the SRx Net Debt, (ii) the SRx U.S. Dollar Net Debt as defined in the Plan of Arrangement, and (iii) the number of issued and outstanding securities of SRx immediately prior to the Effective Time.

The foregoing conditions will be for the sole benefit of Parent, AcquireCo and CallCo and may be waived by the Parent in whole or in part at any time in its sole discretion.

6.3.	Additional Conditions Precedent in Favor of SRxThe obligation of SRx to complete the Arrangement is subject to the fulfillment of each of the following additional conditions precedent on or before the Effective Time (each of which is for the exclusive benefit of SRx and may be waived by SRx):

(a)	all covenants of Parent, AcquireCo and CallCo under this Agreement to be performed on or before the Effective Time shall have been duly performed by Parent, AcquireCo and CallCo in all material respects and SRx shall have received a certificate of Parent, AcquireCo and CallCo addressed to SRx and dated the Effective Date, signed on behalf of Parent, AcquireCo and CallCo by two senior executive officers of such Parties (on Parent’s, AcquireCo’s and CallCo’s behalf and without personal liability), confirming the same as of the Effective Time;

(b)	the representations and warranties of Parent, AcquireCo and CallCo set forth in this Agreement shall have been true and correct in all respects as of the date of this Agreement, and shall be true and correct in all respects as of the Effective Time as if made as of the Effective Time (except, in each case, for representations and warranties made as of a specified date, the accuracy of which shall be determined as of that specified date), except where any failure or failures of such representations and warranties to be so true and correct would not have, individually or in the aggregate, a Parent Material Adverse Effect (it being understood that for purposes of determining the accuracy of such representations and warranties, all materiality, Parent Material Adverse Effect and similar qualifiers set forth in such representations and warranties shall be disregarded), and SRx shall have received a certificate of Parent, AcquireCo and CallCo addressed to SRx and dated the Effective Date, signed on behalf of Parent, AcquireCo and CallCo by two senior executive officers of Parent, AcquireCo and CallCo (on Parent’s, AcquireCo’s and CallCo’s behalf and without personal liability), confirming the same as at the Effective Time;

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(c)	there shall not have occurred a Parent Material Adverse Effect on or prior to the date hereof which is continuing, nor shall there have occurred a Parent Material Adverse Effect following the date hereof, and SRx shall have received a certificate signed on behalf of Parent by two senior executive officers of Parent (on Parent’s behalf and without personal liability) to such effect;

(d)	all covenants of the Parent Supporting Shareholders under the Parent Voting Agreement to be performed on or before the Effective Time shall have been duly performed by the parties thereto (other than SRx) in all respects;

(e)	the Lock-Up Agreements shall have been duly executed by each of the directors, executive officers and shareholders of SRx who will fall within the definition of “Locked-Up Persons” at the Effective Time;

(f)	SRx shall have received a certificate of Parent, addressed to SRx and dated as the Effective Date, signed on behalf of Parent by two senior executive officers of Parent (on Parent’s behalf and without personal liability), certifying as to (i) 30-Day VWAP as defined in the Plan of Arrangement and (ii) the number of issued and outstanding securities of Parent immediately prior to the Effective Time;

(g)	the Special Voting Share shall have been created and issued at or prior to the Effective Time;

(h)	the Support Agreement and the Voting Trust Agreement shall have been duly executed by the parties thereto at or prior to the Effective Time and shall remain in effect;

(i)	the distribution of the Parent Shares and the Exchangeable Shares pursuant to the Arrangement shall be exempt from the prospectus and registration requirements of applicable Law by virtue of applicable exemptions under applicable law, and the first trade of the Parent Shares shall be exempt from the prospectus and registration requirements of applicable Law by virtue of applicable exemptions under applicable Law (provided that all conditions of the applicable prospectus or registration exemption relied on by the holder are satisfied); and

(j)	Parent and AcquireCo shall have complied with its obligations under Section 2.9 and the Depositary shall have confirmed receipt of the aggregate Consideration contemplated thereby.

The foregoing conditions will be for the sole benefit of SRx and may be waived by SRx in whole or in part at any time in its sole discretion.

6.4.	Notice and Cure ProvisionsEach Party will give prompt notice to the other of the occurrence, or failure to occur, at any time from the date hereof until the earlier to occur of the termination of this Agreement and the Effective Time, of any event or state of facts which occurrence or failure would, or would be likely to:

(i)	cause any of the representations or warranties of any Party contained herein to be untrue or inaccurate in any material respect on the date hereof or at the Effective Time; or

(ii)	result in the failure to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by any Party hereunder prior to the Effective Time.

(b)	Notice provided under this Section 6.4 will not affect the representations, warranties, covenants, agreements or obligations of the Parties (or remedies with respect thereto) or the conditions to the obligations of the Parties under this Agreement.

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(c)	Parent may not exercise its rights to terminate this Agreement pursuant to Section 8.2(a)(iii)(C), and SRx may not exercise its right to terminate this Agreement pursuant to Section 8.2(a)(iv)(C), unless the Party intending to rely thereon has delivered a written notice to the other Party specifying in reasonable detail all breaches of covenants, representations and warranties or other matters which the Party delivering such notice is asserting as the basis for the non-fulfilment or the applicable condition or termination right, as the case may be. If any such notice is delivered, provided that a Party is proceeding diligently to cure such matter and such matter is capable of being cured prior to the Outside Date, no Party may terminate this Agreement until the expiration of a period of ten (10) Business Days from such notice, and then only if such matter has not been cured by such date. If such notice has been delivered less than ten (10) Business Days prior to the making of the application for the Final Order, such application and such filing shall be postponed until the expiry of such period, provided that such extension does not result in a filing of the Final Order after the Outside Date. For greater certainty, in the event that such matter is cured within the time period referred to herein without having a Parent Material Adverse Effect or an SRx Material Adverse Effect, as the case may be, this Agreement may not be terminated as a result of the cured breach.

6.5.	Satisfaction of ConditionsOther than as set forth in this Article VI, the conditions precedent set out in Section 6.1, Section 6.2 and Section 6.3 shall be conclusively deemed to have been satisfied, waived or released when the Certificate of Arrangement is issued by the Director following filing of the Articles of Arrangement with the consent of the Parties in accordance with the terms of this Agreement.

ARTICLE VII.

ADDITIONAL COVENANTS

7.1.	Covenant Regarding Non-SolicitationEach Party shall, and shall direct and cause its Representatives to immediately, cease and cause to be terminated any solicitation, encouragement, activity, discussion or negotiation with any parties that may be ongoing with respect to an Acquisition Proposal involving such Party whether or not initiated by such Party, discontinue access to any parties (other than a Party to this Agreement and its Representatives) to any dataroom that contains information regarding the SRx Group or the Parent Group (as applicable), and to the extent such Party entered into a confidentiality agreement with any such parties, such Party shall request the return of information regarding the SRx Group or the Parent Group (as applicable) previously provided to such parties and shall request the destruction of all materials including or incorporating any confidential information regarding the SRx Group or the Parent Group (as applicable) pursuant to any such confidentiality agreement. Each Party represents and warrants that it has not, and agrees not to, release or permit the release of any Person from, or waive or forbear in the enforcement of, any confidentiality agreement or other similar agreement relating to a potential Acquisition Proposal involving such Party to which such third party is a party. Each Party further represents and warrants that it has not, and agrees not to, release or permit the release of any Person from, or waive or forbear in the enforcement of, any standstill or similar agreement or obligation to which such third party is a party or by which such third party is bound.

7.2.	Covenant Regarding Acquisition ProposalsEach Party agrees that it shall not, and shall cause its Representatives (including the SRx Board or the Parent Board, as applicable) not to, directly or indirectly:

(i)	make, solicit, initiate, entertain, knowingly encourage, promote or facilitate, (including by way of furnishing non-public information, permitting any visit to its facilities or properties or entering into any form of agreement, arrangement or understanding) any inquiries or offers or the making of any proposals regarding or that would reasonably be expected to constitute an Acquisition Proposal involving such Party or that would be reasonably be expected to lead to an actual or potential Acquisition Proposal involving such Party;

(ii)	participate, directly or indirectly, in any discussions or negotiations regarding, or furnish to any Person any non-public information or otherwise co-operate with, respond to, assist or participate in any Acquisition Proposal involving such Party or potential Acquisition Proposal involving such Party or participate in any discussions or negotiations regarding an actual or potential Acquisition Proposal involving such Party, or furnish any information or access to any Person (other than a Party to this Agreement and its Representatives) with respect to any inquiries, proposals or offers that constitute, or that would reasonably be expected to lead to, an actual or potential Acquisition Proposal involving such Party;

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(iii)	remain neutral with respect to, or agree to, approve or recommend any, Acquisition Proposal involving such Party or potential Acquisition Proposal involving such Party (it being understood that publicly taking no position or a neutral position with respect to an Acquisition Proposal involving such Party for a period of no more than five (5) Business Days following formal announcement of such Acquisition Proposal shall not be considered to be a violation of this Section 7.2(a)(iii));

(iv)	enter into any agreement, arrangement or understanding related to any Acquisition Proposal involving such Party (other than, in the case of the Parent, an Acceptable Confidentiality Agreement) or requiring it to abandon, terminate or fail to consummate the Arrangement or the transactions contemplated by this Agreement or providing for the payment of any break, termination or other fees or expenses to any Person in the event that the Arrangement or the transactions contemplated by this Agreement are completed or in the event that it completes any other transaction with the other Party or Parties or with an affiliate of the other Party or Parties that is agreed to prior to any termination of this Agreement (any such agreement, arrangement or understanding, an “Alternative Acquisition Agreement”); or

(v)	subject to Article VII, make a Change in Recommendation.

(b)	SRx shall promptly (and in any event within 24 hours) notify Parent, at first orally and then in writing, of any proposals, offers or inquiries relating to or constituting or that would reasonably be expected to lead to an SRx Acquisition Proposal or any request for non-public information relating to SRx or any of its subsidiaries. Such notice shall include a description of the terms and conditions of any proposal, inquiry or offer, the identity of the Person making such proposal, inquiry or offer, a copy of the proposal, offer or inquiry (if written), and provide such other details of the proposal, inquiry or offer as Parent may reasonably request. SRx shall keep Parent fully informed on a prompt basis of the status, including any change to the material terms, of any such proposal, inquiry or offer, provided that, for greater certainty, SRx shall at all times comply with its obligations under Section 7.2(a)

(c)	Parent, AcquireCo and CallCo shall promptly (and in any event within 24 hours) notify SRx, at first orally and then in writing, of any proposals, offers or inquiries relating to or constituting or that would reasonably be expected to lead to a Parent Acquisition Proposal or any request for non-public information relating to Parent or any of its subsidiaries. Such notice shall include a description of the terms and conditions of any proposal, inquiry or offer, the identity of the Person making such proposal, inquiry or offer, a copy of the proposal, offer or inquiry (if written), and provide such other details of the proposal, inquiry or offer as SRx may reasonably request. Parent shall keep SRx fully informed on a prompt basis of the status, including any change to the material terms, of any such proposal, inquiry or offer.

(d)	SRx shall ensure that its officers, directors and any financial advisors or other advisors or Representatives retained by it are aware of the provisions of Section 7.1 and this Section 7.2, and SRx shall be responsible for any breach of Section 7.1 or this Section 7.2 by such officers, directors, financial advisors or other advisors or Representatives. Each of Parent, AcquireCo and CallCo shall ensure that its officers, directors and any financial advisors or other advisors or Representatives retained by it are aware of the provisions of Section 7.1 and this Section 7.2, and each of Parent and AcquireCo shall be responsible for any breach of Section 7.1 or this Section 7.2 by such officers, directors, financial advisors or other advisors or Representatives.

(e)	Nothing contained in Section 7.1 or Section 7.2 shall prohibit Parent from taking and disclosing a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the U.S. Exchange Act.

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7.3.	Responding to a Parent Acquisition ProposalNotwithstanding Section 7.1 and Section 7.2, if Parent receives a bona fide written Parent Acquisition Proposal from a third party prior to obtaining the Parent Shareholder Approval, Parent may engage in or participate in discussions or negotiations with such Person regarding such Parent Acquisition Proposal, and may provide copies of, access to or disclosure of confidential information, properties, facilities, books or records of itself and its subsidiaries, if and only if:

(i)	the Parent Board first determines in good faith, based on the advice of its financial advisors and its outside counsel, that such Parent Acquisition Proposal is bona fide and constitutes or would reasonably be expected to constitute a Superior Proposal, and, based on the advice of its outside counsel, that the failure to engage in such discussions or negotiations would be inconsistent with its fiduciary duties;

(ii)	such Person was not restricted from making such Parent Acquisition Proposal pursuant to an existing standstill confidentiality, non-disclosure, business purpose, use or similar restriction or agreement;

(iii)	it has been, and continues to be, in compliance with its obligations under Section 7.1 through Section 7.4, and such Parent Acquisition Proposal was unsolicited and did not otherwise result from a breach of Section 7.1 or Section 7.2;

(iv)	prior to providing any such copies, access, or disclosure, it enters into a confidentiality and standstill agreement with such Person having terms at least as favorable to Parent as the Confidentiality Agreement (an “Acceptable Confidentiality Agreement”); and

(v)	it promptly provides SRx with:

(A)	prior written notice stating its intention to participate in such discussions or negotiations and to provide such copies, access or disclosure, together with a copy of written advice from its outside counsel that the failure to engage in such discussions or negotiations would be inconsistent with the fiduciary duties of the Parent Board; and

(B)	prior to providing any such copies, access or disclosure, a true, complete and final executed copy of the Acceptable Confidentiality Agreement referred to in Section 7.3(a)(iv),

provided, that Parent shall not, and shall not allow its Representatives to, disclose any non-public information with respect to it or any of its subsidiaries to such Person if such non-public information has not been previously provided to, or is not concurrently provided to, SRx.

7.4.	Superior Proposals; Right to MatchNotwithstanding Section 7.1 and Section 7.2, at any time prior to obtaining the Parent Shareholder Approval, the Parent Board may, if the Parent Board determines in good faith, based on the advice of its outside counsel and financial advisors, that the Superior Proposal remains a Superior Proposal (after taking into account all adjustments to the terms of this Agreement that may be offered by SRx pursuant to this Section 7.4), (A) make a Parent Change in Recommendation in response to a Superior Proposal and (B) cause Parent to terminate this Agreement in accordance with Section 8.2(a)(iii)(A), and concurrently enter into a binding Alternative Acquisition Agreement with respect to any such Superior Proposal, provided that:

(i)	the Parent Board may not make a Parent Change in Recommendation or terminate this Agreement pursuant to Section 8.2(a)(iii)(A), unless:

(A)	such Person was not restricted from making such Parent Acquisition Proposal pursuant to an existing standstill confidentiality, non-disclosure, business purpose, use or similar restriction or agreement;

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(B)	Parent has been, and continues to be, in compliance with its obligations under Section 7.1 through Section 7.4, and such Parent Acquisition Proposal was unsolicited and did not otherwise result from a breach of Section 7.1 or Section 7.2;

(C)	Parent has delivered to SRx a written notice of the determination of Parent Board that such Parent Acquisition Proposal constitutes a Superior Proposal and of the intention of the Parent Board to make a Parent Change in Recommendation, terminate this Agreement pursuant to Section 8.2(a)(iii)(A), and enter into a definitive Alternative Acquisition Agreement with respect to such Superior Proposal, together with (1) a written notice from the Parent Board regarding the value and financial terms that the Parent Board, in consultation with its financial advisors, has determined should be ascribed to any non-cash consideration offered under such Superior Proposal and (2) a copy of the proposed definitive Alternative Acquisition Agreement and any other relevant transaction documents (the “Superior Proposal Notice”);

(D)	at least five (5) Business Days (the “Superior Proposal Matching Period”) have elapsed from the date on which SRx received the Superior Proposal Notice;

(E)	during any Superior Proposal Matching Period, SRx has had the opportunity (but not the obligation), in accordance with Section 7.4(b), to offer to amend this Agreement and the Arrangement in order for such Parent Acquisition Proposal to cease to be a Superior Proposal; and

(F)	if SRx has offered to amend this Agreement and the Arrangement under Section 7.4(b), the Parent Board has determined in good faith, based on the advice of its outside legal counsel and financial advisers, that such Parent Acquisition Proposal continues to constitute a Superior Proposal compared to the terms of the Arrangement as proposed to be amended under Section 7.4(b).

(b)	During any Superior Proposal Matching Period, or such longer period as Parent may approve in writing for such purpose: (i) the Parent Board shall review any offer made by SRx under Section 7.4(a)(i)(F) to amend the terms of this Agreement and the Arrangement in good faith in order to determine whether such proposal would, upon acceptance, result in the Parent Acquisition Proposal previously constituting a Superior Proposal ceasing to be a Superior Proposal; and (ii) Parent shall negotiate in good faith with SRx to make such amendments to the terms of this Agreement and the Arrangement as would enable SRx to proceed with the transactions contemplated by this Agreement on such amended terms. If the Parent Board determines that such Parent Acquisition Proposal would cease to be a Superior Proposal, Parent shall promptly so advise SRx, and the Parties shall amend this Agreement to reflect such offer made by SRx, and shall take and cause to be taken all such actions as are necessary to give effect to the foregoing.

(c)	Each successive amendment to any Parent Acquisition Proposal that results in an increase in, or modification of, the consideration (or value of such consideration) to be received by the Parent Shareholders or other material terms or conditions thereof shall constitute a new Parent Acquisition Proposal for the purposes of this Section 7.4, which shall require a new Superior Proposal Notice to SRx. SRx shall be afforded a new five (5) Business Day Superior Proposal Matching Period from the date on which SRx receives the Superior Proposal Notice with respect to such amended Parent Acquisition Proposal from Parent.

(d)	The Parent Board shall promptly reaffirm the Parent Board Recommendation by press release after any Parent Acquisition Proposal which is not determined to be a Superior Proposal is publicly announced or the Parent Board determines that a proposed amendment to the terms of this Agreement as contemplated under Section 7.4(b) would result in a Parent Acquisition Proposal no longer being a Superior Proposal. Parent shall provide SRx and its outside legal counsel with a reasonable opportunity to review the form and content of any such press release and shall make all reasonable amendments to such press release as requested by SRx and its outside legal counsel.

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(e)	If Parent provides a Superior Proposal Notice to SRx after a date that is less than ten (10) Business Days before the Parent Meeting, Parent shall either proceed with or shall postpone such meeting, as directed by SRx acting reasonably, to a date that is not more than ten (10) Business Days after the scheduled date of that meeting but before the Outside Date.

7.5.	Access to Information; Confidentiality; TransitionFrom the date hereof until the earlier of the Effective Time and the termination of this Agreement pursuant to its terms, subject to compliance with applicable Law and the terms of any existing Contracts, each Party shall, and shall cause its Representatives to, afford to the other Party and its Representatives reasonable access during normal business hours upon reasonable notice, to the properties, information and records relating to, and the personnel of, such Party, including the related facilities, books, contracts, financial statements, forecasts, financial projections (to the extent permitted by confidentiality agreements in force on the date hereof), studies, records, operating Permits, and any other documentation (whether in writing or stored in computerized, electronic, disk, tape, microfilm or any other form); provided, however, that each Party shall provide the other Party with at least one (1) Business Day prior written notice of any requested on site access to any real property of the other Party. Each of Parent and SRx shall, and shall cause their subsidiaries and their respective Representatives to, as the case may be, work cooperatively and in good faith to ensure an orderly transition following the Effective Time, including with respect to transitional planning, transitional services, and the retention of personnel (and any related arrangements thereto). From the date hereof until the earlier of the Effective Time and the termination of this Agreement pursuant to its terms, each Party will maintain the access of the other Party and its Representatives to the information contained as at the date of this Agreement in any dataroom that contains information regarding the such Party to which the other Party and its Representatives have access as at the date of this Agreement.

7.6.	Other DeliveriesWithin ten (10) Business Days after the date hereof, (i) SRx shall deliver to Parent all of the SRx Voting Agreements, and (ii) Parent shall deliver to SRx all of the Parent Voting Agreements (provided, however, that the SRx Voting Agreement with Adesh Vora has been entered into prior to or contemporaneously with the execution of this Agreement).

(b)	As promptly as practicable after the execution and deliver of this Agreement, and in any event prior to the Effective Time, (i) SRx shall deliver to Parent Lock-Up Agreements duly executed by each of the directors, executive officers and shareholders of SRx who will fall within the definition of “Locked-Up Persons” at the Effective Time, and (ii) Parent shall deliver to SRx Lock-Up Agreements duly executed by each of the directors, executive officers and shareholders of Parent who will fall within the definition of “Locked-Up Persons” at the Effective Time.

ARTICLE VIII.

TERM, TERMINATION, AMENDMENT AND WAIVER

8.1.	TermThis Agreement shall be effective from the date hereof until the earlier of the Effective Time and the termination of this Agreement in accordance with its terms.

8.2.	TerminationThis Agreement may be terminated:

(i)	at any time prior to the Effective Time by mutual written agreement of SRx and Parent;

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(ii)	by either SRx or Parent, if:

(A)	the Effective Time shall not have occurred on or before the Outside Date, except that the right to terminate this Agreement under this Section 8.2(a)(ii)(A) shall not be available to any Party whose failure to fulfill any of its obligations or breach any of its covenants, representations and warranties under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before the Outside Date; provided however, that if completion of the Arrangement is delayed by (i) an injunction or order made by a Governmental Entity of competent jurisdiction, or (ii) Parent or SRx not having obtained any Key Regulatory Approval or the Interim Order or the Final Order which is necessary to permit the completion of the Arrangement such that the conditions set forth in Section 6.1(a), 6.1(b) or 6.1(h) shall not have been satisfied or waived then, provided that such injunction or order is being contested or appealed or such regulatory waiver, consent or approval or the Interim Order or the Final Order is being actively sought, as applicable, the Outside Date shall automatically be extended for an additional period of thirty (30) days;

(B)	after the date of this Agreement, any Governmental Entity of competent jurisdiction shall have issued an order, decree or ruling or there shall be enacted or made any applicable Law that makes consummation of the Arrangement illegal or otherwise prohibited or otherwise restrains, enjoins or prohibits SRx or Parent, AcquireCo or CallCo from consummating the Arrangement (unless such order, decree, ruling or applicable Law has been withdrawn, reversed or otherwise made inapplicable) and such order, decree, ruling or applicable Law or enjoinment shall have become final and non-appealable;

(C)	the SRx Securityholder Approval shall not have been obtained at the SRx Meeting (at which a vote was held) in accordance with applicable Law and the Interim Order;

(D)	the Parent Shareholder Approval Matters shall not have been approved at the Parent Meeting (at which a vote was held) in accordance with applicable Law; or

(E)	as of the date of the SRx Meeting, the condition set forth in Section 6.1(i) has not been satisfied or waived by all Parties.

(iii)	by Parent, if:

(A)	prior to obtaining the Parent Shareholder Approval, the Parent Board authorizes Parent to accept a Superior Proposal, provided that Parent shall have (1) simultaneously with such termination, entered into the Alternative Acquisition Agreement associated with such Superior Proposal, (2) otherwise complied with its obligations set forth in Section 7.1 through Section 7.4 and (3) paid any amounts due pursuant to Section 8.3(b);

(B)	there shall have occurred an SRx Material Adverse Effect which is incapable of being cured by the Outside Date;

(C)	subject to Section 6.4, SRx is in default of a covenant or obligation hereunder (other than the covenants and obligations set forth in Section 7.1 and Section 7.2, as to which Section 8.2(a)(iii)(D) shall apply) such that the condition contained in Section 6.2(a) is not satisfied or is incapable of satisfaction, or any representation or warranty of SRx or SRx under this Agreement is untrue or incorrect or shall have become untrue or incorrect such that the condition contained in Section 6.2(b) would be incapable of satisfaction; provided that Parent, AcquireCo and CallCo are not then in breach of this Agreement so as to cause any of the conditions set forth in Section 6.2(a) or Section 6.2(b) not to be satisfied; or

(D)	SRx shall have breached or failed to perform any of its obligations set forth in Section 7.1 through Section 7.4.

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(iv)	by SRx, if:

(A)	there shall have occurred a Parent Change in Recommendation;

(B)	there shall have occurred a Parent Material Adverse Effect which is incapable of being cured by the Outside Date;

(C)	subject to Section 6.4, Parent, AcquireCo or CallCo is in default of a covenant or obligation hereunder (other than the covenants and obligations set forth in Section 7.1 and Section 7.2, as to which Section 8.2(a)(iv)(D) shall apply) such that the condition contained in Section 6.3(a) is not satisfied or is incapable of satisfaction, or any representation or warranty of Parent or AcquireCo under this Agreement is untrue or incorrect or shall have become untrue or incorrect such that the condition contained in Section 6.3(b) would be incapable of satisfaction; provided that SRx is not then in breach of this Agreement so as to cause any of the conditions set forth in Section 6.3(a) or 6.3(b) not to be satisfied; or

(D)	Parent shall have breached or failed to perform any of its obligations set forth in Section 7.1 through Section 7.4.

(b)	Subject to Section 6.4(b), the Party desiring to terminate this Agreement pursuant to this Section 8.2 (other than pursuant to Section 8.2(a)(i)) shall give notice of such termination to the other Party, specifying in reasonable detail the basis for such Party’s exercise of its termination right.

(c)	If this Agreement is terminated pursuant to this Section 8.2, this Agreement shall become void and be of no further force or effect without liability of any Party (or any shareholder or other Representative of such Party) to any other Party hereto, except that the provisions of this Section 8.2(c) and Section 8.3, Section 9.1, Section 9.3. , Section 9.4 , Section 9.6, Section 9.7 and Section 9.8 and all related definitions set forth in Section 1.1 and the provisions of the Confidentiality Agreement shall survive any termination of this Agreement pursuant to this Section 8.2; provided further that neither the termination of this Agreement pursuant to this Section 8.2 nor anything contained in this Section 8.2 shall relieve a Party from any Liability arising prior to such termination arising from any willful and material breach of this Agreement or fraud.

8.3.	Expenses and Termination PaymentExcept as otherwise provided herein, the Parties agree that all costs and expenses of the Parties relating to the Arrangement and the transactions contemplated in this Agreement, including legal fees, accounting fees, financial advisory fees, strategic advisory fees, regulatory filing fees, stock exchange fees, all disbursements of advisors and printing and mailing costs, shall be paid by the Party incurring such expenses.

(b)	The Termination Payment shall be payable by Parent to SRx in the event that this Agreement is terminated in the following circumstances:

(i)	pursuant to Section 8.2(a)(iv)(A) (Parent Change in Recommendation), Section 8.2(a)(iv)(D) (Breach of Parent Non-Solicitation Covenants) or Section 8.2(a)(iii)(A) (Superior Proposal); or

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(ii)	pursuant to Section 8.2(a)(ii)(A) (Outside Date), Section 8.2(a)(ii)(D) (Failure to Approve Parent Shareholder Approval Matters), Section 8.2(a)(iv)(B) (Parent Material Adverse Effect) or Section 8.2(a)(iv)(C) (Parent Breach) if, in any such case, prior to the earlier of the termination of this Agreement or the holding of the Parent Meeting, (A) a Parent Acquisition Proposal, or the intention to make a Parent Acquisition Proposal, shall have been publicly announced by any Person (other than SRx or any of its affiliates) and not withdrawn prior to such termination or holding of the Parent Meeting, and (B) within twelve (12) months after the later of the date of termination of this Agreement or the holding of the Parent Meeting, (1) Parent has entered into a definitive agreement with respect to or consummated a Parent Acquisition Proposal, (2) a Parent Acquisition Proposal has been publicly accepted or recommended by the Parent Board, or (3) a Parent Acquisition Proposal has been approved by or submitted for approval to the Parent Shareholders. For the purpose of this Section 8.3(b)(ii), the term “Parent Acquisition Proposal” shall have the meaning ascribed to such term in Section 1.1, except that references to “20%” shall be deemed to be “50%”. For the avoidance of doubt, the Parent Acquisition Proposal referred to in clauses (B)(1), (B)(2) and (B)(3) of this Section 8.3(b)(ii) need not be the same Parent Acquisition Proposal that was made to Parent or publicly announced prior to the termination of this Agreement or holding of the Parent Meeting.

The Termination Payment shall be made by Parent by wire transfer of same-day funds, to an account designated by SRx, (x) in the event that this Agreement is terminated pursuant to Section 8.2(a)(iii)(A), simultaneously with, and as a condition to the effectiveness of, such termination, (y) in the event that this Agreement is terminated pursuant to Section 8.2(a)(iv)(A) or Section 8.2(a)(iv)(D), as soon as practicable, and in any event within two (2) Business Days of the date on which this Agreement is terminated, and (z) in the event that the Termination Payment is payable pursuant to Section 8.3(b)(ii), on the earliest occur of the events referred to in clauses (B)(1), (B)(2) and (B)(3) thereof.

SRx hereby acknowledges that the Termination Payment to which it may become entitled to is a payment of liquidated damages which is a genuine pre-estimate of the damages which it will suffer or incur as a result of the event giving rise to such damages and the resultant non-completion of the Arrangement and the transactions contemplated by this Agreement and is not a penalty. Parent hereby irrevocably waives any right it may have to raise as a defense that any such liquidated damages are excessive or punitive. Upon receipt by SRx of the Termination Payment, SRx shall have no further Claim against Parent at law or in equity or otherwise (including injunctive relief to restrain any breach or threatened breach by Parent of any of its obligations hereunder or otherwise to obtain specific performance).

8.4.	AmendmentSubject to the provisions of the Interim Order and Final Order, the Plan of Arrangement and applicable Law, this Agreement and the Plan of Arrangement may, at any time and from time to time prior to the Effective Time, be amended only by mutual written agreement of Parent and SRx, and any such amendment may, without limitation:

(a)	change the time for performance of any of the obligations or acts of the Parties;

(b)	waive any inaccuracies or modify any representation or warranty contained herein or in any document delivered pursuant hereto;

(c)	waive compliance with or modify any of the covenants herein contained and waive or modify performance of any of the obligations of the Parties; and

(d)	waive compliance with or modify any mutual conditions precedent herein contained.

Notwithstanding the foregoing, after each of the SRx Securityholder Approval and the Parent Shareholder Approval has been obtained, no amendment shall be made that pursuant to applicable Law requires further approval or adoption by the SRx Shareholders or the Parent Shareholders without such further approval or adoption.

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8.5.	WaiverAny Party may (a) extend the time for the performance of any of the obligations or acts of the other Party, (b) waive compliance, except as provided herein, with any of the other Party’s agreements or the fulfilment of any conditions to its own obligations contained herein, or (c) waive inaccuracies in any of the other Party’s representations or warranties contained herein or in any document delivered by the other Party, in each case only to the extent such obligations, agreements and conditions are intended for its benefit. Notwithstanding the foregoing, after each of the SRx Securityholder Approval and the Parent Shareholder Approval has been obtained, no waiver shall be made that pursuant to applicable Law requires further approval or adoption by the SRx Shareholders or the Parent Shareholders without such further approval or adoption. No extension or waiver shall be valid unless set forth in an instrument in writing signed on behalf of the waiving Party and, unless otherwise provided in the written waiver, will be limited to the specific breach or condition waived and shall not extend to any other matter or occurrence. No failure or delay in exercising any right, power or privilege under this Agreement will operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege under this Agreement.

ARTICLE IX.

GENERAL PROVISIONS AND MISCELLANEOUS

9.1.	PrivacyEach Party shall comply with applicable privacy Laws in the course of collecting, using and disclosing Personal Information in connection with the transactions contemplated hereby (the “Transaction Personal Information”). No Party shall disclose Transaction Personal Information originally collected by any other Party to any Person other than to its advisors who are evaluating and advising on the transactions contemplated by this Agreement. If Parent completes the transactions contemplated by this Agreement, Parent shall not, following the Effective Date, without the consent of the individuals to whom such Transaction Personal Information relates or as permitted or required by applicable Law, use or disclose Transaction Personal Information originally collected by SRx:

(a)	for purposes other than those for which such Transaction Personal Information was collected by SRx prior to the Effective Date; and

(b)	which does not relate directly to the carrying on of the business of SRx (including carrying on the SRx Business) or to the carrying out of the purposes for which the transactions contemplated by this Agreement were implemented.

The Parties shall protect and safeguard the Transaction Personal Information against unauthorized collection, use or disclosure. Parent shall cause its advisors to observe the terms of this Section 9.1 and to protect and safeguard all Transaction Personal Information in their possession. If this Agreement shall be terminated, each Party shall promptly deliver to the other Party all Transaction Personal Information originally collected by such other Party in its possession or in the possession of any of its advisors, including all copies, reproductions, summaries or extracts thereof, except, unless prohibited by applicable Law, for electronic backup copies made automatically in accordance with the usual backup procedures of the Party returning such Transaction Personal Information.

9.2.	NoticesAll notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed to have been duly given and received on the day it is delivered, provided that it is delivered on a Business Day prior to 4:30 p.m. Toronto time in the place of delivery or receipt. However, if notice is delivered after 4:30 p.m. Toronto time or if such day is not a Business Day then the notice shall be deemed to have been given and received on the next Business Day. Notice shall be sufficiently given if delivered (either in person, by courier service or other personal method of delivery), or if transmitted by e- mail to the Parties at the following addresses (or at such other addresses as shall be specified by any Party by notice to the other given in accordance with these provisions):

(a)	if to Parent, AcquireCo or CallCo:

12400 Race Track Road

Tampa, FL 33626

Attention: Mike Young and Carolina Martinez

Email: myoung@cottcap.com / nmartinez@bttrco.com

Wildeboer Dellelce LLP

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Suite 800, Wildeboer Dellelce Place

365 Bay Street

Toronto, ON M5H 2V1

Attention: Perry Dellelce and James Brown

Email: perry@wildlaw.ca; jbrown@wildlaw.ca

and to:

Meister Seelig & Fein PLLC

125 Park Avenue, 7th Floor

New York, New York 10017

Attention Louis Lombardo

Email: LL@msf-law.com

(b)	if to SRx:

SRX Health Solutions Inc.

65 Queen street West

8th floor Toronto, On

M5H 2M5

Attention: Adesh Vora and Dave Sohi

Email: adesh.vora@srxhealth.ca / dave.sohi@srxhealth.ca

and to:

Borden Ladner Gervais LLP

Bay Adelaide Centre, East Tower,

22 Adelaide St. West

Toronto, ON, Canada M5H 4E3

Attention: Colin Cameron-Vendrig

Email: ccameronvendrig@blg.com

Dorsey & Whitney LLP

TD Canada Trust Tower

Brookfield Place 161 Bay Street, Suite 4310

Toronto, ON M5J 2S1

Attention: Richard Raymer

Email: raymer.richard@dorsey.comGoverning Law

This Agreement shall be governed, including as to validity, interpretation and effect, by the Laws of the Province of Ontario and the Laws of Canada applicable therein, without giving effect to any principles of conflict of Laws thereof which would result in the application of the Laws of any other jurisdiction. Each of the Parties hereby irrevocably attorns to the exclusive jurisdiction of the courts of the Province of Ontario in respect of all matters arising under and in relation to this Agreement and the Arrangement. Notwithstanding the foregoing, any provisions of this Agreement with respect to US Securities Laws shall be governed by applicable US Laws, and any provisions with respect to the corporate governance, existence, good standing and authority of Parent shall be governed by the DGCL.

9.4.	Injunctive Relief

Subject to Section 8.3(b), the Parties acknowledge and agree that irreparable harm would occur for which money damages would not be an adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the Parties agree that, in the event of any breach or threatened breach of this Agreement by a Party, the non-breaching Party will be entitled, without the requirement of posting a bond or other security, to seek equitable relief, including injunctive relief and specific performance, and the Parties shall not object to the granting of injunctive or other equitable relief on the basis that there exists an adequate remedy at law. Subject to Section 8.3(b), such remedies will not be the exclusive remedies for any breach of this Agreement but will be in addition to all other remedies available at law or equity to each of the Parties.

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9.5.	Time of Essence

Time shall be of the essence in this Agreement.

9.6.	Entire Agreement, Binding Effect and Assignment

This Agreement (including the exhibits and schedules hereto and the SRx Disclosure Letter, the Parent Disclosure Letter and the other agreements, documents and certificates delivered or to be delivered pursuant to this Agreement) and the Confidentiality Agreement constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof and thereof and, except as expressly provided herein, this Agreement is not intended to and shall not confer upon any Person other than the Parties any rights or remedies hereunder. This Agreement shall inure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any of the Parties without the prior written consent of the other Parties.

9.7.	No Liability

No director or officer of Parent shall have any personal liability whatsoever to SRx under this Agreement, or any other document delivered in connection with the transactions contemplated hereby on behalf of Parent. No director or officer of SRx shall have any personal liability whatsoever to Parent, AcquireCo or CallCo under this Agreement, or any other document delivered in connection with the transactions contemplated hereby on behalf of SRx.

9.8.	Severability

If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

9.9.	Counterparts; Execution

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. The Parties shall be entitled to rely upon delivery of an executed facsimile or similar executed electronic copy of this Agreement, and such facsimile or similar executed electronic copy shall be legally effective to create a valid and binding agreement among the Parties.

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IN WITNESS WHEREOF, the Parties have executed this Arrangement Agreement as of the date first written above by their respective officers thereunto duly authorized.

BETTER CHOICE COMPANY INC.

By:	/s/ Michael Young
Name:	Michael Young
Title:	Chairman

1000994476 ONTARIO INC.

By:	/s/ Michael Young
Name:	Michael Young
Title:	President

1000994085 ONTARIO INC.

By:	/s/ Michael Young
Name:	Michael Young
Title:	President

SRX HEALTH SOLUTIONS INC.

By:
Name:	Adesh Vora
Title:	President & Chief Executive Officer

SRX HEALTH SOLUTIONS INC.

By:
Name:	Dave Sohi
Title:	Chief Financial Officer

IN WITNESS WHEREOF, the Parties have executed this Arrangement Agreement as of the date first written above by their respective officers thereunto duly authorized.

BETTER CHOICE COMPANY INC.

By:
Name:
Title:

[●]

By:
Name:
Title:

[●]

By:
Name:
Title:

SRX HEALTH SOLUTIONS INC.

By:	/s/ Adesh Vora
Name:	Adesh Vora
Title:	Chief Executive Officer

SRX HEALTH SOLUTIONS INC.

By:	/s/ Dave Sohi
Name:	Dave Sohi
Title:	Chief Financial Officer

SCHEDULE A

PLAN OF ARRANGEMENT

[See Attached]

A-1

Execution Version

PLAN OF ARRANGEMENT

ARTICLE 1

INTERPRETATION

1.1	Definitions

In this Plan of Arrangement:

“Acquireco” means 1000994476 Ontario Inc., an indirect subsidiary of Parent, incorporated under the laws of the Province of Ontario that issues the Exchangeable Shares pursuant to the Arrangement.

“Amalgamation” has the meaning set out in Section 2.2(h).

“Ancillary Rights” means all rights relating to the Exchangeable Shares which are provided outside of the Exchangeable Share Provisions, including, the interest of a holder of Exchangeable Shares as a beneficiary of the trust created under the Voting Trust Agreement and all rights created under the Support Agreement.

“affiliate” has the meaning ascribed thereto in the Securities Act (Ontario), as amended.

“Amalco” means the indirect subsidiary of Parent, existing under the laws of the Province of Ontario formed upon the amalgamation of Acquireco and SRx pursuant to Section 2.2(g).

“Arrangement” means an arrangement under Section 182 of the OBCA on the terms and subject to the conditions set out in this Plan of Arrangement, subject to any amendments or variations hereto made in accordance with this Plan of Arrangement and the Arrangement Agreement or made at the direction of the Court.

“Arrangement Agreement” means the arrangement agreement made as of September 3, 2024 between Parent, Acquireco, Callco and SRx, as amended, supplemented and/or restated in accordance with its terms.

“Articles of Arrangement” means the articles of arrangement of SRx in respect of the Arrangement required by the OBCA to be sent to the Director after the Final Order is made, which shall be in a form and content satisfactory to Parent and SRx, each acting reasonably.

“Business Day” means a day other than a Saturday, a Sunday or any other day on which commercial banking institutions in Toronto, Ontario or Tampa, Florida are authorized or required by applicable Law to be closed.

“Callco” means 1000994085 Ontario Inc, being a wholly-owned subsidiary of Parent incorporated under the laws of the Province of Ontario.

“Canadian Resident” means (i) a person who is not a non-resident of Canada for the purposes of the Tax Act, or (ii) a partnership that is a “Canadian partnership” for purposes of the Tax Act.

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Execution Version

“Certificate of Arrangement” means the certificate of arrangement to be issued by the Director pursuant to subsection 183(2) of the OBCA in respect of the Articles of Arrangement.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Consideration” means the consideration to be received by SRx Shareholders pursuant to the Plan of Arrangement in respect of each SRx Share that is issued and outstanding immediately prior to the Effective Time, being either the Parent Share Consideration or the Exchangeable Share Consideration as elected by a SRx Shareholder or as otherwise determined in accordance with Section 2.3 in respect of each SRx Share held.

“Court” means the Ontario Superior Court of Justice (Commercial List).

“CRA” means the Canada Revenue Agency.

“Current Market Price” has the meaning set out in the Exchangeable Share Provisions. “Depositary” means the person acting as depositary under the Arrangement.

“Director” means the Director appointed pursuant to Section 278 of the OBCA. “Dissent Rights” has the meaning set out in Section 3.1.

“Dissenting Shareholder” means a registered holder of SRx Shares that has duly and validly exercised Dissent Rights and who is ultimately entitled to be paid the fair value of such holder’s SRx Shares as determined in accordance with Section 3.1.

“Effective Date” means the date shown on the Certificate of Arrangement giving effect to the Arrangement.

“Effective Time” means 12:01 a.m. (Toronto time) on the Effective Date.

“Election Deadline” means 4:00 p.m. (Toronto time) on the Business Day which is not less than five (5) Business Days preceding the Effective Date, unless otherwise agreed in writing by Parent and SRx.

“Eligible Holder” means an SRx Shareholder who is (i) a Canadian Resident, or (ii) a partnership, any member of which is a Canadian Resident.

“Exchange Ratio” means the number of Parent Shares or Exchangeable Shares that an SRx Shareholder will receive at the Effective Time in exchange for each one (1) SRx Share held, determined as follows:

A = the number of Parent Shares or Exchangeable Shares to be received in exchange for each one (1) SRx Share, rounded to three decimal places;

2

Execution Version

B = US$80,000,000 plus US$43,000,000 minus the SRx U.S. Dollar Net Debt;

C = 30 Day VWAP; and

D = the total number of SRx Shares outstanding immediately prior to the Effective Time,

provided that if:

“Exchange Time” means the time that the steps in Sections 2.2(c) and 2.2(e) occur.

“Exchangeable Elected Shares” means SRx Shares (other than SRx Shares held by Parent or an affiliate) that the holder thereof shall have elected, in accordance with Section 2.3(a) in a duly completed Letter of Transmittal and Election Form deposited with the Depositary no later than the Election Deadline, to transfer to Acquireco under the Arrangement for the Exchangeable Share Consideration.

“Exchangeable Share Consideration” means the consideration in the form of Exchangeable Shares, together with the Ancillary Rights, elected for each SRx Share held by a SRx Shareholder (other than a Dissenting Shareholder) pursuant to Section 2.3(a), which shall be that number of Exchangeable Shares equal to the Exchange Ratio for each SRx Share held immediately prior to the Effective Time.

“Exchangeable Share Provisions” means the rights, privileges, restrictions and conditions attaching to the Exchangeable Shares shall be the rights, privileges, restrictions and conditions as set forth in the articles of incorporation of Acquireco.

“Exchangeable Shares” means the exchangeable shares in the capital of Acquireco having the rights, privileges, restrictions and conditions set forth in the Exchangeable Share Provisions.

“Final Order” means an Order of the Court granted pursuant to Section 185 of the OBCA, in a form acceptable to each of Parent and SRx, each acting reasonably, approving the Arrangement after a hearing upon the procedural and substantive fairness of the terms and conditions of the Arrangement, as such Order may be affirmed, amended, modified, supplemented or varied by the Court (with the consent of Parent and SRx, each acting reasonably) at any time prior to the Effective Date or, if appealed, as affirmed or amended (provided, however, that any such amendment is acceptable to Parent and SRx, each acting reasonably) on appeal, unless such appeal is withdrawn, abandoned or denied.

3

Execution Version

“Governmental Entity” means (i) any multinational or supranational body or organization, nation, government, state, province, country, territory, municipality, quasi- government, administrative, judicial or regulatory authority, agency, board, body, bureau, commission, instrumentality, court or tribunal or any political subdivision thereof, or any central bank (or similar monetary or regulatory authority) thereof, any taxing authority, any ministry or department or agency of any of the foregoing, (ii) any self-regulatory organization or stock exchange, including the NYSE, (iii) any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government; and (iv) any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of such entities or other bodies pursuant to the foregoing.

“holder” means the holder of SRx Shares, SRx RSUs or SRx Warrants shown from time to time in the central securities register maintained by or on behalf of SRx in respect of such securities, as the context requires.

“including” means “including without limitation” and “includes” means “includes without limitation”.

“Interim Order” means an Order of the Court in a form acceptable to each of Parent and SRx, acting reasonably, providing for, among other things, the calling and holding of the SRx Meeting, as the same may be amended by the Court with the consent of Parent and SRx, each acting reasonably.

“Judgment” means any judgment, Order, decree, award, ruling, decision, verdict, subpoena, injunction or settlement entered, issued, made or rendered by any Governmental Entity (in each case whether temporary, preliminary or permanent).

“Law” means, with respect to any person, any and all applicable law (statutory, common, civil or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, Order, injunction, Judgment, decree, ruling or other similar requirement, whether domestic or foreign, enacted, adopted, promulgated or applied by a Governmental Entity that is binding upon or applicable to such person or its business, undertaking, property or securities, and to the extent that they have the force of law, policies, guidelines, notices and protocols of any Governmental Entity, as amended.

“Letter of Transmittal and Election Form” means the letter of transmittal and election form sent by SRx for use by holders of SRx Securityholders, as applicable, in connection with the Arrangement, in the form accompanying the SRx Circular.

“NYSE” means the New York Stock Exchange.

“OBCA” means the Business Corporations Act (Ontario), as amended.

“Order” means an order, injunction, Judgment, administrative complaint, decree, ruling, award, assessment, direction, instruction, penalty or sanction issued, filed or imposed by any Governmental Entity.

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Execution Version

“person” includes any individual, firm, partnership, limited partnership, limited liability partnership, joint venture, venture capital fund, limited liability company, unlimited liability company, association, trust, trustee, executor, administrator, legal personal representative, estate, body corporate, corporation, company, unincorporated association or organization, Governmental Entity, syndicate or other entity, whether or not having legal status.

“Plan of Arrangement” means this plan of arrangement.

“Preferred Voting Share Provisions” means the rights, privileges, restrictions and conditions attaching to the special voting shares of Acquireco, set forth in the articles of incorporation of Acquireco.

“Principal” means Adesh Vora, the Founder, President and Chief Executive Officer of SRx.

“Parent” means Better Choice Company Inc., a corporation existing under the laws of the State of Delaware.

“Parent Share Consideration” means the Consideration in the form of Parent Shares elected or deemed to be elected for each SRx Share held by an SRx Shareholder (other than a Dissenting Shareholder) pursuant to Section 2.3, which shall be that number of Parent Shares equal to the Exchange Ratio for each SRx Share held immediately prior to the Effective Time.

“Parent Shares” means the common stock, par value $0.001 per share, in the capital of Parent.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Authorities” means all securities regulatory authorities, including the applicable securities commission or similar regulatory authorities in each of the provinces and territories of Canada, the SEC and the NYSE, that are applicable to SRx or Parent, as the case may be.

“Special Voting Share” means the special voting share in the capital of Parent having substantially the rights, privileges, restrictions and conditions described in the Arrangement Agreement.

“SRx” means SRx Health Solutions Inc., a corporation governed under the OBCA.

“SRx Arrangement Resolution” means the special resolution of SRx Shareholders and the SRx Warrantholders (on an as-converted to SRx Share basis) voting together as a single class, approving the Arrangement to be considered at the SRx Meeting.

“SRx Circular” means the notice of the SRx Meeting and accompanying management information circular, including all schedules, appendices and exhibits thereto and enclosures therewith, sent to the SRx Shareholders, as required by the Court in the Interim Order, in connection with the SRx Meeting, as amended, supplemented or otherwise modified from time to time in accordance with the terms of this Agreement.

5

Execution Version

“SRx Meeting” means the special meeting of SRx Securityholders, including any adjournment or postponement thereof, to be called and held in accordance with the Interim Order to consider the SRx Arrangement Resolution, and for any other purpose as may be set out in the SRx Circular.

“SRx Net Debt” means an amount equal to (a) the aggregate indebtedness for borrowed money of SRx (including accrued interest and prepayment penalties, if applicable) as of 12:01 a.m. ET on the date that is five (5) Business Days before the Effective Date, minus

(b) all cash and cash equivalents of SRx (including money market accounts, money market funds, money market instruments), including cash in transit and all such cash and cash equivalents held by third-party processors, as of 12:01 a.m. ET on the date that is five (5) Business Days before the Effective Date. For greater clarity, and without limiting the generality of the foregoing, the aggregate indebtedness for borrowed money of SRx shall include all amounts owed under (i) that certain Credit Agreement, dated September 14, 2023, by and among SRx, the guarantors and lenders named therein, and CWB Maximum Financial Inc., as administrative agent, and (ii) certain unsecured convertible debentures issued by SRx between November 2022 and January 2023, in each case to the extent unpaid as of 12:01 a.m. ET on the date that is five (5) Business Days before the Effective Date.

“SRx RSU Holders” means the holders at the relevant time of SRx RSUs.

“SRx RSU Plan” means the Omnibus Long Term Incentive Plan of SRx.

“SRx RSUs” means, at any time, restricted share units of SRx granted under the SRx RSU Plan which are, at such time, outstanding, whether or not vested.

“SRx Securityholders” means SRx Shareholders, SRx RSU Holders and SRx Warrantholders;

“SRx Securities” means SRx Shares, SRx RSUs and SRx Warrants;

“SRx Shareholders” means the holders of SRx Shares.

“SRx Shares” means issued and outstanding common shares in the capital of SRx.

“SRx U.S. Dollar Net Debt” the U.S. Dollar Equivalent of the SRx Net Debt based calculated as of the date that is five (5) Business Days before the Effective Date.

“SRx Warrantholders” means the holders at the relevant time of SRx Warrants.

“SRx Warrants” means the common share purchase warrants to acquire SRx Shares which are at such time outstanding.

6

Execution Version

“Support Agreement” means an agreement to be made among Parent, Callco and Acquireco in connection with this Plan of Arrangement, which shall be in a form and content satisfactory to Parent and SRx, each acting reasonably.

“Tax Act” means the Income Tax Act (Canada) and the regulations made thereunder, as now in effect and as they may be promulgated or amended from time to time.

“Tax Election Package” a copy of CRA form T2057, or, if the SRx Shareholder is a partnership, a copy of CRA form T2058 and a copy of any applicable equivalent provincial or territorial election form, each of which has been duly and properly completed and executed by the SRx Shareholder in accordance with the rules contained in the Tax Act or the relevant provincial or territorial legislation.

“30 Day VWAP” means the volume weighted average trading price of the Parent Shares on the NYSE or such other principal stock exchange on which the Parent Shares are trading, calculated by dividing the total value by the total volume of the Parent Shares trade for thirty (30) trading days preceding the date that is five (5) Business Days prior to the Effective Time.

“Trading Day” means any day on which Parent Shares are actually traded on the NYSE or such other stock exchange or automated quotation system on which Parent Shares are actually traded if such shares do not trade on the NYSE.

“Transfer Agent” means such person as may from time to time be appointed by Acquireco as the registrar and transfer agent for the Exchangeable Shares.

“Trustee” means the Principal or any other such person that the Principal determines.

“U.S. Dollar Equivalent” means in respect of an amount expressed in a currency other than U.S. dollars (the “Foreign Currency Amount”) the product obtained by multiplying:

a)	the Foreign Currency Amount by,

b)	the single daily exchange rate on such date for such foreign currency expressed in U.S. dollars as reported by the Bank of Canada or, in the event such exchange rate is not available, such exchange rate on such date for such foreign currency expressed in U.S. dollars as may be deemed by the Board of Directors of SRx, acting reasonably, to be appropriate for such purpose.

“U.S. Securities Act” means the United States Securities Act of 1933.

“Voting Trust Agreement” means the trust agreement to be made among Parent, Acquireco and the Trustee in connection with this Plan of Arrangement, which shall be in a form and content satisfactory to Parent and SRx, each acting reasonably, as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof.

7

Execution Version

1.2	Headings and References

The division of this Plan of Arrangement into Sections and the insertion of headings are for convenience of reference only and do not affect the construction or interpretation of this Plan of Arrangement. Unless otherwise specified, references to Sections are to Sections of this Plan of Arrangement.

1.3	Currency

Except as expressly indicated otherwise, all sums of money referred to in this Plan of Arrangement are expressed and shall be payable in lawful money of the United States and “$” refers to United States dollars. “CA$” refers to the lawful money of Canada.

1.4	Time

Time shall be of the essence in each and every matter or thing herein provided. Unless otherwise indicated, all times expressed herein are local time at Toronto, Ontario.

ARTICLE 2

THE ARRANGEMENT

2.1	Binding Effect

Subject to the terms of the Arrangement Agreement, the Arrangement will become effective at the Effective Time and shall be binding at and after the Effective Time on SRx, Parent, Acquireco, Callco, the Depositary, the Trustee and all holders and beneficial holders of SRx Shares, SRx RSUs and SRx Warrants, including Dissenting Shareholders.

2.2	The Arrangement

Commencing at the Effective Time on the Effective Date, subject to the terms and conditions of the Arrangement Agreement, the following shall occur as part of the Arrangement and shall be deemed to occur sequentially in the following order (except that the steps in Sections 2.2(c) to Section 2.2(f) shall be deemed to occur contemporaneously) without any further act or formality:

(a)	each SRx Share held by a Dissenting Shareholder shall be deemed to be transferred by the holder thereof, without any further act or formality on its part, free and clear of all Encumbrances, to SRx and SRx shall thereupon be obliged to pay the amount therefor determined and payable in accordance with Article 3 hereof, and the name of such holder shall be removed from the central securities register of SRx as a holder of SRx Shares and SRx shall be recorded as the registered holder of the SRx Shares so transferred and shall be deemed to be the legal owner of such SRx Shares, which SRx Shares shall thereupon be cancelled;

(b)	each SRx Warrant outstanding immediately prior to the Effective Time that has not been exercised in advance of the exercise deadline set out in the SRx Circular, shall be cancelled without consideration;

(c)	notwithstanding the terms of the SRx RSU Plan, each SRx RSU outstanding immediately prior to the Effective Time shall be deemed to be vested, without any further action by or on behalf of an SRx RSU Holder, and each SRx RSU Holder shall receive one SRx Share for each SRx RSU, and all of SRx’ obligations under such SRx RSUs shall be deemed to be fully satisfied and the SRx RSU Holders shall cease to have any rights as holders of the SRx RSUs, other than the right to receive the compensation contemplated by this Plan of Arrangement and the SRx Shares issued in connection with this Section 2.2(c) shall be treated as all other SRx Shares at the Effective Time in accordance with Section 2.2(c) or Section 2.2(d), as applicable;

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(d)	contemporaneously with the steps in Section 2.2(e) and Section 2.2(f), each issued and outstanding SRx Share (other than Exchangeable Elected Shares and SRx Shares held by the Parent or Dissenting Shareholders) held by a SRx Shareholder shall be transferred by the holder thereof, without any further act or formality on its part, free and clear of all Encumbrances, to Acquireco in exchange for Parent Share Consideration in accordance with the election or deemed election of such SRx Shareholder pursuant to Section 2.3;

(e)	contemporaneously with the step in Section 2.2(d) and Section 2.2(f), each Exchangeable Elected Share shall be transferred by the holder thereof, without any further act or formality on its part, free and clear of all Encumbrances, to Acquireco in exchange for Exchangeable Share Consideration in accordance with the election of such SRx Shareholder pursuant to Section 2.3;

(f)	contemporaneously with the step in Section 2.2(d) and Section 2.2(e): (i) Parent, Acquireco and Callco shall execute the Support Agreement, and the Exchangeable Shareholders shall be deemed to be parties thereto; (ii) Parent, Acquireco and the Trustee shall execute the Voting Trust Agreement and Parent shall issue to and deposit with the Trustee the Special Voting Share in consideration of the payment to Parent by SRx on behalf of the SRx Shareholders of ten dollars in Canadian funds (CA$10.00), to be thereafter held of record by the Trustee for and on behalf of, and for the use and benefit of, the holders of the Exchangeable Shares in accordance with the Voting Trust Agreement, and the Exchangeable Shareholders shall be deemed to be parties thereto to the extent necessary;

(g)	SRx shall reduce the stated capital of the SRx Shares to CA$1.00; and

(h)	Acquireco and SRx shall merge (the “Amalgamation”) to form one corporate entity, Amalco, with the same effect as if they had amalgamated under Section 177(1) of the OBCA, except that the legal existence of Acquireco shall not cease and AcquireCo shall survive the merger as Amalco and the Amalgamation is intended to qualify as an amalgamation as defined in subsection 87(1) of the Tax Act, and without limiting the generality of the foregoing, upon and as a consequence of the Amalgamation;

(i)	the separate legal existence of the SRx shall cease without SRx being liquidated or wound up and Acquireco and SRx shall continue as one company and the property, rights, interests and obligations of SRx shall become the property, rights, interests and obligations of Amalco;

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(ii)	the properties, rights, interests and obligations of Acquireco shall continue to be the properties, rights, interests and obligations of Amalco, and the Amalgamation shall not constitute an assignment by operation of law, a transfer or any other disposition of the properties, rights and interests of Acquireco to Amalco;

(iii)	Amalco will own and hold the property of Acquireco and SRx and, without limiting the provisions hereof, all rights of creditors or others of Acquireco and SRx will be unimpaired by the Amalgamation, and all liabilities and obligations of Acquireco and SRx, whether arising by contract or otherwise, may be enforced against Amalco to the same extent as if such obligations had been incurred or contracted by Amalco;

(iv)	Amalco will continue to be liable for all of the liabilities and obligations of Acquireco and SRx;

(v)	all rights, contracts, permits and interests of Acquireco and SRx will continue as rights, contracts, permits and interests of Amalco as if Acquireco and SRx continued and, for greater certainty, the Amalgamation will not constitute a transfer or assignment of the rights or obligations of either Acquireco or SRx under any such rights, contracts, permits and interests;

(vi)	any existing cause of action, claim or liability to prosecution will be unaffected;

(vii)	a civil, criminal or administrative action or proceeding pending by or against either Acquireco or SRx may be continued by or against Amalco;

(viii)	a conviction against, or ruling, order or judgment in favour of or against either Acquireco or SRx may be enforced by or against Amalco;

(ix)	each issued and outstanding share of each class of shares of Acquireco shall become a share of the same class of shares of Amalco having the same terms and conditions as such Acquireco shares had immediately prior to the Amalgamation and all of the issued and outstanding shares of SRx will be cancelled without repayment of capital in respect thereof;

(x)	the name of Amalco shall be SRX Health Solutions Inc.;

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(xi)	Amalco shall be authorized to issue an unlimited number of Exchangeable Shares, Preferred Voting Shares and common shares each without par value;

(xii)	the articles and bylaws of Amalco shall be in the form of the articles and bylaws of Acquireco;

(xiii)	the first annual general meeting of Amalco or resolutions in lieu thereof shall be held within 18 months from the Effective Date;

(xiv)	the first directors of Amalco following the amalgamation shall be the then current Acquireco directors; and

(xv)	the stated capital of each class of shares of Amalco will be an amount equal to the stated capital attributable to the corresponding class of Acquireco shares immediately prior to the Amalgamation.

2.3	Consideration Elections

With respect to the exchange of securities effected pursuant to Section 2.2(e):

(a)	SRx Shareholders who are Eligible Holders may elect to (i) receive in respect of any or all of their SRx Shares, the Exchangeable Share Consideration, and (ii) receive in respect of the balance of their SRx Shares, if any, the Parent Share Consideration;

(b)	the election provided for in Section 2.3(a) shall be made by an SRx Shareholder depositing with the Depositary, prior to the Election Deadline, a duly completed Letter of Transmittal and Election Form indicating such SRx Shareholder’s election, together with certificates representing such holder’s SRx Shares, if any;

(c)	any SRx Shareholder who does not deposit with the Depositary a duly completed Letter of Transmittal and Election Form prior to the Election Deadline, or otherwise fails to comply with the requirements of Section 2.3(b) and the Letter of Transmittal and Election Form in respect of any such SRx Shareholder’s SRx Shares (including SRx Shareholders who duly exercise Dissent Rights but are ultimately not entitled, for any reason, to be paid fair value for their SRx Shares in respect of which they have exercised Dissent Rights), shall be deemed to have elected to receive the Parent Share Consideration;

(d)	Letters of Transmittal and Election Forms must be received by the Depositary on or before the Election Deadline; and

(e)	any Letter of Transmittal and Election Form, once deposited with the Depositary, shall be irrevocable and may not be withdrawn by an SRx Shareholder.

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2.4	Income Tax Elections

(a)	SRx Shareholders who are Eligible Holders who are entitled to receive Exchangeable Share Consideration under the Arrangement shall be entitled to make an income tax election pursuant to subsection 85(1) of the Tax Act or, if an SRx Shareholder is a partnership, subsection 85(2) of the Tax Act (and in each case, where applicable, the analogous provisions of provincial or territorial income tax Law) with respect to the transfer of their SRx Shares to Acquireco by providing the Tax Election Package to the Depositary within 90 days following the Effective Date, duly completed with the details of the number of Acquireco Shares transferred and the applicable agreed amounts (which cannot be less than the fair market value of the Ancillary Rights at the Exchange Time). Thereafter, subject to the Tax Election Package being duly completed, the relevant forms will be signed by Acquireco and returned to such persons within 150 days after the Effective Date for filing with the CRA (or the applicable provincial taxing agency). Acquireco will not be responsible for the proper or accurate completion of the Tax Election Package or to check or verify the content of any election form and, except for Acquireco’s obligation to return duly completed Tax Election Packages which are received by the Depositary within 90 days of the Effective Date, within 150 days after the Effective Date, Acquireco will not be responsible for any taxes, interest or penalties or any other costs or damages resulting from the failure by an SRx Shareholder to properly and accurately complete or file the necessary election forms in the form and manner and within the time prescribed by the Tax Act (or any applicable provincial or territorial legislation). In its sole discretion, Acquireco may choose to sign and return Tax Election Packages received more than 90 days following the Effective Date, but Acquireco will have no obligation to do so.

(b)	Upon receipt of the Letter of Transmittal and Election Form in which an Eligible Holder has indicated that the Eligible Holder intends to make an income tax election pursuant to subsection 85(1) of the Tax Act or, if the person is a partnership, subsection 85(2) of the Tax Act (and in each case, where applicable, the analogous provisions of provincial or territorial income tax Law), Acquireco will promptly deliver a tax instruction letter (and a tax instruction letter for the equivalent Quebec election, if applicable), together with the relevant tax elections forms (including the Quebec election forms, if applicable) to the Eligible Holder.

2.5	Share Registers

Every SRx Shareholder from whom a SRx Share is transferred and acquired pursuant to the Arrangement shall be removed from the register of holders of SRx Shares at the Effective Time and shall cease to have any rights in respect of such SRx Shares, and Acquireco shall become the holder of such SRx Shares and shall be added to that register at the Effective Time and shall be entitled as of that time to all of the rights and privileges attached to the SRx Shares. Every SRx Shareholder who acquires Exchangeable Shares and/or Parent Shares pursuant to the Arrangement shall be added to the register of holders of Exchangeable Shares and/or Parent Shares, as applicable, and shall be entitled as of the Effective Time to all of the rights and privileges attached to the Exchangeable Shares and/or Parent Shares, as the case may be.

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2.6	Convertible Security Registers

Every SRx RSU Holder and SRx Warrantholder from whom an SRx RSU or SRx Warrant is terminated pursuant to the Arrangement shall be removed from the registers of SRx RSU Holders and SRx Warrantholders, as applicable, at the Effective Time and shall cease to have any rights in respect of such SRx RSUs or SRx Warrants, as applicable.

2.7	Adjustments to Consideration

The consideration to be paid pursuant to Sections 2.2(b), 2.2(c), 2.2(c), and 2.2(d) shall be adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Parent Shares or SRx Shares, other than stock dividends paid in lieu of ordinary course dividends), reorganization, recapitalization or other like change with respect to Parent Shares or SRx Shares occurring after the date of the Arrangement Agreement and prior to the Effective Time.

2.8	U.S. Securities Laws

Notwithstanding any provision herein to the contrary, SRx, Parent and Acquireco agree that this Plan of Arrangement will be carried out with the intention that all Consideration to be issued in connection with the Arrangement shall be exempt from registration requirements of the U.S. Securities Act pursuant to the Section 3(a)(10) Exemption thereunder, and available exemptions from the registration or qualification requirements of applicable U.S. state securities laws, and shall be without trading restrictions under the U.S. Securities Act (other than those that would apply under the U.S. Securities Act to persons who are, have been within 90 days of the Effective Time, or, at the Effective Time, become affiliates (as defined by Rule 144 of the U.S. Securities Act) of Acquireco or Parent as applicable).

ARTICLE 3

DISSENT RIGHTS

3.1	Rights of Dissent

Registered holders of SRx Shares may exercise rights of dissent with respect to those SRx Shares pursuant to, and (except as expressly indicated to the contrary in this Section 3.1), in the manner set forth in, Section 185 of the OBCA and this Section 3.1 in connection with the Arrangement (the “Dissent Rights”); provided that, notwithstanding Section 185(6) of the OBCA, the written objection to the resolution approving the Arrangement referred to in Section 185(6) of the OBCA must be received by SRx not later than 5:00 p.m. (Toronto time) on the second Business Day before the SRx Meeting; and provided further that, notwithstanding the provisions of Section 185 of the OBCA, SRx Shareholders who duly exercise Dissent Rights and who have not withdrawn or been deemed to have withdrawn such exercise of Dissent Rights and who:

(a)	ultimately are determined to be entitled to be paid fair value for their SRx Shares, which fair value, notwithstanding anything to the contrary contained in Section 185 of the OBCA, shall be determined as of the Exchange Time, shall be deemed to have transferred those SRx Shares as of the Exchange Time at the fair value of the SRx Shares determined as of the Exchange Time in accordance with Section 2.2(a), without any further act or formality and free and clear of all Encumbrances, to SRx and shall not be entitled to any other payment or consideration, including any payment that would be payable under the Arrangement had such holder not exercised their Dissent Rights in respect of such SRx Shares; or

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(b)	ultimately are determined not to be entitled, for any reason, to be paid fair value for their SRx Shares, shall be deemed to have participated in the Arrangement on the same basis as a holder of SRx Shares who has not exercised Dissent Rights and shall be deemed to have elected to receive, and shall receive, the consideration provided in Section 2.3(c), but in no case shall SRx, Parent, Acquireco, the Depositary or any other person be required to recognize any such holder as a holder of SRx Shares after the Exchange Time, and the names of each such holder shall be deleted from the register of holders of SRx Shares at the Exchange Time. For greater certainty, in addition to any other restrictions in the Interim Order, no SRx Shareholder shall be entitled to exercise Dissent Rights with respect to SRx Shares in respect of which a SRx Shareholder has voted or has instructed a proxyholder to vote in favour of the SRx Arrangement Resolution.

ARTICLE 4

SHARE DEPOSIT AND FRACTIONAL SHARES

4.1	Share Deposit

At least five (5) Business Days prior to the Effective Date, Parent shall deliver to SRx the information required for the 30 Day VWAP and SRx shall deliver to Parent the information required for the SRx U.S. Dollar Net Debt. At least three (3) Business Days prior to the Effective Time, Acquireco and Parent shall deposit or cause to be deposited with the Depositary, for the benefit of the holders of SRx Shares, the aggregate number of whole Exchangeable Shares and the aggregate number of whole Parent Shares issuable to holders of SRx Shares in accordance with Sections 2.2(c) and Section 2.2(e) under this Plan of Arrangement. Upon surrender to the Depositary by a holder of SRx Shares of a duly completed Letter of Transmittal and Election Form and such other documents and instruments as the Depositary may reasonably require along with the certificate or certificates, if any, representing such SRx Shares to be exchanged under the Arrangement for cancellation, such holder of SRx Shares shall be entitled to receive, and promptly after the Exchange Time the Depositary shall deliver to such person, written evidence of the book entry issuance in uncertificated form to, or certificates registered in the name of, such person representing that number of Parent Shares and/or Exchangeable Shares which such person is entitled to receive in accordance with Section 2.2(c) and Section 2.2(e) less any amounts withheld pursuant to Section 4.6, and any certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of such SRx Shares which was not registered in the transfer records of SRx, written evidence of the book entry issuance of, or certificates representing, the number of Parent Shares and/or Exchangeable Shares issuable to the registered holder may be registered in the name of and issued to the transferee if the certificate representing such SRx Shares is presented to the Depositary, accompanied by a duly completed Letter of Transmittal and Election Form and all documents required to evidence and effect such transfer. Without limiting the provisions of Section 2.5, until surrendered as contemplated by this Section 4.1, each certificate which immediately prior to the Exchange Time represented one or more outstanding SRx Shares that, under the Arrangement, were exchanged pursuant to Section 2.2(c) or Section 2.2(e), shall be deemed at all times after the Exchange Time to represent only the right to receive upon such surrender (i) the Consideration to which the holder thereof is entitled under the Arrangement, or as to a certificate held by a Dissenting Shareholder (other than a shareholder who exercised Dissent Rights who is deemed to have participated in the Arrangement pursuant to Section 3.1(b)), to receive the fair value of the SRx Shares represented by such certificate, and (ii) any dividends or distributions with a record date after the Exchange Time theretofore paid or payable with respect to any Parent Shares or Exchangeable Shares issued in exchange therefor as contemplated by Section 4.2, in each case less any amounts withheld pursuant to Section 4.6.

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4.2	Distributions with Respect to Unsurrendered Certificates

No dividends or other distributions paid, declared or made with respect to Parent Shares or Exchangeable Shares, in each case with a record date after the Exchange Time, shall be paid to the holder of any unsurrendered certificate which immediately prior to the Exchange Time represented outstanding SRx Shares, unless and until such person shall have surrendered its certificates representing SRx Shares in accordance with the provisions of Section 4.1. Subject to applicable Law, at the time such person shall have surrendered its certificates representing SRx Shares in accordance with the provisions of Section 4.1, there shall be paid to such person, without interest (i) the amount of dividends or other distributions with a record date after the Exchange Time theretofore paid with respect to the Parent Share or the Exchangeable Share, as the case may be, to which such person is entitled pursuant hereto, and (ii) on the appropriate payment date, the amount of dividends or other distributions with a record date after the Exchange Time but prior to the date of surrender of certificates representing SRx Shares by such person in accordance with the provisions of Section 4.1 and a payment date subsequent to the date of such compliance and payable with respect to such Parent Shares or Exchangeable Shares, as the case may be.

4.3	No Fractional Shares

No fractional Parent Shares or fractional Exchangeable Shares shall be issued upon compliance with the provisions of Section 4.1 and no dividend, stock split or other change in the capital structure of Parent or Acquireco shall relate to any such fractional security and such fractional interests shall not entitle the owner thereof to exercise any rights as a security holder of Parent or Acquireco. Where the aggregate number of Parent Shares or Exchangeable Shares to be issued to a SRx Shareholder as consideration under the Arrangement would result in a fraction of an Parent Share or an Exchangeable Share being issuable, the number of Parent Shares or Exchangeable Shares, as the case may be to be received by such SRx Shareholder shall be rounded down to the nearest whole Parent Share or Exchangeable Share, as the case may be, and such person shall not be entitled to any compensation in respect of such fractional Parent Share or fractional Exchangeable Share.

4.4	Lost Certificates

In the event any certificate which immediately prior to the Exchange Time represented one or more outstanding SRx Shares that were exchanged pursuant to Section 2.2 shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed, the Depositary will issue in exchange for such lost, stolen or destroyed certificate, any Parent Shares or Exchangeable Shares (and any dividends or distributions with respect thereto) deliverable in accordance with Section 2.2 and such holder’s Letter of Transmittal and Election Form. When authorizing such payment in exchange for any lost, stolen or destroyed certificate, the person to whom Parent Shares or Exchangeable Shares (and any dividends or distributions with respect thereto) are to be issued shall, as a condition precedent to the issuance thereof, give a bond satisfactory to SRx, and Parent and its transfer agent (each acting reasonably) in such amount as Parent may direct or otherwise indemnify SRx, Acquireco and Parent in a manner satisfactory to SRx, Acquireco and Parent against any claim that may be made against SRx, Acquireco or Parent with respect to the certificate alleged to have been lost, stolen or destroyed.

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4.5	Extinction of Rights

Any certificate which immediately prior to the Exchange Time represented outstanding SRx Shares that were exchanged pursuant to Section 2.2 that is not deposited with all other instruments required by Section 4.1 on the second anniversary of the Effective Date shall cease to represent a claim or interest of any kind or nature as a securityholder of Parent or Acquireco. On such date, the Parent Shares and/or Exchangeable Shares to which the former holder of the certificate referred to in the preceding sentence was ultimately entitled shall be deemed to have been surrendered for no consideration to Acquireco. None of Parent, SRx, Acquireco, Callco or the Depositary shall be liable to any person in respect of any cash or property delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

4.6	Withholding Rights

SRx, Acquireco, Callco, Parent, the Depositary and their respective agents shall be entitled to deduct and withhold from any dividend, consideration or amount otherwise payable to any holder of SRx Securities, Parent Shares or Exchangeable Shares such amounts as SRx, Acquireco, Callco, Parent, the Depositary or their respective agents are required to deduct and withhold with respect to such payment under the Tax Act, United States Tax Laws or any other applicable Law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes hereof as having been paid to the holder of the securities in respect of which such deduction and withholding was made, provided that such withheld amounts are actually remitted to the appropriate Governmental Entity. SRx, Acquireco, Callco, Parent, the Depositary and their respective agents are hereby authorized to sell or otherwise dispose of such other portion of the consideration as is necessary to provide sufficient funds to SRx, Acquireco, Callco, Parent, the Depositary or their respective agents, as the case may be, to enable it to comply with such deduction or withholding requirement and SRx, Acquireco, Callco, Parent, the Depositary and their respective agents, as applicable, shall notify the holder thereof and remit any unapplied balance of the net proceeds of such sale. Any such sale will be made in accordance with applicable Law and at prevailing market prices and none of SRx, AcquireCo, Callco, Parent, the Depositary, or any of their respective agents shall be under any obligation to obtain a particular price, or indemnify any Person (including, for greater certainty, any SRx Shareholder, any SRx RSU Holder, any SRx Warrantholder and any Dissenting Shareholder) in respect of a particular price, for the portion of the non-cash consideration so sold.

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4.7	Paramountcy

From and after the Effective Time: (i) this Plan of Arrangement shall take precedence and priority over any and all SRx Shares issued prior to the Effective Time; (ii) the rights and obligations of the registered holders of SRx Shares (other than Parent, Acquireco or any of their respective affiliates), and of SRx, Parent, Acquireco, the Depositary and any transfer agent or other depositary in relation thereto, shall be solely as provided for in this Plan of Arrangement and the Arrangement Agreement; and (iii) all actions, causes of action, claims or proceedings (actual or contingent and whether or not previously asserted) based on or in any way relating to any SRx Shares shall be deemed to have been settled, compromised, released and determined without liability except as set forth herein.

ARTICLE 5

AMENDMENT

5.1	Plan of Arrangement Amendment

(a)	With the prior written consent of Parent, not to be unreasonably withheld, SRx may amend, modify and/or supplement this Plan of Arrangement at any time and from time to time, provided that any such amendment, modification and/or supplement must be contained in a written document that is filed with the Court and, if made after the SRx Meeting, approved by the Court and communicated to the SRx Securityholders if and as required by the Court.

(b)	With the prior written consent of Parent, not to be unreasonably withheld, any amendment, modification or supplement to this Plan of Arrangement may be proposed by SRx at any time before or at the SRx Meeting with or without any other prior notice or communication and, if so proposed and accepted by the persons voting at the SRx Meeting in the manner required under the Interim Order, shall become part of this Plan of Arrangement for all purposes.

(c)	Any amendment, modification or supplement to this Plan of Arrangement that is approved or directed by the Court following the SRx Meeting shall be effective only if it is consented to in writing by SRx and Parent and, (ii) if required by the Court, it is consented to by SRx Shareholders, SRx RSU Holders and/or SRx Warrantholders.

(d)	With the prior written consent of Parent, not to be unreasonably withheld, any amendment, modification or supplement to this Plan of Arrangement may be made prior to the Effective Date by SRx and without the approval of the Court, SRx Shareholders, SRx RSU Holders or SRx Warrantholders, provided that it concerns a matter which, in the reasonable opinion of SRx, is of an administrative nature required to better give effect to the implementation of this Plan of Arrangement and is not materially adverse to the financial or economic interests of any SRx Shareholder, SRx RSU Holder or SRx Warrantholder.

(e)	This Plan of Arrangement may be withdrawn prior to the Exchange Time in accordance with the Arrangement Agreement.

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ARTICLE 6

FURTHER ASSURANCES

Notwithstanding that the transactions and events set out in this Plan of Arrangement shall occur and shall be deemed to occur in the order set out in this Plan of Arrangement without any further act or formality, each of SRx, Parent, Callco and Acquireco shall make, do and execute, or cause to be made, done and executed, all such further acts, deeds, agreements, transfers, assurances, instruments or documents as may reasonably be required by any of them to document or evidence any of the transactions or events set out in this Plan of Arrangement.

ARTICLE 7

NOTICE

Any notice to be given by Parent or Acquireco to SRx Shareholders, SRx RSU Holders or SRx Warrantholders pursuant to the Arrangement will be deemed to have been properly given if it is mailed by first class mail, postage prepaid, to registered SRx Shareholders, SRx RSU Holders and SRx Warrantholders, as the case may be, at their addresses as shown on the applicable register of such holders maintained by SRx and will be deemed to have been received on the first day following the date of mailing which is a Business Day.

The provisions of this Plan of Arrangement, the Arrangement Agreement and the Letter of Transmittal and Election Form apply notwithstanding any accidental omission to give notice to any one or more SRx Shareholders, SRx Warrantholders or SRx RSU Holders and notwithstanding any interruption of mail services in Canada, the United States or elsewhere following mailing. In the event of any interruption of mail service following mailing, Parent intends to make commercially reasonable efforts to disseminate any notice by other means, such as dissemination by press release. Notwithstanding the provisions of the Arrangement Agreement, this Plan of Arrangement and the Letter of Transmittal and Election Form, certificates, if any, for Parent Shares and Exchangeable Shares issuable, pursuant to the Arrangement need not be mailed if Parent determines that delivery thereof by mail may be delayed. Persons entitled to cheques and certificates which are not mailed for the foregoing reason may take delivery thereof at the office of the Transfer Agent in respect of which the certificates being issued were deposited, upon application to the Transfer Agent, until such time as Parent has determined that delivery by mail will no longer be delayed. Notwithstanding the provisions of the Arrangement Agreement, this Plan of Arrangement and the Letter of Transmittal and Election Form, the deposit of cheques and certificates with the Transfer Agent in such circumstances will constitute delivery to the persons entitled thereto and the Parent Shares will be deemed to have been paid for immediately upon such deposit.

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SCHEDULE B

SRx ARRANGEMENT RESOLUTION

a)	the arrangement (the “Arrangement”) under Section 182 of the Business Corporations Act (Ontario) (the “OBCA”) involving BETTER CHOICE COMPANY INC., a corporation existing under the laws of the State of Delaware (“Parent”), 1000994476 ONTARIO INC., a corporation existing under the laws of the Province of Ontario (“AcquireCo”), 1000994085 ONTARIO INC., a corporation existing under the laws of the Province of Ontario (“CallCo”), and SRX HEALTH SOLUTIONS INC., a corporation existing under the laws of the Province of Ontario (“SRx”), as more particularly described and set forth in the management information circular of SRx (the “Circular”) dated , 2024 accompanying the notice of this meeting (as the Arrangement may be, or may have been, modified, amended or supplemented in accordance with the definitive arrangement agreement (as it may be amended, the “Arrangement Agreement”) made as of September 3, 2024 between Parent, AcquireCo, CallCo and SRx) is hereby authorized, approved and adopted;

b)	the plan of arrangement of SRx (as may be, or may have been, modified, amended or supplemented in accordance with its terms and the terms of the Arrangement Agreement as the “Plan of Arrangement”) implementing the Arrangement, the full text of which is set out in Schedule to the Circular, is hereby authorized, approved and adopted;

c)	the (i) Arrangement Agreement and related transactions, (ii) actions of the director of SRx in approving the Arrangement Agreement, and (iii) actions of the director and officers of SRx in executing and delivering the Arrangement Agreement, and any amendments, modifications or supplements thereto, are hereby ratified and approved;

d)	SRx be and is hereby authorized to apply for a final order from the Ontario Superior Court of Justice (Commercial List) (the “Court”) to approve the Arrangement on the terms set forth in the Arrangement Agreement and the Plan of Arrangement (as they may be modified, amended or supplemented as described in the Circular);

e)	notwithstanding that this resolution has been passed (and the Arrangement approved) by the shareholders of SRx or that the Arrangement has been approved by the Court, the directors of SRx are hereby authorized and empowered, without further notice to, or approval of, the shareholders of SRx to (i) modify, amend or supplement the Arrangement Agreement or the Plan of Arrangement to the extent permitted by the terms of the Arrangement Agreement or the Plan of Arrangement; and (ii) subject to the terms of the Arrangement Agreement, not to proceed with the Arrangement and related transactions;

f)	any director or officer of SRx is hereby authorized and directed for and on behalf of SRx to execute, whether under corporate seal of SRx or otherwise, and to deliver for filing with the Director under the OBCA articles of arrangement and such other documents as are necessary or desirable to give effect to the Arrangement in accordance with the Arrangement Agreement, such determination to be conclusively evidenced by the execution and delivery of such articles of arrangement and any such other documents; and

g)	any one director or officer of SRx is hereby authorized and directed, for and on behalf and in the name of SRx, to execute or cause to be executed and to deliver or cause to be delivered, whether under corporate seal of SRx or otherwise, all such agreements, forms, waivers, notices, certificate, confirmations and other documents and instruments, and to perform or cause to be performed all such other acts and things, as in the opinion of such director or officer may be necessary, desirable or useful for the purpose of giving effect to these resolutions and the matters authorized thereby, the Arrangement Agreement and completion of the Plan of Arrangement, including:

a.	a. all actions required to be taken by or on behalf of SRx, and all necessary filings and obtaining the necessary approvals, consents and acceptances of appropriate regulatory authorities; and

b.	the signing of the certificates, consents and other documents or declarations required under the Arrangement Agreement or otherwise to be entered into by SRx; such determination to be conclusively evidenced by the execution and delivery of such document, agreement or instrument or the doing of any such act or thing.

B-1

SCHEDULE C

REPRESENTATIONS AND WARRANTIES OF SRx

SRx represents and warrants to and in favor of Parent as follows, and acknowledges that Parent is relying upon such representations and warranties in connection with the completion of the transactions contemplated herein:

(a)	Schedule C(a) of the SRx Disclosure Letter sets forth the name and jurisdiction of incorporation of SRx and each of its subsidiaries (in this Schedule C, the “SRx Subsidiaries”). Each of SRx and the SRx Subsidiaries (i) has been duly incorporated and is validly existing and in good standing under the laws of its jurisdiction of incorporation and is up-to-date in respect of all material corporate filings; (ii) has all requisite corporate or other organization, as applicable power and authority to carry on its business as now conducted and to own or lease and operate its assets and properties; and (iii) in respect of SRx, has all requisite corporate power and authority to enter into and carry out its obligations under this Agreement.

(b)	SRx does not beneficially own, or exercise control or direction over, directly or indirectly, any interest in any other Person other than the SRx Subsidiaries or any agreement, option or commitment to acquire any such investment. All of the issued and outstanding securities of the SRx Subsidiaries are owned by SRx.

(c)	No steps or proceedings have been taken, instituted or, to the knowledge of SRx, are pending for the dissolution, liquidation or winding up of SRx or an SRx Subsidiary. Except as disclosed in Schedule C(c) of the SRx Disclosure Letter, neither SRx nor any SRx Subsidiary: (i) is insolvent or bankrupt under or pursuant to any corporate, insolvency, winding-up, restructuring, reorganization, administration or other Laws applicable to it; (ii) has commenced, approved, authorized or taken any action in furtherance of proceedings in respect of it under any applicable bankruptcy, insolvency, restructuring, reorganization, administration, winding up, liquidation, dissolution, or similar Law; (iii) has proposed a compromise or arrangement with its creditors generally or is or has been subject to any actions taken, orders received or proceedings commenced by creditors or other Persons for or in respect of the bankruptcy, receivership, insolvency, restructuring, reorganization, administration, winding-up, liquidation or dissolution of it, or any of its property or assets; (iv) had any encumbrancer take possession of any of its property, or (v) had any execution or distress become enforceable or become levied upon any of its property. SRx is not unable to pay its liabilities as they become due and the realizable value of the assets of SRx are not less than the aggregate of its liabilities and stated capital of all classes.

(d)	Each of SRx and the SRx Subsidiaries is, in all material respects, conducting its business in compliance with all applicable Laws (including all material applicable federal, provincial, state, municipal and local laws, regulations and other lawful requirements of any Governmental Entity) of each jurisdiction in which its business is carried on and is duly licensed, registered or qualified in all jurisdictions in which it owns, leases or operates its property or carries on business to enable its business to be carried on as now conducted and its property and assets to be owned or leased and operated and all such licenses, registrations and qualifications are valid, subsisting and in good standing and it has not received a notice of non-compliance, nor knows of, nor has reasonable grounds to know of, any facts that could give rise to a notice of non-compliance with any such Laws, licenses, permits, registrations or qualifications which would reasonably be expected to result in an SRx Material Adverse Effect.

(e)	SRx has the requisite corporate power and authority to enter into, deliver and perform its obligations under this Agreement. The execution and delivery of this Agreement and performance by SRx of its obligations under this Agreement and the consummation of the Arrangement and other transactions contemplated hereby have been duly authorized by all necessary corporate action of SRx and no other corporate proceedings on the part of SRx are necessary to authorize the execution, delivery and performance of this Agreement or the consummation of the Arrangement and the other transactions contemplated hereby other than the approval by the SRx Board of the SRx Circular and the approval by the SRx Securityholders in the manner required by the Interim Order, applicable Law and approval of the Arrangement by the Court.

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(f)	This Agreement has been duly and validly executed and delivered by SRx and, assuming due authorization, execution and delivery by Parent, AcquireCo and CallCo, constitutes a legal, valid and binding obligation of SRx, enforceable against SRx in accordance with its terms, subject however, to limitations with respect to enforcement imposed by Law in connection with bankruptcy, insolvency, reorganization or other Laws affecting creditors’ rights generally and to the extent that equitable remedies such as specific performance and injunctions are only available in the discretion of the court from which they are sought.

(g)	Other than the Interim Order and any approvals required by the Interim Order, the Final Order, filings with the Director under the OBCA and such filings and other actions required under applicable Securities Laws and the Key Regulatory Approvals set out in in Schedule E, no Authorization or consent of any Governmental Entity, and no notice, registration, declaration or filing by SRx or any of the SRx Subsidiaries with any such Governmental Entity is required in connection with the execution and delivery of, and performance by SRx of its obligations under, this Agreement or the consummation of the Arrangement and the other transactions contemplated in this Agreement.

(h)	Other than as set out in Schedule C(h) of the SRx Disclosure Letter, there is no requirement under any SRx Material Contract to make a filing with, give any notice to, or to obtain the consent or approval of, any party to such SRx Material Contract relating to the transactions contemplated by this Agreement.

(i)	The execution and delivery of this Agreement by SRx, the performance by SRx of its obligations hereunder and the consummation of the transactions contemplated hereby do not and will not (whether after notice or lapse of time or both) (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under (whether after notice or lapse of time or both) or give rise to any right of termination or acceleration of any obligations or indebtedness, and neither SRx nor an SRx Subsidiary is currently in material breach or default of, (A) any Law applicable to SRx or an SRx Subsidiary; (B) the constating documents or resolutions of SRx or any SRx Subsidiary, as applicable; (C) any Contract or Debt Instrument to which SRx or any SRx Subsidiary is a party or by which it is bound, except as disclosed in Schedule C(i) of the SRx Disclosure Letter, or (D) any judgment, decree or order binding SRx or any SRx Subsidiary, as applicable, or the assets or properties thereof; (ii) allow any Person to exercise any rights, require any consent or other action by any Person or permit the termination, cancellation, acceleration or other change of any right or other obligation or the loss of any benefit to which SRx or any SRx Subsidiary is entitled (including by triggering any rights of first refusal or first offer, change in control provision or other restriction or limitation) under any Material Contract; or (iii) result in the creation or imposition of any Encumbrance up on any of SRx’s assets or the assets of the SRx Subsidiaries.

(j)	Schedule C(j) of the SRx Disclosure Letter sets forth the authorized, issued and outstanding share capital of SRx and each of the SRx Subsidiaries. All of the issued and outstanding shares of capital stock of, or other equity or voting interests in, each of SRx and the SRx Subsidiaries has been duly authorized and validly issued in compliance with applicable Laws and, is fully paid and non- assessable, were not issued in violation of any pre-emptive rights, purchase options, call options, rights of first refusal, first offer, co-sale or participation or subscription rights or other similar rights. Except as set out in Schedule C(j) of the SRx Disclosure Letter, all of the issued and outstanding shares of capital stock of, or other equity or voting interests in, each SRx Subsidiary is owned, directly or indirectly, both as a matter of record and beneficially by SRx and is free and clear of all Encumbrances (except for Permitted Encumbrances). Schedule C(k) of the SRx Disclosure Letter sets forth a list of all other securities of SRx.

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(k)	Except for the securities set forth in Schedule C(k) of the SRx Disclosure Letter, no Person now has any agreement or option or right or privilege (whether at law, pre-emptive or contractual) capable of becoming an agreement for the purchase, subscription, redemption, repurchase or issuance of, or conversion into, any shares, securities, warrants or convertible obligations of any nature of SRx and a sufficient number of SRx Shares are reserved for issuance pursuant to outstanding options, warrants, share incentive plans, convertible, exercisable and exchangeable securities and other rights to acquire SRx Shares. Schedule C(k) of the SRx Disclosure Letter sets forth all issued and outstanding securities of SRx convertible into SRx Shares.

(l)	SRx is not aware of any legislation, or proposed legislation published by a legislative body, which it anticipates will result in an SRx Material Adverse Effect.

(m)	The SRx Financial Statements (i) have been prepared in accordance with IFRS applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto), (ii) fairly present, in all material respects, the consolidated financial position of SRx and the SRx Subsidiaries as at the respective dates thereof and the consolidated results of their operations and cash flows for the periods indicated (except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments) and (iii) when delivered by SRx for inclusion in the Parent Proxy Statement for filing with the SEC following the date of this Agreement in accordance with Section 2.10, will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the U.S. Exchange Act and the U.S. Securities Act applicable to a registrant, in effect as of the date thereof. Since September 30, 2023, there have been no formal investigations regarding financial reporting or accounting policies and practices discussed with, reviewed by or initiated at the direction of the Chief Executive Officer or Chief Financial Officer of SRx, the SRx Board or any committee thereof. Since September 30, 2023, neither SRx nor its independent auditors have identified (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by SRx, (ii) any fraud, whether or not material, that involves SRx’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by SRx, or (iii) any claim or allegation regarding any of the foregoing. Except as disclosed in the SRx Financial Statements, neither SRx nor any of the SRx Subsidiaries has any liabilities, indebtedness, obligation, expense, claim, deficiency, guaranty, or endorsement, whether accrued, absolute, contingent, matured, or unmatured of the kind required to be disclosed on a balance sheet or in the related notes to the consolidated financial statements prepared in accordance with IFRS which are, individually or in the aggregate, material to the business, results of operations or financial condition of SRx and the SRx Subsidiaries taken as a whole, except liabilities (i) identified in the balance sheet of SRx as of the Latest Balance Sheet Date or the notes thereto, (ii) incurred in connection with the transactions contemplated by this Agreement, (iii) described on Schedule C(m) of the SRx Disclosure Letter, (iv) executory obligations under any Contract or (v) incurred since the date of the balance sheet of SRx as of the Latest Balance Sheet Date in the ordinary course of business. SRx does not intend to correct or restate, nor is there any basis for any correction or restatement of, any aspect of the SRx Financial Statements.

(n)	Since the Latest Balance Sheet Date through the date of this Agreement and other than with respect to the negotiation, execution and performance of this Agreement, each of SRx and the SRx Subsidiaries has conducted its business only in the ordinary course of business, and there has not been: (i) any event that has had an SRx Material Adverse Effect, or (ii) any material change by SRx or any SRx Subsidiary in its accounting methods, principles or practices, except as required by concurrent changes in IFRS or as disclosed in the notes to the SRx Financial Statements.

(o)	Neither SRx nor any of the SRx Subsidiaries has any material liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, except for: (i) liabilities and obligations that are adequately presented or reserved on the SRx Financial Statements or disclosed in the notes thereto; or (ii) liabilities and obligations incurred in the ordinary course of business that are not and would not, individually or in the aggregate with all other liabilities and obligations of SRx and the SRx Subsidiaries (other than those disclosed on the SRx Financial Statements), be material to SRx and the SRx Subsidiaries (taken as a whole). Without limiting the foregoing, the SRx Financial Statements reflects reasonable reserves in accordance with IFRS for contingent liabilities of SRx and the SRx Subsidiaries.

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(p)	Each of SRx and the SRx Subsidiaries maintains internal control over financial reporting. Such internal control over financial reporting is effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with IFRS and includes policies and procedures that: (A) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with IFRS, and that receipts and expenditures of SRx and the SRx Subsidiaries are being made only with appropriate authorizations of management and directors of SRx and the SRx Subsidiaries, as applicable; and (B) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the assets of SRx or the SRx Subsidiaries that could have a material effect on its financial statements. As of the date of this Agreement, there neither is, nor has been, any fraud with respect to SRx or the SRx Subsidiaries, whether or not material, relating to the financial reporting or internal control over financial reporting of SRx or the SRx Subsidiaries, as applicable. As of the date of this Agreement, to the knowledge of SRx, there is no fraud that involves management or any other employees who have a role in the internal control over financial reporting of SRx or the SRx Subsidiaries.

(q)	There are no actions, proceedings or, to SRx’s knowledge, investigations (whether or not purportedly by or on behalf of SRx) commenced or, to the knowledge of SRx, threatened or pending against or relating to SRx or any SRx Subsidiary or the business thereof or affecting any of their assets and properties or against any current officer or director relating to such individual’s role with SRx or any SRx Subsidiary at law or in equity (whether in any court, arbitration or similar tribunal) or before or by any Governmental Entity, that would reasonably be expected to result in an SRx Material Adverse Effect or prevent or materially delay the consummation of the Arrangement.

(r)	Except as disclosed in Schedule C(r) of the SRx Disclosure Letter, none of SRx or any SRx Subsidiary is a party to or bound or affected by any commitment, agreement or document containing any covenant which expressly limits the freedom of SRx or the SRx Subsidiary to compete or operate in any line of business, transfer or move any of its assets or operations or which materially or adversely affects the business practices, operations or condition of SRx or the SRx Subsidiary.

(s)	Except as disclosed in Schedule C(s) of the SRx Disclosure Letter, neither SRx nor any of the SRx Subsidiaries is party to, bound by or subject to any indenture, mortgage, lease, agreement, license, permit, authorization, certification, instrument, statute, regulation, order, judgment, decree or law that would be violated or breached by, or under which default would occur or which could be terminated, cancelled or accelerated, in whole or in part, or that would require consent or notice, as a result of the execution, delivery and performance of this Agreement or the consummation of any of the transactions provided for in this Agreement and the Plan of Arrangement (except (i) as would not, individually or in the aggregate, have or reasonably be expected to have, individually or in the aggregate, an SRx Material Adverse Effect or (ii) as set out in Schedule E of this Agreement (Key Regulatory Approvals)).

(t)	Except as disclosed in Schedule C(t) of the SRx Disclosure Letter, SRx is not party to any Contract or arrangement, nor to the knowledge of SRx, is there any shareholders agreement or other Contract, which in any manner affects the voting control of any of the securities of SRx.

(u)	Except as disclosed in Schedule C(u) of the SRx Disclosure Letter, SRx and the SRx Subsidiaries have duly and timely filed all income and other Tax Returns required to be filed by them and all such Tax Returns are complete and correct in all material respects.

(v)	SRx and the SRx Subsidiaries have paid on a timely basis all Taxes which are due and payable or required to be paid by them, other than those which are being or have been contested in good faith and in respect of which adequate reserves have been provided in the SRx Financial Statements. SRx and the SRx Subsidiaries have provided adequate accruals in accordance with IFRS in the SRx Financial Statements for any Taxes for the period covered by such financial statements that have not been paid whether or not shown as being due on any Tax Returns.

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(w)	neither SRx nor the SRx Subsidiaries have declared nor paid (nor been deemed to have paid) any “taxable dividend”, “eligible dividend” or “capital dividend”, all as defined in the Tax Act.

(x)	Except as disclosed in Schedule C(x) of the SRx Disclosure Letter, no deficiencies, litigation, proposed adjustments or matters in controversy exist or have been asserted in writing with respect to any Taxes or Tax Returns of SRx or the SRx Subsidiaries, and neither SRx nor the SRx Subsidiaries are a party to any action or proceeding for assessment or collection of Taxes, and no such event has been asserted in writing or, to the knowledge of SRx, threatened against SRx or the SRx Subsidiaries.

(y)	No written claim has been made by any Governmental Entity in a jurisdiction where SRx or any of the SRx Subsidiaries does not file a Tax Return that SRx, or any of the SRx Subsidiaries, is or may be liable to Tax by that jurisdiction or is or may be required to file a Tax Return with a Governmental Entity of that jurisdiction.

(z)	For the purposes of the Tax Act, and any applicable Tax treaty and any other relevant Tax purposes, (i) SRx is resident in Canada and is a “table Canadian corporation” for purposes of the Tax Act; and (ii) the SRx Subsidiaries are each resident in the jurisdiction in which they were formed, and are not resident in any other country.

(aa)	There are no Encumbrances (other than Permitted Encumbrances) with respect to Taxes upon any of the assets of SRx or the SRx Subsidiaries.

(bb)	Each of SRx and the SRx Subsidiaries has withheld, deducted, charged or collected all amounts required to be withheld, deducted, charged or collected by it on account of Taxes and has remitted all such amounts to the appropriate Governmental Entity when required by Law to do so. SRx and the SRx Subsidiaries are in compliance with, and their respective records contain all information and documents necessary to comply with, all applicable information reporting and withholding requirements under all Law.

(cc)	Neither SRx nor any of the SRx Subsidiaries is a party or is bound by any Tax sharing, allocation, indemnification agreement or arrangement. Without limiting the generality of the foregoing, neither SRx nor any of the SRx Subsidiaries has entered into an agreement contemplated in section 80.04 or 191.3, or subsection 18(2.3), 125(3), 127(13) to (17) or 127(20) of the ITA or any analogous provision of any comparable Law of any province or territory of Canada.

(dd)	There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of Taxes due from SRx or any of the SRx Subsidiaries, for any taxable period and no request for any such waiver or extension is currently pending.

(ee)	SRx and the SRx Subsidiaries have complied with applicable transfer pricing Laws (including with respect to the preparing, obtaining or retaining all required documentation), including for greater certainty, with the provisions of section 247 of the Tax Act (and the corresponding provisions of any other Law).

(ff)	Except as disclosed in Schedule C(ff) of the SRx Disclosure Letter, SRx and the SRx Subsidiaries have not, at any time, directly or indirectly transferred any property or supplied any services to, or acquired any property or services from, a Person with whom SRx or the SRx Subsidiaries was not dealing at arm’s length (within the meaning of the Tax Act) for consideration other than consideration equal to the fair market value of such property or services at the time of transfer, supply or acquisition, as the case may be, nor has SRx or the SRx Subsidiaries been deemed to have done so for purposes of the Tax Act or any other Law.

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(gg)	There are no circumstances existing which could result in the application of sections 17, 78, 79, 79.1, sections 80 to 80.04 or subsection 90(6) of the Tax Act, or any equivalent provision of any other Law, to SRx or the SRx Subsidiaries. Except as in accordance with past practices, SRx and the SRx Subsidiaries have not claimed any reserve, credit, deduction or other amount under any provision of the Tax Act or any other Law, if any amount could be included in the income of SRx or the SRx Subsidiaries for any period ending after or including the Effective Date.

(hh)	Neither SRx nor any of the SRx Subsidiaries will be required to include an item of income or gain in, or exclude any item of deduction or loss from, taxable income for or otherwise be liable for Tax in any period (or any portion thereof) ending after the Effective Date as a result of any (i) transaction, income or gain attributable to any period (or portion thereof) ending on or prior to the Effective Date, (ii) installment sale, open transaction disposition or other transaction occurring on or prior to the Effective Date, (iii) change in method of accounting made or requested on or prior to the Effective Date, (iv) use of an improper method of accounting on or prior to the Effective Date, (v) prepaid amount received, or deferred revenue accrued, on or prior to the Effective Date, or (vi) closing agreement with any Tax authority executed on or prior to the Effective Date.

(ii)	The SRx Shares are not “taxable Canadian property” as such term is defined in the Tax Act (or any analogous provision of any applicable comparable Law of any province or territory of Canada.).

(jj)	Neither SRx nor any of the SRx Subsidiaries has (i) undertaken, participated in, entered into or been contractually obligated to enter into a “reportable transaction” or “notifiable transaction” (each as defined in the Tax Act), or (ii) had any “reportable uncertain tax treatment” (as defined in the Tax Act).

(kk)	All research and development investment tax credits and other tax credits (“ITCs”) claimed by the SRx or any of the SRx Subsidiaries were claimed in accordance with the Tax Act or any other Law and SRx and or the SRx Subsidiaries, as applicable, has satisfied at all times the relevant criteria and conditions entitling it to such ITCs.

(ll)	The total fair market value of all shares of “foreign affiliates” (as defined in subsection 95(1) of the Tax Act) that are held directly or indirectly by SRx does not exceed 75% of the total fair market value (determined without reference to debt obligations of any corporation resident in Canada in which SRx has a direct or indirect interest) of all properties owned by SRx.

(mm)	Except as disclosed in Schedule C(mm) of the SRx Disclosure Letter, neither SRx nor any SRx Subsidiary nor, to SRx’s knowledge, any other Person, is in default in any material respect in the observance or performance of any term, covenant or obligation to be performed by SRx or an SRx Subsidiary or such other Person under any Material Contract, and no event has occurred which with notice or lapse of time or both would constitute such a default by SRx or any SRx Subsidiary or, to SRx’s knowledge, any other party, except where such default or event would not reasonably be expected to result in an SRx Material Adverse Effect.

(nn)	Since the Latest Balance Sheet Date:

(i)	Except as disclosed in Schedule C(nn)(i) of the SRx Disclosure Letter, there has not been any material change in the assets, liabilities, obligations (absolute, accrued, contingent or otherwise), business, condition (financial or otherwise) or results of operations of SRx or any SRx Subsidiary;

(ii)	Except as disclosed in Schedule C(nn)(ii) of the SRx Disclosure Letter, there has not been any material change in the share capital or long-term debt of SRx;

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(iii)	There has not been any entering into, or an amendment of, any SRx Material Contract other than (A) in the ordinary course of business, or (B) renewals of any such contract;

(iv)	There has not been any satisfaction or settlement of any material claims or material liabilities, other than the settlement of such claims or such liabilities incurred in the ordinary course of business;

(v)	Except for ordinary course adjustments to salary, bonus, or other remuneration payable to any officers or senior or executive officers, there has not been any increase in the salary, bonus, severance, termination pay, change of control entitlements or other remuneration payable to any senior or executive officers of SRx or any SRx Subsidiary; and

(vi)	SRx and the SRx Subsidiaries have carried on their business in the ordinary course consistent with past practice.

(oo)	Except as disclosed in Schedule C(oo) of the SRx Disclosure Letter, there has been no interruption to or discontinuity in any material supplier or distributor arrangement or relationship of SRx and the SRx Subsidiaries with each of their respective material suppliers and distributors and the relationships of SRx and the SRx Subsidiaries with each of their respective material suppliers and distributors are satisfactory, and there are no unresolved disputes with any such supplier or distributor. Except as disclosed in Schedule C(oo) of the SRx Disclosure Letter, no material supplier or distributor of SRx or any SRx Subsidiary has notified SRx or the SRx Subsidiary that such material supplier or distributor will not continue dealing with SRx or the SRx Subsidiary on substantially the same terms as presently conducted, and to the knowledge of SRx, there is no reason to believe that, any such supplier or distributor will not continue dealing with SRx or the SRx Subsidiary on substantially the same terms as presently conducted, in each case subject to changes in pricing and volume in the ordinary course.

(pp)	Each of SRx and the SRx Subsidiaries possesses permits, licenses, approvals, consents and other authorizations issued by a federal, provincial, state, local or foreign regulatory agencies or bodies (in this Schedule C, collectively, “Governmental Licenses”) required by Law to conduct the business now operated by them, except where the failure to hold such Governmental Licenses would not, individually or in the aggregate, result in an SRx Material Adverse Effect. Each Governmental License is valid and in full force and effect, and is renewable by its terms or in the ordinary course without the need for SRx to comply with any special rules of procedures, agree to any materially different terms or conditions or pay any amounts other than routine filing fees. To the knowledge of SRx, each of SRx and the SRx Subsidiaries is in compliance in all material respects with the terms and conditions of all such Governmental Licenses. No consent, license, order, authorization, approval, permit, registration or declaration of, or filing with, any Governmental Entity is required in connection with: (i) the closing of the Arrangement; (ii) the execution and delivery by SRx of this Agreement or any document delivered by SRx at the closing of the Arrangement to which it is a party; (iii) the observance and performance by SRx of its obligations under this Agreement or any document delivered by SRx at the closing of the Arrangement to which it is a party; or (iv) avoiding the loss of any Governmental Licenses relating to SRx or the SRx Subsidiaries, any of their properties and assets, or the business now operated by them.

(qq)	To the knowledge of SRx, no event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Governmental License.

(rr)	There are no actions, proceedings or, to SRx’s knowledge, investigations commenced or, to the knowledge of SRx, pending in respect of or regarding any such Governmental License. None of SRx and the SRx Subsidiaries has received any written notice of revocation or non-renewal of any Governmental License, or of any intention of any Person to revoke or refuse to renew any of such Governmental License.

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(ss)	SRx and the SRx Subsidiaries do not carry on any pharmacy activity outside of the provinces of Alberta, British Columbia, Manitoba, Saskatchewan, Ontario, New Brunswick, Nova Scotia and Newfoundland & Labrador.

(tt)	There is no Person acting or purporting to act at the request of SRx who is entitled to any brokerage, agency or other fiscal advisory or similar fee in connection with the transactions contemplated by this Agreement and the Plan of Arrangement.

(uu)	Except as disclosed in Schedule C(uu) of the SRx Disclosure Letter or in the SRx Financial Statements, neither SRx nor any SRx Subsidiary has any loan or other indebtedness outstanding which has been made to any of its securityholders, officers, directors or employees, past or present, or any Person not dealing at arm’s length with it, other than for the reimbursement of ordinary course business expenses.

(vv)	Except for (i) employment, consulting or employment compensation agreements entered into in the ordinary course of business, (ii) customary director and officer indemnification arrangements on market terms, or (iii) financing agreements or shareholder agreements with the SRx Shareholders entered into in connection with financings or other transactions to which SRx Shareholders are generally parties and that will terminate at or prior to the Effective Time as a result of the Arrangement, there are no current contracts or other transactions (including relating to indebtedness by SRx or the SRx Subsidiaries) between SRx or any SRx Subsidiaries on the one hand, and (A) any officer or director of SRx or the SRx Subsidiaries, (B) any holder of record or beneficial owner of five percent (5%) or more of the voting securities of SRx, or (C) any affiliate or associate of any officer, director or beneficial owner, on the other hand except as disclosed in Schedule C(vv) of the SRx Disclosure Letter or in the SRx Financial Statements.

(ww)	The assets and properties of SRx and the SRx Subsidiaries and their business and operations are insured against loss or damage with responsible insurers on a basis consistent with insurance obtained by reasonably prudent participants in comparable businesses, and such coverage is in full force and effect, and SRx and the SRx Subsidiaries have not failed to promptly give any notice or present any material claim thereunder.

(xx)	The vehicles, machinery, equipment and other tangible personal property of SRx and the SRx Subsidiaries are, in all material respects, in good operating condition and repair having regard to their use and age, and are not in need of maintenance or repairs other than preventative maintenance and repairs in the ordinary course of business, and are adequate for the uses subject to normal wear and tear to which they are being put to use, have been maintained in all material respects in accordance with generally accepted industry practice and are free from any material defects. All leased equipment and other leased personal property of SRx and the SRx Subsidiaries is in all material respects in the condition required of such property by the terms of the lease applicable thereto.

(yy)	To the knowledge of SRx, none of SRx or any SRx Subsidiary is suspended or otherwise restricted from participating in any drug insurance plan, nor, to the knowledge of SRx, are there any facts or circumstances that are materially inconsistent with market practices and that provide a reasonable basis for any material adverse regulatory communication or action against SRx or any SRx Subsidiary, in respect of the SRx Business or relating to non-compliance with any applicable Law.

(zz)	Neither SRx nor the SRx Subsidiaries own any real property or hold an ownership interest in any real property, or have owned or held such ownership interest in the past five years, save and except as set out in Schedule C(zz) of the SRx Disclosure Letter. With respect to each of the material leased premises of SRx and the SRx Subsidiaries, SRx and the SRx Subsidiaries occupies the applicable leased premises and has the right to occupy and use the leased premises, subject to the terms of the respective leases, and each of the leases pursuant to which SRx and the SRx Subsidiaries occupies such leased premises is valid, legally binding and enforceable against SRx or an SRx Subsidiary, as applicable, and to the knowledge of SRx, the other parties in accordance with its terms is in good standing and in full force and effect, and none of SRx or any of the SRx Subsidiaries is in breach of, or default under, such lease, sublease, license or occupancy agreement, and no event has occurred which, with notice, lapse of time or both, would constitute such a breach or default by SRx or any of the SRx Subsidiaries or permit termination, modification or acceleration by any third party thereunder. No third party has repudiated or has the right to terminate or repudiate any such lease (except for the normal exercise of remedies in connection with a default thereunder or any termination rights set forth in the lease) or any provision thereof. None of the aforementioned leases has been assigned by SRx or any of the SRx Subsidiaries in favor of any Person or sublet or sublicensed. There exists no claim of any kind or right of set-off against SRx or any SRx Subsidiary, as the case may be, as tenant by the landlord or against the landlord by SRx or any SRx Subsidiary, as the case may be, as tenant as of the date hereof. SRx and the SRx Subsidiaries own, lease or license all personal or movable property as is necessary to conduct their business as presently conducted, and SRx and the SRx Subsidiaries have good and valid title to, or a valid and enforceable interest (whether a leasehold interest or otherwise) in, all of such personal or movable property.

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(aaa)	SRx and the SRx Subsidiaries as tenants are in actual possession of all properties leased by them. Except as disclosed in Schedule C(aaa) of the SRx Disclosure Letter, SRx and the SRx Subsidiaries are not in arrears of rent required to be paid pursuant to any applicable lease.

(bbb)	The minute books and records of SRx and the SRx Subsidiaries made available to Parent and its counsel in connection with their due diligence investigation in respect of the Arrangement contain full, true and correct copies of all constating documents, including all amendments thereto, and contain copies of all proceedings of securityholders and directors (and committees thereof) and are complete in all material respects.

(ccc)	Schedule C(ccc) of the SRx Disclosure Letter sets out separately all Intellectual Property owned by SRx or the SRx Subsidiaries that has been registered or which applications for registration have been filed and all other material Intellectual Property that is owned by SRx or the SRx Subsidiaries (in this Schedule C, the “SRx Owned Intellectual Property”) and the Intellectual Property that is duly licensed by SRx as part of its business as presently conducted, except for commercially available, off-the-shelf software licensed to SRx or any SRx Subsidiary on a royalty-free basis pursuant to standard, nondiscriminatory terms and conditions (in this Schedule C, the “SRx Licensed Intellectual Property”, and together with the SRx Owned Intellectual Property, the “SRx Intellectual Property”). SRx or an SRx Subsidiary is the sole and exclusive owner of the SRx Owned Intellectual Property and all other Intellectual Property that it owns or purports to own with good, valid and marketable title thereto, free and clear of all Encumbrances (other than Permitted Encumbrances). SRx or an SRx Subsidiary has valid and enforceable licenses to use all of the SRx Licensed Intellectual Property used by it in connection with, and as required for, its business as presently conducted. SRx has no knowledge to the effect that it will be unable to obtain or maintain any rights or licenses to use all Intellectual Property necessary for the conduct of its business. The SRx Owned Intellectual Property and the SRx Licensed Intellectual Property constitute all of the Intellectual Property required by SRx and the SRx Subsidiaries to conduct their respective businesses as currently conducted. To the knowledge of SRx, no third parties have rights to any Intellectual Property, except for the ownership rights of the owners of the SRx Licensed Intellectual Property which is licensed to SRx or an SRx Subsidiary. To the knowledge of SRx, there is no infringement, misappropriation or misuse by third parties of any SRx Owned Intellectual Property. There is no pending or, to the knowledge of SRx, threatened action, suit, proceeding or claim by third parties challenging the rights in or to any SRx Owned Intellectual Property, and SRx is not aware of any facts which form a reasonable basis for any such claim. The SRx Owned Intellectual Property that is the subject of an application or registration is valid, in full force and effect. There is no pending or, to the knowledge of SRx, threatened action, suit, proceeding or claim by others challenging the validity or enforceability of any SRx Owned Intellectual Property, and SRx is not aware of any allegations or finding of unenforceability or invalidity of the SRx Owned Intellectual Property or any facts which form a reasonable basis for any such claim. All applications, registrations, filings, renewals and payments necessary to preserve the rights of SRx or any SRx Subsidiary in and to SRx Owned Intellectual Property have been duly filed, made, prosecuted, maintained, paid, are in good standing and are recorded in the name of SRx or an SRx Subsidiary. There is no pending or, to the knowledge of SRx, threatened action, suit, proceeding or claim by third parties that SRx or an SRx Subsidiary infringes, misappropriates or otherwise violates any patent, trademark, copyright, trade secret or other proprietary rights of others. To the knowledge of SRx, the business of SRx and the SRx Subsidiaries does not infringe, misappropriate or otherwise violate any patent, trademark, copyright, trade secret or other proprietary rights of third parties and, without limiting the foregoing, to the knowledge of SRx, there is no patent or patent application by third parties that contains claims that interfere with the issued or pending claims of any SRx Owned Intellectual Property.

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(ddd)	Except in respect of the Intellectual Property set forth in Schedule C(ddd) of the SRx Disclosure Letter, no licenses or other rights have been granted to any third party in, to and in respect of the SRx Owned Intellectual Property.

(eee)	Other than in respect of those contracts disclosed in Schedule C(eee) of the SRx Disclosure Letter, neither SRx nor any SRx Subsidiary is a party to or bound by any Contract or other obligation that limits or impairs its ability to use, sell, transfer, assign or convey, or that otherwise affects any SRx Intellectual Property.

(fff)	Except as set forth in Schedule C(fff) of the SRx Disclosure Letter, neither SRx nor any SRx Subsidiary is obligated to pay any royalties, fees or other compensation to any third party in respect of its ownership, use, practice, exploitation or commercialization of any Intellectual Property.

(ggg)	Except as disclosed in Schedule C(ggg) of the SRx Disclosure Letter, no permits, licenses, approvals, consents or other authorizations issued by any federal, provincial, state, local or foreign regulatory agency or body are required to import or sell the products of SRx or any SRx Subsidiary.

(hhh)	Except in respect of the individuals listed in Schedule C(hhh) of the SRx Disclosure Letter, all current and former employees of, and current and former consultants who have contributed to the creation of any SRx Owned Intellectual Property to, SRx and the SRx Subsidiaries have entered into proprietary rights or similar agreements with SRx or the applicable SRx Subsidiary, whereby any Intellectual Property required by SRx to conduct its business as presently conducted created by them in the course of the performance of their employment or engagement has been fully and irrevocably assigned to SRx or the applicable SRx Subsidiary without additional consideration, and, to the knowledge of SRx, no employee of, or consultant to, SRx or the applicable SRx Subsidiary is in violation of such agreements.

(iii)	Each of SRx and the SRx Subsidiaries have taken all reasonably necessary and appropriate steps (including appropriately marking and labelling Intellectual Property) to protect the secrecy, confidentiality and proprietary nature of all such Intellectual Property. To the knowledge of SRx, the employment or engagement by SRx or the applicable SRx Subsidiary of such Persons does not violate any non-disclosure or non-competition agreement between any such Person and a third party.

(jjj)	The conduct of SRx and the SRx Subsidiaries in carrying on the SRx Business and the operation of the SRx Business by SRx and the SRx Subsidiaries have been and is in compliance with all Environmental Laws, in all material respects, and there are no existing events, conditions, or circumstances that would reasonably be expected to materially and adversely affect the ability of SRx or the SRx Subsidiaries to comply with Environmental Laws.

(kkk)	Each of SRx and the SRx Subsidiaries has obtained all licenses, permits, approvals, consents, certificates, registrations and other authorizations under all applicable Environmental Laws (in this Schedule C, the “Environmental Permits”) necessary as at the date hereof for the operation of the business carried by SRx and the SRx Subsidiaries, and each Environmental Permit is valid, subsisting and in good standing in all material respects and none of SRx nor any of the SRx Subsidiaries is in default or breach of any Environmental Permit in any respect and no proceeding is outstanding or, to the knowledge of SRx, has been threatened or is pending to revoke or limit any Environmental Permit.

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(lll)	To the knowledge of SRx, each of SRx and the SRx Subsidiaries has not used, except in compliance in all respects with all Environmental Laws and Environmental Permits, any property or facility which it owns, controls manages, operates or leases or previously owned, controlled, operated, managed or leased, to generate, manufacture, process, distribute, use, treat, store, dispose of, transport or handle any Hazardous Substance and, to the knowledge of SRx, there have been no releases of Hazardous Substances at any property or facility which it owns, controls, manages, operates or leases or previously owned, controlled, operated, managed or leased.

(mmm)	Each of SRx and the SRx Subsidiaries has not received any notice of, or been prosecuted for, an offence alleging, non-compliance in any material respect with any Environmental Laws, and none of SRx nor any of the SRx Subsidiaries has settled any allegation of non-compliance short of prosecution. There are no orders or directions issued against each of SRx and the SRx Subsidiaries under Environmental Laws including those requiring any material work, repairs, construction or capital expenditures to be made with respect to any of the assets of SRx or the SRx Subsidiaries, nor has SRx or any SRx Subsidiary received notice of any of the same.

(nnn)	There are no past unresolved or, to the knowledge of SRx, any threatened or pending claims, complaints, notices or requests for information received by SRx or any SRx Subsidiary with respect to any alleged violation of any Environmental Laws, and to the knowledge of SRx, no conditions exist at, on or under any property now or previously owned, operated, optioned or leased by SRx or an SRx Subsidiary which, with the passage of time, or the giving of notice or both, would give rise to liability under Environmental Laws that, individually or in the aggregate, would reasonably be expected to result in an SRx Material Adverse Effect.

(ooo)	None of SRx nor any SRx Subsidiary has received any notice wherein it is alleged or stated that it is potentially responsible for a federal, provincial, state, municipal or local clean-up site or corrective action under Environmental Laws that would reasonably be expected to result in an SRx Material Adverse Effect.

(ppp)	Except as disclosed in Schedule C(ppp) of the SRx Disclosure Letter, there are no environmental audits, evaluations, assessments, studies or tests relating to SRx or an SRx Subsidiary.

(qqq)	None of SRx or the SRx Subsidiaries have agreed by contract or other agreement to indemnify or be responsible for any liabilities or obligations under Environmental Laws.

(rrr)	To the knowledge of SRx, SRx and the SRx Subsidiaries are and have been in compliance in all material respects with all applicable Laws pertaining to employment and employment practices, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence and unemployment insurance. All individuals characterized and treated by SRx or any SRx Subsidiary as independent contractors or consultants are properly treated as independent contractors under all applicable Laws. There are no actions against SRx or any SRx Subsidiary pending or, to the knowledge of SRx, threatened to be brought or filed, by or with any Governmental Entity or arbitrator in connection with the employment of any current or former applicant, employee, consultant or independent contractor of SRx or any SRx Subsidiary, including any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, wage and hours or any other employment related matter arising under applicable Laws.

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(sss)	Neither SRx nor any SRx Subsidiary is subject to any claim for wrongful dismissal, constructive dismissal or any other tort claim, actual or threatened, or any litigation actual or threatened, relating to employment or termination of employment of employees or independent contractors.

(ttt)	Each plan for retirement, bonus, stock purchase, profit sharing, stock option, deferred compensation, severance or termination pay, insurance, medical, hospital, dental, vision care, drug, sick leave, disability, salary continuation, legal benefits, unemployment benefits, vacation, incentive or otherwise contributed to or required to be contributed to, by SRx or an SRx Subsidiary for the benefit of any current or former director, officer, employee or consultant of SRx or an SRx Subsidiary (in this Schedule C, the “SRx Employee Plans”) has been maintained in compliance with its terms and with the requirements prescribed by any and all Laws that are applicable to such SRx Employee Plans, in each case in all material respects.

(uuu)	All material accruals for unpaid vacation pay, premiums for unemployment insurance, health premiums, federal or state pension plan premiums, accrued wages, salaries and commissions and employee benefit plan payments have been reflected in the books and records of SRx and the SRx Subsidiaries.

(vvv)	There is not currently any labor disruption, dispute, slowdown, stoppage, complaint or grievance or, to the knowledge of SRx, threatened or pending which is adversely affecting or would reasonably be expected to adversely affect, in a material manner, the carrying on of the business of SRx and the SRx Subsidiaries, and, to the knowledge of SRx, there is no proposal to unionize its employees and no collective bargaining agreements are in place or currently being negotiated by SRx or any SRx Subsidiary.

(www)	Except as set forth on Schedule C(www) of the SRx Disclosure Letter, neither the execution and delivery of this Agreement, shareholder or other approval of this Agreement nor the consummation of the transactions contemplated by this Agreement could, alone or in combination with another event, (i) entitle any employee, director, officer or independent contractor of the SRx Group to severance pay, termination pay, change of control payment or benefits, or any material increase in severance pay, (ii) accelerate the time of payment or vesting, or materially increase the amount of compensation due to any such employee, director, officer or independent contractor, (iii) directly or indirectly cause the SRx Group to transfer or set aside any assets to fund any material benefits under any Employee Plan, (iv) otherwise give rise to any material liability under any Employee Plan, or (v) limit or restrict the right to merge, materially amend, terminate or transfer the assets of any Employee Plan on or following the consummation of the transactions contemplated by this Agreement.

(xxx)	Other than this Agreement or as set forth on Schedule C(xxx) of the SRx Disclosure Letter, neither SRx nor any SRx Subsidiary is currently party to any agreement in respect of: (i) the purchase of any material property or assets or any interest therein or the sale, transfer or other disposition of any material property or assets or any interest therein currently owned, directly or indirectly, by SRx or an SRx Subsidiary whether by asset sale, transfer of shares or otherwise; or (ii) the change of control of SRx or an SRx Subsidiary (whether by sale or transfer of shares or otherwise).

(yyy)	None of SRx nor any SRx Subsidiary is a party to any Material Contract, other than the SRx Material Contracts.

(zzz)	The operations of SRx and the SRx Subsidiaries are and have been conducted, at all times, in material compliance with all applicable Anti-Money Laundering Laws, and no action by or before any Governmental Entity against SRx or any SRx Subsidiary with respect to the Anti-Money Laundering Laws is pending. None of SRx nor any SRx Subsidiary has, directly or indirectly: (i) made or authorized any contribution, payment or gift of funds or property to any official, employee or agent of any governmental agency, authority or instrumentality of any jurisdiction in violation of applicable Laws; or (ii) made any contribution to any candidate for public office, in either case where either the payment or the purpose of such contribution, payment or gift was, is or would be prohibited under the Corruption of Foreign Public Officials Act (Canada), the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) or the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (United States) or the rules and regulations promulgated thereunder or under any other Laws of any relevant jurisdiction covering a similar subject matter applicable to SRx, the SRx Subsidiaries and their operations. None of SRx, the SRx Subsidiaries, or, to the knowledge of SRx, any director, officer, agent, employee, affiliate or Person acting on behalf of SRx or any SRx Subsidiary has been or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department.

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(aaaa)	None of SRx, any SRx Subsidiary or, to the knowledge of SRx, any of their officers, directors or employees acting on behalf of SRx has violated the United States’ Foreign Corrupt Practices Act (and the regulations promulgated thereunder), the Corruption of Foreign Public Officials Act (Canada) (and the regulations promulgated thereunder) or any other applicable Law covering a similar subject matter applicable to SRx, the SRx Subsidiaries and their operations, and to the knowledge of SRx, no such action has been taken by any of its agents, representatives or other Persons acting on behalf of SRx.

(bbbb)	No order, ruling or determination having the effect of suspending the sale or ceasing the trading in any securities of SRx has been issued by any regulatory authority and is continuing in effect and no proceedings for that purpose have been instituted or, to the knowledge of SRx, are pending, contemplated or threatened by any regulatory authority.

(cccc)	Except where non-compliance would not have a SRx Material Adverse Effect, SRx and the SRx Subsidiaries have complied and is in compliance with all applicable Laws governing, and all applicable contractual obligations to third parties relating to privacy, data protection, Processing, or security of Personal Information, including with respect to obtaining consent or authorization to collect, use, and disclose Personal Information, as well as all internal and external privacy policies regarding Personal Information; and, no written notices, complaints or other communications have been received by, and no claims are pending (whether by a Governmental Entity or person), or, to the knowledge of SRx, threatened against SRx or an SRx Subsidiary alleging a violation of any third party’s privacy rights or other rights relating to Personal Information including any alleged violation of applicable Laws, contractual obligations or internal or external privacy policies.

(dddd)	SRx and the SRx Subsidiaries maintain commercially reasonable measures designed to protect the privacy, confidentiality, integrity and security of Personal Information, including against a Security Breach, consistent with industry standards and practices and applicable Law.

(eeee)	To the knowledge of SRx, none of SRx or an SRx Subsidiary’s suppliers have experienced a Security Breach, including any such incident or breach that may require notification to any Person, any Governmental Authority or any entity under any Law to which the supplier is subject.

(ffff)	Except for the representations and warranties expressly made by SRx in this Schedule C or in any certificate delivered pursuant to this Agreement, neither SRx nor any other Person makes or has made any representation or warranty of any kind whatsoever, express or implied, at law or in equity, with respect to SRx or any of the SRx Subsidiaries or their respective business, operations, assets, liabilities, condition (financial or otherwise), notwithstanding the delivery or disclosure to Parent or any of its affiliates or Representatives of any documentation, forecasts or other information with respect to any one or more of the foregoing. Without limiting the generality of the foregoing, neither SRx nor any other Person makes or has made any express or implied representation or warranty to Parent or any of its Representatives with respect to (A) any financial projection, forecast, estimate, or budget relating to SRx, any of its subsidiaries or their respective businesses or, (B) except for the representations and warranties made by SRx in this Schedule C, any oral or written information presented to Parent or any of its Representatives in the course of their due diligence investigation of SRx and the SRx Subsidiaries, the negotiation of this Agreement or the course of the Arrangement.

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SCHEDULE D

REPRESENTATIONS AND WARRANTIES OF PARENT

Parent represents and warrants to and in favor of SRx as follows, and acknowledges that SRx is relying upon such representations and warranties in connection with the completion of the transactions contemplated herein:

(a)	The name and jurisdiction of incorporation of Parent and each of its subsidiaries (in this Schedule D, the “Parent Subsidiaries”) is set forth in the Parent Disclosure Documents. Each of Parent and the Parent Subsidiaries (i) has been duly incorporated and is validly existing and in good standing under the laws of its jurisdiction of incorporation and is up-to-date in respect of all material corporate filings; (ii) has all requisite corporate or other organization as applicable, power and authority to carry on its business as now conducted and to own or lease and operate its assets and properties; and (iii) in respect of Parent, AcquireCo and CallCo, has all requisite corporate power and authority to enter into and carry out its obligations under this Agreement.

(b)	Parent does not beneficially own, or exercise control or direction over, directly or indirectly, any interest in any other Person other than the Parent Subsidiaries or any agreement, option or commitment to acquire any such investment. All of the issued and outstanding securities of the Parent Subsidiaries are owned by Parent.

(c)	No steps or proceedings have been taken, instituted or, to the knowledge of Parent, are pending for the dissolution, liquidation or winding up of Parent or a Parent Subsidiary. Except as disclosed in Schedule D(c) of the Parent Disclosure Letter, neither Parent nor any Parent Subsidiary: (i) is insolvent or bankrupt under or pursuant to any corporate, insolvency, winding-up, restructuring, reorganization, administration or other Laws applicable to it; (ii) has commenced, approved, authorized or taken any action in furtherance of proceedings in respect of it under any applicable bankruptcy, insolvency, restructuring, reorganization, administration, winding up, liquidation, dissolution, or similar Law; (iii) has proposed a compromise or arrangement with its creditors generally or is or has been subject to any actions taken, orders received or proceedings commenced by creditors or other Persons for or in respect of the bankruptcy, receivership, insolvency, restructuring, reorganization, administration, winding-up, liquidation or dissolution of it, or any of its property or assets; (iv) had any encumbrancer take possession of any of its property, or (v) had any execution or distress become enforceable or become levied upon any of its property. Parent is not unable to pay its liabilities as they become due and the realizable value of the assets of Parent are not less than the aggregate of its liabilities and stated capital of all classes.

(d)	Each of Parent and the Parent Subsidiaries is, in all material respects, conducting its business in compliance with all applicable Laws (including all material applicable federal, provincial, state, municipal and local laws, regulations and other lawful requirements of any Governmental Entity) of each jurisdiction in which its business is carried on and is duly licensed, registered or qualified in all jurisdictions in which it owns, leases or operates its property or carries on business to enable its business to be carried on as now conducted and its property and assets to be owned or leased and operated and all such licenses, registrations and qualifications are valid, subsisting and in good standing and it has not received a notice of non-compliance, nor knows of, nor has reasonable grounds to know of, any facts that could give rise to a notice of non-compliance with any such Laws, licenses, permits, registrations or qualifications which would reasonably be expected to result in a Parent Material Adverse Effect.

(e)	Parent has the requisite corporate power and authority to enter into, deliver and perform its obligations under this Agreement. The execution and delivery of this Agreement and performance by Parent of its obligations under this Agreement and the consummation of the Arrangement and other transactions contemplated hereby have been duly authorized by all necessary corporate action of Parent and no other corporate proceedings on the part of Parent are necessary to authorize the execution, delivery and performance of this Agreement or the consummation of the Arrangement and the other transactions contemplated hereby other than the approval by the Parent Board of the Parent Proxy Statement and the approval of the Parent Shareholder Approval Matters by the Parent Shareholders in the manner required by applicable Law.

D-1

(f)	This Agreement has been duly and validly executed and delivered by each of Parent, AcquireCo and CallCo and, assuming due authorization, execution and delivery by SRx, constitutes a legal, valid and binding obligation of Parent, AcquireCo and CallCo, enforceable against Parent, AcquireCo and CallCo in accordance with its terms, subject however, to limitations with respect to enforcement imposed by Law in connection with bankruptcy, insolvency, reorganization or other Laws affecting creditors’ rights generally and to the extent that equitable remedies such as specific performance and injunctions are only available in the discretion of the court from which they are sought.

(g)	Other than the actions required under applicable Securities Laws and the Key Regulatory Approvals set out in Schedule E of this Agreement (Key Regulatory Approvals), no Authorization or consent of any Governmental Entity, and no notice, registration, declaration or filing by Parent or any of the Parent Subsidiaries with any such Governmental Entity is required in connection with the execution and delivery of, and performance by Parent, AcquireCo and CallCo of their obligations under, this Agreement or the consummation of the Arrangement and the other transactions contemplated in this Agreement.

(h)	Other than as set out in Schedule D(h) of the Parent Disclosure Letter, there is no requirement under any Parent Material Contract to make a filing with, give any notice to, or to obtain the consent or approval of, any party to such Parent Material Contract relating to the transactions contemplated by this Agreement.

(i)	The execution and delivery of this Agreement by Parent, the performance by Parent of its obligations hereunder and the consummation of the transactions contemplated hereby do not and will not (whether after notice or lapse of time or both) (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under (whether after notice or lapse of time or both) or give rise to any right of termination or acceleration of any obligations or indebtedness, and neither Parent nor a Parent Subsidiary is currently in material breach or default of, (A) any Law applicable to Parent or a Parent Subsidiary; (B) the constating documents or resolutions of Parent or any Parent Subsidiary, as applicable; (C) any Contract or Debt Instrument to which Parent or any Parent Subsidiary is a party or by which it is bound, except as disclosed in Schedule D(i) of the Parent Disclosure Letter, or (D) any judgment, decree or order binding Parent or any Parent Subsidiary, as applicable, or the assets or properties thereof; (ii) allow any Person to exercise any rights, require any consent or other action by any Person or permit the termination, cancellation, acceleration or other change of any right or other obligation or the loss of any benefit to which Parent or any Parent Subsidiary is entitled (including by triggering any rights of first refusal or first offer, change in control provision or other restriction or limitation) under any Material Contract; or (iii) result in the creation or imposition of any Encumbrance up on any of Parent’s assets or the assets of the Parent Subsidiaries.

(j)	The authorized, issued and outstanding share capital of Parent and each of the Parent Subsidiaries is set forth in the Parent Disclosure Documents. All of the issued and outstanding shares of capital stock of, or other equity or voting interests in, each of Parent and the Parent Subsidiaries has been duly authorized and validly issued in compliance with applicable Laws and, is fully paid and non- assessable, were not issued in violation of any pre-emptive rights, purchase options, call options, rights of first refusal, first offer, co-sale or participation or subscription rights or other similar rights. Except as set out in Schedule D(j) of the Parent Disclosure Letter, all of the issued and outstanding shares of capital stock of, or other equity or voting interests in, each Parent Subsidiary is owned, directly or indirectly, both as a matter of record and beneficially by Parent and is free and clear of all Encumbrances (except for Permitted Encumbrances). Schedule D(k) of the Parent Disclosure Letter sets forth a list of all other securities of Parent.

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(k)

Except for the securities set forth in Schedule D(k) of the Parent Disclosure Letter, no Person now has any agreement or option or right or privilege (whether at law, pre-emptive or contractual) capable of becoming an agreement for the purchase, subscription, redemption, repurchase or issuance of, or conversion into, any shares, securities, warrants or convertible obligations of any nature of Parent and a sufficient number of Parent Shares are reserved for issuance pursuant to outstanding options, warrants, share incentive plans, convertible, exercisable and exchangeable securities and other rights to acquire Parent Shares. Schedule D(k) of the Parent Disclosure Letter sets forth all issued and outstanding securities of Parent convertible into Parent Shares.

(l)	Parent is not aware of any legislation, or proposed legislation published by a legislative body, which it anticipates will result in a Parent Material Adverse Effect.
(m)

The Parent Financial Statements (i) have been prepared in accordance with U.S. GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and (ii) fairly present, in all material respects, the consolidated financial position of Parent and the Parent Subsidiaries as at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated (except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments). Since December 31, 2023, there have been no formal investigations regarding financial reporting or accounting policies and practices discussed with, reviewed by or initiated at the direction of the Chief Executive Officer or Chief Financial Officer of Parent, the Parent Board or any committee thereof. Since December 31, 2023, neither Parent nor its independent auditors have identified (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by Parent, (ii) any fraud, whether or not material, that involves Parent’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Parent, or (iii) any claim or allegation regarding any of the foregoing. Except as disclosed in the Parent Financial Statements, neither Parent nor any of the Parent Subsidiaries has any liabilities, indebtedness, obligation, expense, claim, deficiency, guaranty, or endorsement, whether accrued, absolute, contingent, matured, or unmatured of the kind required to be disclosed on a balance sheet or in the related notes to the consolidated financial statements prepared in accordance with U.S. GAAP which are, individually or in the aggregate, material to the business, results of operations or financial condition of Parent and the Parent Subsidiaries taken as a whole, except liabilities (i) identified in the balance sheet of Parent as of the Latest Balance Sheet Date or the notes thereto, (ii) incurred in connection with the transactions contemplated by this Agreement, (iii) described on Schedule D(m) of the Parent Disclosure Letter, (iv) executory obligations under any Contract or (v) incurred since the date of the balance sheet of Parent as of the Latest Balance Sheet Date in the ordinary course of business. Parent does not intend to correct or restate, nor is there any basis for any correction or restatement of, any aspect of the Parent Financial Statements.

(n)

Since the Latest Balance Sheet Date through the date of this Agreement and other than with respect to the negotiation, execution and performance of this Agreement, each of Parent and the Parent Subsidiaries has conducted its business only in the ordinary course of business, and there has not been: (A) any event that has had a Parent Material Adverse Effect, or (B) any material change by Parent or any Parent Subsidiary in its accounting methods, principles or practices, except as required by concurrent changes in U.S. GAAP or as disclosed in the notes to the Parent Financial Statements.

(o)	Neither Parent nor any of the Parent Subsidiaries has any material liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, except for: (i) liabilities and obligations that are adequately presented or reserved on the Parent Financial Statements or disclosed in the notes thereto; or (ii) liabilities and obligations incurred in the ordinary course of business that are not and would not, individually or in the aggregate with all other liabilities and obligations of Parent and the Parent Subsidiaries (other than those disclosed on the Parent Financial Statements), be material to Parent and the Parent Subsidiaries (taken as a whole). Without limiting the foregoing, the Parent Financial Statements reflects reasonable reserves in accordance with U.S. GAAP for contingent liabilities of Parent and the Parent Subsidiaries.

D-3

(p)

Each of Parent and the Parent Subsidiaries maintains internal control over financial reporting. Such internal control over financial reporting is effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with U.S. GAAP and includes policies and procedures that: (A) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with U.S. GAAP, and that receipts and expenditures of Parent and the Parent Subsidiaries are being made only with appropriate authorizations of management and directors of Parent and the Parent Subsidiaries, as applicable; and (B) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the assets of Parent or the Parent Subsidiaries that could have a material effect on its financial statements. As of the date of this Agreement, there neither is, nor has been, any fraud with respect to Parent or the Parent Subsidiaries, whether or not material, relating to the financial reporting or internal control over financial reporting of Parent or the Parent Subsidiaries, as applicable. As of the date of this Agreement, to the knowledge of Parent, there is no fraud that involves management or any other employees who have a significant role in the internal control over financial reporting of Parent or the Parent Subsidiaries.

(q)

There are no actions, proceedings or, to Parent’s knowledge, investigations (whether or not purportedly by or on behalf of Parent) commenced or, to the knowledge of Parent, threatened or pending against or relating to Parent or any Parent Subsidiary or the business thereof or affecting any of their assets and properties or against any current officer or director relating to such individual’s role with Parent or any Parent Subsidiary at law or in equity (whether in any court, arbitration or similar tribunal) or before or by any Governmental Entity, that would reasonably be expected to result in a Parent Material Adverse Effect or prevent or materially delay the consummation of the Arrangement.

(r)

Except as disclosed in Schedule D(r) of the Parent Disclosure Letter or in the Parent Disclosure Documents, none of Parent or any Parent Subsidiary is a party to or bound or affected by any commitment, agreement or document containing any covenant which expressly limits the freedom of Parent or the Parent Subsidiary to compete or operate in any line of business, transfer or move any of its assets or operations or which materially or adversely affects the business practices, operations or condition of Parent or the Parent Subsidiary.

(s)

Except as disclosed in Schedule D(s) of the Parent Disclosure Letter or in the Parent Disclosure Documents, neither Parent nor any of the Parent Subsidiaries is party to, bound by or subject to any indenture, mortgage, lease, agreement, license, permit, authorization, certification, instrument, statute, regulation, order, judgment, decree or law that would be violated or breached by, or under which default would occur or which could be terminated, cancelled or accelerated, in whole or in part, or that would require consent or notice, as a result of the execution, delivery and performance of this Agreement or the consummation of any of the transactions provided for in this Agreement and the Plan of Arrangement (except (i) as would not, individually or in the aggregate, have or reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect or (ii) as set out in Schedule E of this Agreement (Key Regulatory Approvals)).

(t)

Except as disclosed in Schedule D(t) of the Parent Disclosure Letter or in the Parent Disclosure Documents, Parent is not party to any Contract or arrangement, nor to the knowledge of Parent, is there any shareholders agreement or other Contract, which in any manner affects the voting control of any of the securities of Parent.

(u)	Parent and the Parent Subsidiaries have duly and timely filed all income and other Tax Returns required to be filed by them and all such Tax Returns are complete and correct in all material respects.
(v)	Parent and the Parent Subsidiaries have paid on a timely basis all Taxes which are due and payable or required to be paid by them, other than those which are being or have been contested in good faith and in respect of which adequate reserves have been provided in the Parent Financial Statements. Parent and the Parent Subsidiaries have provided adequate accruals in accordance with U.S. GAAP in the Parent Financial Statements for any Taxes for the period covered by such financial statements that have not been paid whether or not shown as being due on any Tax Returns.

D-4

(w)	Neither Parent nor the Parent Subsidiaries have declared nor paid (nor been deemed to have paid) any dividends.
(x)

No deficiencies, litigation, proposed adjustments or matters in controversy exist or have been asserted in writing with respect to any Taxes or Tax Returns of Parent or the Parent Subsidiaries, and neither Parent nor the Parent Subsidiaries are a party to any action or proceeding for assessment or collection of Taxes, and no such event has been asserted in writing or, to the knowledge of Parent, threatened against Parent or the Parent Subsidiaries.

(y)

No written claim has been made by any Governmental Entity in a jurisdiction where Parent or any of the Parent Subsidiaries does not file a Tax Return that Parent, or any of the Parent Subsidiaries, is or may be liable to Tax by that jurisdiction or is or may be required to file a Tax Return with a Governmental Entity of that jurisdiction.

(z)

For the purposes of any applicable Tax treaty and any other relevant Tax purposes, (i) Parent is a domestic corporation for U.S. federal income tax purposes and is classified for U.S. federal income tax purposes as a “C corporation”; and (ii) the Parent Subsidiaries are each resident in the jurisdiction in which they were formed, and are not resident in any other country.

(aa)	There are no Encumbrances (other than Permitted Encumbrances) with respect to Taxes upon any of the assets of Parent or the Parent Subsidiaries.
(bb)

Each of Parent and the Parent Subsidiaries has withheld, deducted, charged or collected all amounts required to be withheld, deducted, charged or collected by it on account of Taxes and has remitted all such amounts to the appropriate Governmental Entity when required by Law to do so. Parent and the Parent Subsidiaries are in compliance with, and their respective records contain all information and documents necessary to comply with, all applicable information reporting and withholding requirements under all Law.

(cc)	Neither Parent nor any of the Parent Subsidiaries is a party or is bound by any Tax sharing, allocation, indemnification agreement or arrangement.
(dd)

Except for any affiliated group of which Parent is the parent, each of Parent and each of the Parent Subsidiaries has never been a member of an affiliated group for U.S. federal or applicable state income Tax purposes or filed or been included in a combined, consolidated or unitary income Tax Return. None of Parent or any of the Parent Subsidiaries has any liability for Taxes of any other Person (i) as a result of being or ceasing to be a member of any affiliated group for U.S. federal or applicable state income Tax purposes (including any liability under Treasury Regulation Section 1.1502-6 or any comparable provision of other applicable Law) or (ii) arising under contract, by operation of law, by reason of being a successor or transferee, or otherwise, whether or not as a consequence of such third person failing to discharge such liability.

(ee)

None of Parent any of the Parent Subsidiaries has been either a “distributing corporation” or a “controlled corporation” within the respective meanings of such terms under Section 355(a)(1)(A) of the U.S. Tax Code in a distribution of stock qualifying under Section 355 of the U.S. Tax Code (i) in the six years before the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” within the meaning of Section 355(e) of the U.S. Tax Code in conjunction with the Arrangement.

(ff)	There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of Taxes due from Parent or any of the Parent Subsidiaries, for any taxable period and no request for any such waiver or extension is currently pending.

D-5

(gg)	Parent and the Parent Subsidiaries have complied with applicable transfer pricing Laws (including with respect to the preparing, obtaining or retaining all required documentation).
(hh)

Parent and the Parent Subsidiaries have not, at any time, directly or indirectly transferred any property or supplied any services to, or acquired any property or services from, a Person with whom Parent or the Parent Subsidiaries was not dealing at arm’s length for consideration other than consideration equal to the fair market value of such property or services at the time of transfer, supply or acquisition, as the case may be, nor has Parent or the Parent Subsidiaries been deemed to have done so for purposes of any Tax Law.

(ii)

Except as in accordance with past practices, Parent and the Parent Subsidiaries have not claimed any reserve, credit, deduction or other amount under any provision of any Tax Law, if any amount could be included in the income of Parent or the Parent Subsidiaries for any period ending after or including the Effective Date.

(jj)

Neither Parent nor any of the Parent Subsidiaries will be required to include an item of income or gain in, or exclude any item of deduction or loss from, taxable income for or otherwise be liable for Tax in any period (or any portion thereof) ending after the Effective Date as a result of any (i) transaction, income or gain attributable to any period (or portion thereof) ending on or prior to the Effective Date, (ii) installment sale, open transaction disposition or other transaction occurring on or prior to the Effective Date, (iii) change in method of accounting made or requested on or prior to the Effective Date, (iv) use of an improper method of accounting on or prior to the Effective Date, (v) prepaid amount received, or deferred revenue accrued, on or prior to the Effective Date, or (vi) closing agreement with any Tax authority executed on or prior to the Effective Date.

(kk)

Parent and each of the Parent Subsidiaries has never been a party to a “reportable transaction” or listed transaction within the meaning of Section 6707A(c) of the U.S. Tax Code or Treasury Regulation Section 1.6011-4(b) (or any comparable provision under state, local or foreign Laws). All transactions that could give rise to an understatement of Tax (within the meaning of Section 6662 of the U.S. Tax Code) were reported by Parent or the applicable Parent Subsidiary in a manner for which there is substantial authority or were adequately disclosed on the Tax Returns in accordance with Section 6662(d)(2)(B) of the U.S. Tax Code.

(ll)

Any and all tax credits claimed by the Parent or any of the Parent Subsidiaries were claimed in accordance with applicable Tax Law and Parent and each of the Parent Subsidiaries has satisfied at all times the relevant criteria and conditions entitling it to such tax credits.

(mm)

Neither Parent nor any Parent Subsidiary nor, to Parent’s knowledge, any other Person, is in default in any material respect in the observance or performance of any term, covenant or obligation to be performed by Parent or a Parent Subsidiary or such other Person under any Material Contract, and no event has occurred which with notice or lapse of time or both would constitute such a default by Parent or any Parent Subsidiary or, to Parent’s knowledge, any other party, except where such default or event would not reasonably be expected to result in a Parent Material Adverse Effect.

(nn)	Since the Latest Balance Sheet Date:

(i)

Except as disclosed in the Parent Disclosure Documents, there has not been any material change in the assets, liabilities, obligations (absolute, accrued, contingent or otherwise), business, condition (financial or otherwise) or results of operations of Parent or any Parent Subsidiary;

(ii)	Except as disclosed in the Parent Disclosure Documents, there has not been any material change in the share capital or long-term debt of Parent;

D-6

(iii)	There has not been any entering into, or an amendment of, any Parent Material Contract other than (A) in the ordinary course of business, or (B) renewals of any such contract;
(iv)

There has not been any satisfaction or settlement of any material claims or material liabilities, other than the settlement of such claims or such liabilities incurred in the ordinary course of business;

(v)

Except for ordinary course adjustments to salary, bonus, or other remuneration payable to any officers or senior or executive officers, there has not been any increase in the salary, bonus, severance, termination pay, change of control entitlements or other remuneration payable to any senior or executive officers of Parent or any Parent Subsidiary; and

(vi)	Parent and the Parent Subsidiaries have carried on their business in the ordinary course consistent with past practice.

(oo)

There has been no interruption to or discontinuity in any material supplier or distributor arrangement or relationship of Parent and the Parent Subsidiaries with each of their respective material suppliers and distributors and the relationships of Parent and the Parent Subsidiaries with each of their respective material suppliers and distributors are satisfactory, and there are no unresolved disputes with any such supplier or distributor. No material supplier or distributor of Parent or any Parent Subsidiary has notified Parent or the Parent Subsidiary that such material supplier or distributor will not continue dealing with Parent or the Parent Subsidiary on substantially the same terms as presently conducted, and to the knowledge of Parent, there is no reason to believe that, any such material supplier or distributor will not continue dealing with Parent or the Parent Subsidiary on substantially the same terms as presently conducted, in each case subject to changes in pricing and volume in the ordinary course.

(pp)

Each of Parent and the Parent Subsidiaries possesses permits, licenses, approvals, consents and other authorizations issued by a federal, provincial, state, local or foreign regulatory agencies or bodies (in this Schedule D, collectively, “Governmental Licenses”) required by Law to conduct the business now operated by them, except where the failure to hold such Governmental Licenses would not, individually or in the aggregate, result in a Parent Material Adverse Effect. Each Governmental License is valid and in full force and effect, and is renewable by its terms or in the ordinary course without the need for Parent to comply with any special rules of procedures, agree to any materially different terms or conditions or pay any amounts other than routine filing fees. To the knowledge of Parent, each of Parent and the Parent Subsidiaries is in compliance in all material respects with the terms and conditions of all such Governmental Licenses. No consent, license, order, authorization, approval, permit, registration or declaration of, or filing with, any Governmental Entity is required in connection with: (i) the closing of the Arrangement; (ii) the execution and delivery by Parent of this Agreement or any document delivered by Parent at the closing of the Arrangement to which it is a party; (iii) the observance and performance by Parent of its obligations under this Agreement or any document delivered by Parent at the closing of the Arrangement to which it is a party; or (iv) avoiding the loss of any Governmental Licenses relating to Parent or the Parent Subsidiaries, any of their properties and assets, or the business now operated by them.

(qq)

To the knowledge of Parent, no event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Governmental License.

(rr)	There are no actions, proceedings or, to Parent’s knowledge, investigations commenced or, to the knowledge of Parent, pending in respect of or regarding any such Governmental License. None of Parent and the Parent Subsidiaries has received any written notice of revocation or non-renewal of any Governmental License, or of any intention of any Person to revoke or refuse to renew any of such Governmental License.

D-7

(ss)

Other than the Parent Financial Advisor, there is no Person acting or purporting to act at the request of Parent who is entitled to any brokerage, agency or other fiscal advisory or similar fee in connection with the transactions contemplated by this Agreement and the Plan of Arrangement.

(tt)

Except as disclosed in the Parent Disclosure Documents or in the Parent Financial Statements, neither Parent nor any Parent Subsidiary has any loan or other indebtedness outstanding which has been made to any of its securityholders, officers, directors or employees, past or present, or any Person not dealing at arm’s length with it, other than for the reimbursement of ordinary course business expenses.

(uu)

Except for (i) employment, consulting or employment compensation agreements entered into in the ordinary course of business, (ii) customary director and officer indemnification arrangements on market terms, or (iii) financing agreements or shareholder agreements with the Parent Shareholders entered into in connection with financings or other transactions to which Parent Shareholders are generally parties and that will terminate at or prior to the Effective Time as a result of the Arrangement, there are no current contracts or other transactions (including relating to indebtedness by Parent or the Parent Subsidiaries) between Parent or any Parent Subsidiaries on the one hand, and (A) any officer or director of Parent or the Parent Subsidiaries, (B) any holder of record or beneficial owner of five percent (5%) or more of the voting securities of Parent, or (C) any affiliate or associate of any officer, director or beneficial owner, on the other hand except as disclosed in the Parent Disclosure Documents or in the Parent Financial Statements.

(vv)

The assets and properties of Parent and the Parent Subsidiaries and their business and operations are insured against loss or damage with responsible insurers on a basis consistent with insurance obtained by reasonably prudent participants in comparable businesses, and such coverage is in full force and effect, and Parent and the Parent Subsidiaries have not failed to promptly give any notice or present any material claim thereunder.

(ww)

The vehicles, machinery, equipment and other tangible personal property of Parent and the Parent Subsidiaries are, in all material respects, in good operating condition and repair having regard to their use and age, and are not in need of maintenance or repairs other than preventative maintenance and repairs in the ordinary course of business, and are adequate for the uses subject to normal wear and tear to which they are being put to use, have been maintained in all material respects in accordance with generally accepted industry practice and are free from any material defects. All leased equipment and other leased personal property of Parent and the Parent Subsidiaries is in all material respects in the condition required of such property by the terms of the lease applicable thereto.

(xx)	To the knowledge of Parent, none of Parent or any Parent Subsidiary is suspended or otherwise restricted from participating in any drug insurance plan, nor, to the knowledge of Parent, are there any facts or circumstances that are materially inconsistent with market practices and that provide a reasonable basis for any material adverse regulatory communication or action against Parent or any Parent Subsidiary, in respect of the Parent Business or relating to non-compliance with any applicable Law.

D-8

(yy)

Neither Parent nor the Parent Subsidiaries own any real property or hold an ownership interest in any real property, or have owned or held such ownership interest in the past five years, save and except as set out in the Parent Disclosure Documents. With respect to each of the material leased premises of Parent and the Parent Subsidiaries, Parent and the Parent Subsidiaries occupies the applicable leased premises and has the right to occupy and use the leased premises, subject to the terms of the respective leases, and each of the leases pursuant to which Parent and the Parent Subsidiaries occupies such leased premises is valid, legally binding and enforceable against Parent or a Parent Subsidiary, as applicable, and to the knowledge of Parent, the other parties in accordance with its terms is in good standing and in full force and effect, and none of Parent or any of the Parent Subsidiaries is in breach of, or default under, such lease, sublease, license or occupancy agreement, and no event has occurred which, with notice, lapse of time or both, would constitute such a breach or default by Parent or any of the Parent Subsidiaries that would permit termination, modification or acceleration by any third party thereunder. No third party has repudiated or has the right to terminate or repudiate any such lease (except for the normal exercise of remedies in connection with a default thereunder or any termination rights set forth in the lease) or any provision thereof. None of the aforementioned leases has been assigned by Parent or any of the Parent Subsidiaries in favor of any Person or sublet or sublicensed. There exists no claim of any kind or right of set-off against Parent or any Parent Subsidiary, as the case may be, as tenant by the landlord or against the landlord by Parent or any Parent Subsidiary, as the case may be, as tenant as of the date hereof. Parent and the Parent Subsidiaries own, lease or license all personal or movable property as is necessary to conduct their business as presently conducted, and Parent and the Parent Subsidiaries have good and valid title to, or a valid and enforceable interest (whether a leasehold interest or otherwise) in, all of such personal or movable property.

(zz)

Parent and the Parent Subsidiaries as tenants are in actual possession of all properties leased by them. Except as disclosed in Schedule D(zz) of the Parent Disclosure Letter, Parent and the Parent Subsidiaries are not in arrears of rent required to be paid pursuant to any applicable lease.

(aaa)

The minute books and records of Parent and the Parent Subsidiaries made available to SRx and its counsel in connection with their due diligence investigation in respect of the Arrangement contain full, true and correct copies of all constating documents, including all amendments thereto, and contain copies of all proceedings of securityholders and directors (and committees thereof) and are complete in all material respects.

(bbb)	The Parent Disclosure Documents set out all Intellectual Property owned by Parent or a Parent Subsidiary that has been registered or which applications for registration have been filed and all other material Intellectual Property that is owned by Parent or the Parent Subsidiary (in this Schedule D, the “Parent Owned Intellectual Property”) and the Intellectual Property that is duly licensed by Parent as part of its business as presently conducted, except for commercially available, off-the- shelf software licensed to Parent or any Parent Subsidiary on a royalty-free basis pursuant to standard, nondiscriminatory terms and conditions (in this Schedule D, the “Parent Licensed Intellectual Property”, and together with the Parent Owned Intellectual Property, the “Parent Intellectual Property”). Parent or a Parent Subsidiary is the sole and exclusive owner of the Parent Owned Intellectual Property and all other Intellectual Property that it owns or purports to own with good, valid and marketable title thereto, free and clear of all Encumbrances (other than Permitted Encumbrances). Parent or a Parent Subsidiary has valid and enforceable licenses to use all of the Parent Licensed Intellectual Property used by it in connection with, and as required for, its business as presently conducted. Parent has no knowledge to the effect that it will be unable to obtain or maintain any rights or licenses to use all Intellectual Property necessary for the conduct of its business. The Parent Owned Intellectual Property and the Parent Licensed Intellectual Property constitute all of the Intellectual Property required by Parent or the Parent Subsidiaries to conduct their respective businesses as currently conducted. To the knowledge of Parent, no third parties have rights to any Intellectual Property, except for the ownership rights of the owners of the Parent Licensed Intellectual Property which is licensed to Parent or a Parent Subsidiary. To the knowledge of Parent, there is no infringement, misappropriation or misuse by third parties of any Parent Owned Intellectual Property. There is no pending or, to the knowledge of Parent, threatened action, suit, proceeding or claim by third parties challenging the rights in or to any Parent Owned Intellectual Property, and Parent is not aware of any facts which form a reasonable basis for any such claim. The Parent Owned Intellectual Property that is the subject of an application or registration is valid, in full force and effect. There is no pending or, to the knowledge of Parent, threatened action, suit, proceeding or claim by others challenging the validity or enforceability of any Parent Owned Intellectual Property, and Parent is not aware of any allegations or finding of unenforceability or invalidity of the Parent Owned Intellectual Property or any facts which form a reasonable basis for any such claim. All applications, registrations, filings, renewals and payments necessary to preserve the rights of Parent or any Parent Subsidiary in and to Parent Owned Intellectual Property have been duly filed, made, prosecuted, maintained, paid, are in good standing and are recorded in the name of Parent or a Parent Subsidiary. There is no pending or, to the knowledge of Parent, threatened action, suit, proceeding or claim by third parties that Parent or a Parent Subsidiary infringes, misappropriates or otherwise violates any patent, trademark, copyright, trade secret or other proprietary rights of others. To the knowledge of Parent, the business of Parent and the Parent Subsidiaries does not infringe, misappropriate or otherwise violate any patent, trademark, copyright, trade secret or other proprietary rights of third parties and, without limiting the foregoing, to the knowledge of Parent, there is no patent or patent application by third parties that contains claims that interfere with the issued or pending claims of any Parent Intellectual Property.

D-9

(ccc)

Except in respect of the Intellectual Property set forth in Schedule D(ccc) of the Parent Disclosure Letter, no licenses or other rights have been granted to any third party in, to and in respect of the Parent Owned Intellectual Property.

(ddd)

Other than in respect of those contracts disclosed in Schedule D(ddd) of the Parent Disclosure Letter, neither Parent nor any Parent Subsidiary is a party to or bound by any Contract or other obligation that limits or impairs its ability to use, sell, transfer, assign or convey, or that otherwise affects any Parent Intellectual Property.

(eee)

Except as set forth in Schedule D(eee) the Parent Disclosure Letter, neither Parent nor any Parent Subsidiary is obligated to pay any royalties, fees or other compensation to any third party in respect of its ownership, use, practice, exploitation or commercialization of any Parent Intellectual Property.

(fff)

Except as disclosed in Schedule D(fff) of the Parent Disclosure Letter, no permits, licenses, approvals, consents or other authorizations issued by any federal, provincial, state, local or foreign regulatory agency or body are required to import or sell the products of Parent or any Parent Subsidiary.

(ggg)

Except in respect of the individuals listed in Schedule D(ggg)(i) of the Parent Disclosure Letter, all current and former employees of, and current and former consultants who have contributed to the creation of any Parent Owned Intellectual Property to, Parent and the Parent Subsidiaries have entered into proprietary rights or similar agreements with Parent or the applicable Parent Subsidiary, whereby any Intellectual Property required by Parent to conduct its business as presently conducted created by them in the course of the performance of their employment or engagement has been fully and irrevocably assigned to Parent or the applicable Parent Subsidiary without additional consideration, and, to the knowledge of Parent, no employee of, or consultant to, Parent or the applicable Parent Subsidiary is in violation of such agreements.

(hhh)

Each of Parent and the Parent Subsidiaries have taken all reasonably necessary and appropriate steps (including appropriately marking and labelling Intellectual Property) to protect the secrecy, confidentiality and proprietary nature of all such Intellectual Property. To the knowledge of Parent, the employment or engagement by Parent or the applicable Parent Subsidiary of such Persons does not violate any non-disclosure or non-competition agreement between any such Person and a third party.

(iii)

The conduct of Parent and the Parent Subsidiaries in carrying on the Parent Business and the operation of the Parent Business by Parent and the Parent Subsidiaries have been and is in compliance with all Environmental Laws, in all material respects, and there are no existing events, conditions, or circumstances that would reasonably be expected to materially and adversely affect the ability of Parent or the Parent Subsidiaries to comply with Environmental Laws.

(jjj)	Each of Parent and the Parent Subsidiaries has obtained all licenses, permits, approvals, consents, certificates, registrations and other authorizations under all applicable Environmental Laws (in this Schedule D, the “Environmental Permits”) necessary as at the date hereof for the operation of the business carried by Parent and the Parent Subsidiaries, and each Environmental Permit is valid, subsisting and in good standing in all material respects and none of Parent nor any of the Parent Subsidiaries is in default or breach of any Environmental Permit in any respect and no proceeding is outstanding or, to the knowledge of Parent, has been threatened or is pending to revoke or limit any Environmental Permit.

D-10

(kkk)

To the knowledge of Parent, each of Parent and the Parent Subsidiaries has not used, except in compliance in all respects with all Environmental Laws and Environmental Permits, any property or facility which it owns, controls manages, operates or leases or previously owned, controlled, operated, managed or leased, to generate, manufacture, process, distribute, use, treat, store, dispose of, transport or handle any Hazardous Substance and, to the knowledge of Parent, there have been no releases of Hazardous Substances at any property or facility which it owns, controls, manages, operates or leases or previously owned, controlled, operated, managed or leased.

(lll)

Each of Parent and the Parent Subsidiaries has not received any notice of, or been prosecuted for, an offence alleging, non-compliance in any material respect with any Environmental Laws, and none of Parent nor any of the Parent Subsidiaries has settled any allegation of non-compliance short of prosecution. There are no orders or directions issued against each of Parent and the Parent Subsidiaries under Environmental Laws including those requiring any material work, repairs, construction or capital expenditures to be made with respect to any of the assets of Parent or the Parent Subsidiaries, nor has Parent or any Parent Subsidiary received notice of any of the same.

(mmm)

There are no past unresolved or, to the knowledge of Parent, any threatened or pending claims, complaints, notices or requests for information received by Parent or a Parent Subsidiary with respect to any alleged violation of any Environmental Laws; and, to the knowledge of Parent, no conditions exist at, on or under any property now or previously owned, operated, optioned or leased by Parent or a Parent Subsidiary which, with the passage of time, or the giving of notice or both, would give rise to liability under Environmental Laws that, individually or in the aggregate, would reasonably be expected to result in a Parent Material Adverse Effect.

(nnn)

None of Parent nor any Parent Subsidiary has received any notice wherein it is alleged or stated that it is potentially responsible for a federal, provincial, state, municipal or local clean-up site or corrective action under Environmental Laws that would reasonably be expected to result in a Parent Material Adverse Effect.

(ooo)	Except as disclosed in Schedule D(ooo) of the Parent Disclosure Letter, there are no environmental audits, evaluations, assessments, studies or tests relating to Parent or a Parent Subsidiary.
(ppp)	None of Parent or the Parent Subsidiaries have agreed by contract or other agreement to indemnify or be responsible for any liabilities or obligations under Environmental Laws.
(qqq)	To the knowledge of Parent, Parent and the Parent Subsidiaries are and have been in compliance in all material respects with all applicable Laws pertaining to employment and employment practices, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence and unemployment insurance. All individuals characterized and treated by Parent or any Parent Subsidiary as independent contractors or consultants are properly treated as independent contractors under all applicable Laws. There are no actions against Parent or any Parent Subsidiary pending or, to the knowledge of Parent, threatened to be brought or filed, by or with any Governmental Entity or arbitrator in connection with the employment of any current or former applicant, employee, consultant or independent contractor of Parent or any Parent Subsidiary, including any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, wage and hours or any other employment related matter arising under applicable Laws.

D-11

(rrr)

Neither Parent nor any Parent Subsidiary is subject to any claim for wrongful dismissal, constructive dismissal or any other tort claim, actual or threatened, or any litigation actual or threatened, relating to employment or termination of employment of employees or independent contractors.

(sss)

Each plan for retirement, bonus, stock purchase, profit sharing, stock option, deferred compensation, severance or termination pay, insurance, medical, hospital, dental, vision care, drug, sick leave, disability, salary continuation, legal benefits, unemployment benefits, vacation, incentive or otherwise contributed to or required to be contributed to, by Parent or a Parent Subsidiary for the benefit of any current or former director, officer, employee or consultant of Parent or a Parent Subsidiary (in this Schedule D, the “Parent Employee Plans”) has been maintained in compliance with its terms and with the requirements prescribed by any and all Laws that are applicable to such Parent Employee Plans, in each case in all material respects and has been publicly disclosed to the extent required by Securities Laws.

(ttt)

All material accruals for unpaid vacation pay, premiums for unemployment insurance, health premiums, federal or state pension plan premiums, accrued wages, salaries and commissions and employee benefit plan payments have been reflected in the books and records of Parent and the Parent Subsidiaries.

(uuu)

There is not currently any labor disruption, dispute, slowdown, stoppage, complaint or grievance or, to the knowledge of Parent, threatened or pending which is adversely affecting or would reasonably be expected to adversely affect, in a material manner, the carrying on of the business of Parent and the Parent Subsidiaries, and to the knowledge of Parent, there is no proposal to unionize its employees and no collective bargaining agreements are in place or currently being negotiated by Parent or any Parent Subsidiary.

(vvv)

Except as set forth on Schedule D(vvv) of the Parent Disclosure Letter, neither the execution and delivery of this Agreement, shareholder or other approval of this Agreement nor the consummation of the transactions contemplated by this Agreement could, alone or in combination with another event, (i) entitle any employee, director, officer or independent contractor of the Parent Group to severance pay, termination pay, change of control payment or benefits, or any material increase in severance pay, (ii) accelerate the time of payment or vesting, or materially increase the amount of compensation due to any such employee, director, officer or independent contractor, (iii) directly or indirectly cause the Parent Group to transfer or set aside any assets to fund any material benefits under any Employee Plan, (iv) otherwise give rise to any material liability under any Employee Plan, or (v) limit or restrict the right to merge, materially amend, terminate or transfer the assets of any Employee Plan on or following the consummation of the transactions contemplated by this Agreement.

(www)

Other than this Agreement, neither Parent nor any Parent Subsidiary is currently party to any agreement in respect of: (i) the purchase of any material property or assets or any interest therein or the sale, transfer or other disposition of any material property or assets or any interest therein currently owned, directly or indirectly, by Parent or a Parent Subsidiary whether by asset sale, transfer of shares or otherwise; or (ii) the change of control of Parent or a Parent Subsidiary (whether by sale or transfer of shares or otherwise).

(xxx)	None of Parent nor any Parent Subsidiary is a party to any Material Contract, other than the Parent Material Contracts.
(yyy)	The operations of Parent and the Parent Subsidiaries are and have been conducted, at all times, in material compliance with all applicable Anti-Money Laundering Laws, and no action by or before any Governmental Entity against Parent or any Parent Subsidiary with respect to the Anti-Money Laundering Laws is pending. None of Parent nor any Parent Subsidiary has, directly or indirectly: (i) made or authorized any contribution, payment or gift of funds or property to any official, employee or agent of any governmental agency, authority or instrumentality of any jurisdiction in violation of applicable Laws; or (ii) made any contribution to any candidate for public office, in either case where either the payment or the purpose of such contribution, payment or gift was, is or would be prohibited under the Corruption of Foreign Public Officials Act (Canada), the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) or the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (United States) or the rules and regulations promulgated thereunder or under any other Laws of any relevant jurisdiction covering a similar subject matter applicable to Parent, the Parent Subsidiaries and their operations. None of Parent, the Parent Subsidiaries, or, to the knowledge of Parent, any director, officer, agent, employee, affiliate or Person acting on behalf of Parent or any Parent Subsidiary has been or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department.

D-12

(zzz)

None of Parent, any Parent Subsidiary, or, to the knowledge of Parent, any of their officers, directors or employees acting on behalf of Parent has violated the United States’ Foreign Corrupt Practices Act (and the regulations promulgated thereunder), the Corruption of Foreign Public Officials Act (Canada) (and the regulations promulgated thereunder) or any other applicable Law covering a similar subject matter applicable to Parent, the Parent Subsidiaries and their operations, and to the knowledge of Parent, no such action has been taken by any of its agents, representatives or other Persons acting on behalf of Parent.

(aaaa)

The Parent is a “reporting issuer” or equivalent thereof under applicable Securities Laws in the United States, and is not in default of any material requirements of any Securities Laws or the rules and regulations of the SEC or NYSE American. Parent has not taken any action to cease to be a reporting issuer nor has Parent received notification from any Securities Authority seeking to revoke the reporting issuer status of Parent. No delisting, suspension of trading in or cease trading order with respect to any of its securities and, to the knowledge of the Parent, no inquiry or investigation of any Securities Authority, is pending, in effect or ongoing or threatened, except as disclosed in the Parent Disclosure Documents and as would not, individually or in the aggregate, reasonably be expected to result in a Parent Material Adverse Effect. The Parent Shares are listed on NYSE American and trading of the Parent Shares is not currently halted or suspended. The Parent does not have any securities listed for trading on any securities exchange other than NYSE American. Parent is not subject to any cease trade or other order of NYSE American or any Securities Authority, and, to the knowledge of the Parent, no investigation or other proceedings involving the Parent that may operate to prevent or restrict trading of any securities of the Parent are currently in progress or pending before NYSE American or any Securities Authority. Parent has timely filed or furnished all Parent Disclosure Documents required to be filed or furnished by Parent under applicable Securities Laws. Each of the Parent Disclosure Documents complied in all material respects with applicable Securities Laws and did not, as of the date filed (or, if amended or superseded by a subsequent filing prior to the date of this Agreement, on the date of such filing), contain any misrepresentation (as defined under applicable Securities Laws). Parent has not filed any confidential filings (including redacted filings) filed to or furnished with, as applicable, any Securities Authority. There are no outstanding or unresolved comments in comment letters from any Securities Authority with respect to any of the Parent Disclosure Documents and, to the knowledge of Parent, neither Parent nor any of the Parent Disclosure Documents is the subject of an ongoing audit, review, comment or investigation by any Securities Authority or the SEC.

(bbbb)

No order, ruling or determination having the effect of suspending the sale or ceasing the trading in any securities of Parent has been issued by any regulatory authority and is continuing in effect and no proceedings for that purpose have been instituted or, to the knowledge of Parent, are pending, contemplated or threatened by any regulatory authority.

(cccc)	Parent is not a shell company (as defined in Rule 405 under the Securities Act) and has not been a shell company for at least twelve (12) calendar months prior to the date of this Agreement.
(dddd)	The Parent Certificate of Designation is in a form which complies with Delaware Law and, when filed, will constitute the valid Parent Certificate of Designation under Delaware Law.

D-13

(eeee)

Except where non-compliance would not have a Parent Material Adverse Effect, Parent and the Parent Subsidiaries have complied and is in compliance with all applicable Laws governing, and all applicable contractual obligations to third parties relating to privacy, data protection, Processing, or security of Personal Information, including with respect to obtaining consent or authorization to collect, use, and disclose Personal Information, as well as all internal and external privacy policies regarding Personal Information; and, no written notices, complaints or other communications have been received by, and no claims are pending (whether by a Governmental Entity or person), or, to the knowledge of Parent, threatened against Parent or a Parent Subsidiary alleging a violation of any third party’s privacy rights or other rights relating to Personal Information including any alleged violation of applicable Laws, contractual obligations or internal or external privacy policies.

(ffff)

Parent and the Parent Subsidiaries maintain commercially reasonable measures designed to protect the privacy, confidentiality, integrity and security of Personal Information, including against a Security Breach, consistent with industry standards and practices and applicable Law.

(gggg)

To the knowledge of Parent, none of Parent or a Parent Subsidiary’s suppliers have experienced a Security Breach, including any such incident or breach that may require notification to any Person, any Governmental Authority or any entity under any Law to which the supplier is subject.

(hhhh)	Except for the representations and warranties expressly made by Parent in this Schedule D or in any certificate delivered pursuant to this Agreement, neither Parent nor any other Person makes or has made any representation or warranty of any kind whatsoever, express or implied, at law or in equity, with respect to Parent or any of the Parent Subsidiaries or their respective business, operations, assets, liabilities, condition (financial or otherwise), notwithstanding the delivery or disclosure to SRx or any of its affiliates or Representatives of any documentation, forecasts or other information with respect to any one or more of the foregoing. Without limiting the generality of the foregoing, neither Parent nor any other Person makes or has made any express or implied representation or warranty to SRx or any of its Representatives with respect to (A) any financial projection, forecast, estimate, or budget relating to Parent, any of its subsidiaries or their respective businesses or, (B) except for the representations and warranties made by Parent in this Schedule D, any oral or written information presented to SRx or any of its Representatives in the course of their due diligence investigation of Parent and the Parent Subsidiaries, the negotiation of this Agreement or the course of the Arrangement.

D-14

SCHEDULE E

KEY REGULATORY APPROVALS

Filings required under the U.S. Securities Act and U.S. Exchange Act, and other actions required by the SEC pursuant thereto

NYSE American approval

E-1

SCHEDULE F

FORM OF SRX VOTING AGREEMENT

[See Attached]

F-1

FORM OF SRX VOTING AGREEMENT

THIS AGREEMENT is made as of the __________ day of ___________________, 2024.

BETWEEN:

[●], (the “Securityholder”)

- and –

BETTER CHOICE COMPANY INC., a corporation existing under the laws of the State of Delaware (“Better Choice”)

WHEREAS the Securityholder is the registered and/or direct or indirect beneficial owner of the common shares (“SRx Shares”), restricted stock units (“SRx RSUs”) and/or common share purchase warrants (“SRx Warrants”) in the capital of SRx Health Solutions, a corporation existing under the laws of the Province of Ontario (“SRx”) set forth opposite the Securityholder’s name in Appendix “A” hereto (collectively, the “Subject Securities”);

AND WHEREAS the Securityholder understands that, concurrently with the execution and delivery of this Agreement, SRx and Better Choice are entering into the Arrangement Agreement (as defined herein) providing for the Arrangement (as defined herein) whereby Better Choice proposes to indirectly acquire all of the issued and outstanding voting and equity securities of SRx;

AND WHEREAS in order for the Securityholder to realize the benefits that will accrue to the Securityholder in connection with the consummation of the Arrangement, the Securityholder desires to enter into this Agreement to provide his or her support for completion of the Arrangement on the terms and conditions set forth herein;

AND WHEREAS the Securityholder acknowledges that Better Choice would not enter into the Arrangement Agreement but for the execution and delivery of this Agreement by the Securityholder;

AND WHEREAS this Agreement sets out the terms and conditions of the agreement of the Securityholder to abide by the covenants in respect of the Subject Securities and the other restrictions and covenants set forth herein;

NOW THEREFORE this Agreement witnesses that, in consideration of the premises and the covenants and agreements herein contained, the parties hereto agree as follows:

ARTICLE 1

INTERPRETATION

1.1	Definitions

In this Agreement:

“Affiliate” has the meaning ascribed thereto in the Securities Act (Ontario) and the rules, regulations, instruments (including national and multilateral instruments) and published policies made thereunder, as now in effect and as they may be promulgated or amended from time to time;

“Arrangement” means the arrangement of SRx under Section 182 of the OBCA on the terms and subject to the conditions set out in the Plan of Arrangement, subject to any amendments or variations to the Plan of Arrangement made in accordance with the terms of the Arrangement Agreement or Article 6 of the Plan of Arrangement or made at the direction of the Court in the Final Order with the consent of the parties to the Arrangement Agreement, each acting reasonably;

“Arrangement Agreement” means the arrangement agreement, including the schedules thereto, of even date herewith, between Better Choice and SRx, a copy of which is attached hereto as Appendix “B”, as it may be amended, supplemented or modified from time to time in accordance with its terms;

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“Plan of Arrangement” means the plan of arrangement of SRx, substantially in the form of Schedule A to the Arrangement Agreement, and any amendments or variations thereto made from time to time in accordance with the Arrangement Agreement, the plan of arrangement or upon the direction of the Court in the Final Order with the consent of the parties to the Arrangement Agreement, each acting reasonably;

“SRx Arrangement Resolution” means the special resolution of SRx securityholders approving the Plan of Arrangement, as contemplated in the Arrangement Agreement;

“SRx Meeting” means the special meeting of SRx securityholders, including any adjournment or postponement thereof, to be called and held in accordance with the Interim Order to consider the SRx Arrangement Resolution, and for any other purpose as may be set out in the SRx Circular; and

“SRx Securityholder Approval” has the meaning ascribed thereto in Section 2.1.

1.2	Definitions in Arrangement Agreement

All terms used in this Agreement that are not defined in Section 1.1 or elsewhere in this Agreement and that are defined in the Arrangement Agreement shall have the respective meanings ascribed to them in the Arrangement Agreement.

1.3	Appendices

The following Appendices attached hereto constitute an integral part of this Agreement:

Appendix “A” - Subject Securities

Appendix “B” - Arrangement Agreement

ARTICLE 2

COVENANTS OF THE SHAREHOLDERS

2.1	Securityholder Support

In connection with the Arrangement (and any transactions contemplated in connection with the Arrangement Agreement) and obtaining the requisite approval for the SRx Arrangement Resolution (“SRx Securityholder Approval”), the Securityholder hereby covenants, undertakes and agrees from time to time, until such time as this Agreement is terminated in accordance with Article 4, to cause to be counted as present for purposes of establishing quorum and to vote (or cause to be voted) all of the Subject Securities (to the extent they carry a right to vote): (i) at the SRx Meeting, or any other meeting of any of the securityholders of SRx at which the Securityholder or any registered or beneficial owner of the Subject Securities are entitled to vote, to obtain the SRx Securityholder Approval; or (ii) in any action by written consent of the securityholders of SRx, in favour of the approval, consent, ratification and adoption of any resolution approving the Arrangement (and any transactions contemplated in connection with the Arrangement Agreement).

2.2	Restrictions with Respect to Subject Securities

The Securityholder hereby covenants and agrees that, from the date hereof until the earlier of (i) the Effective Time, (ii) the termination of this Agreement in accordance with Article 4, or (iii) it being determined (by mutual agreement of Better Choice and SRx) that the SRx Securityholder Approval is not required, except as permitted by this Agreement, the Securityholder will:

(a)	not, directly or indirectly, option, sell, assign, transfer, pledge, encumber, grant a participation or security interest in or power of attorney over, hypothecate or otherwise convey or dispose of any Subject Securities, or any right or interest therein (legal or equitable), to any Person or group or Persons acting jointly or in concert or enter into any agreement, option or other arrangement to do any of the foregoing (each of the foregoing, a “Transfer”), other than to one or more of a parent, spouse, child or grandchild of, or a corporation, partnership, limited liability company or other entity controlled solely by, the Securityholder or a trust or account (including a Registered Retirement Savings Plan, Registered Education Savings Plan, Registered Retirement Income Fund or similar account) existing for the benefit of such Person or entity; provided, that a Transfer referred to in this sentence shall only be permitted if, as a precondition to such Transfer, the transferee agrees in writing, in form and substance reasonably acceptable to Better Choice, to be bound by all of the terms of this Agreement with respect to the Subject Securities; and provided further, that in the case of a Transfer to a corporation, partnership, limited liability company or other entity solely controlled by, the Securityholder, such entity shall remain solely controlled by the Securityholder until the earlier of: (i) the Effective Time; and (ii) the termination of this Agreement in accordance with Article 4. Any purported transfer of any Subject Securities or interest therein in violation of this Section 2.2(a) shall be null and void;

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(b)

not, directly or indirectly, grant or agree to grant any proxy or other right to vote any Subject Securities, except for any proxies granted to vote in favour of any SRx Securityholder Approval in accordance with Section 2.1, or enter into any voting trust, vote pooling or other agreement with respect to the right to vote, call meetings of any of the shareholders of SRx or give consents or approval of any kind as to any Subject Securities;

(c)

not vote or cause to be voted any Subject Securities in favor of, and vote or cause to be voted all Subject Securities against, any proposed action, transaction or agreement by or involving SRx or any of its Affiliates or the Securityholder or any other Person in a manner which could reasonably be expected to (i) prevent, hinder or delay the successful completion of the Arrangement or the transactions contemplated by the Arrangement Agreement; or (ii) change in any manner the voting rights of any class of shares of SRx;

(d)

not, directly or indirectly, (i) solicit, assist, initiate, knowingly encourage or otherwise knowingly facilitate any inquiry, proposal or offer (whether public or otherwise) that constitutes or would reasonably be expected to constitute or lead to, an SRx Acquisition Proposal, (ii) enter into, engage in, continue or otherwise participate in any discussions or negotiations with any Person (other than Better Choice or its Affiliates) regarding any inquiry, proposal or offer that constitutes or would reasonably be expected to constitute or lead to, an SRx Acquisition Proposal, or (iii) accept or enter into, or publicly propose to accept or enter into, any agreement, understanding or arrangement with any Person in respect of an SRx Acquisition Proposal;

(e)

take all such steps as are necessary or advisable to ensure that at all relevant times his, her or its Subject Securities will not be subject to any shareholders’ agreements, voting trust or similar agreements or any option, right or privilege (whether by law, pre-emptive or contractual) capable of becoming a shareholders’ agreement, voting trust or other agreement affecting or restricting the ability of him or her to exercise all voting rights attaching to such Subject Securities;

(f)	not withdraw, amend, modify or qualify, or publicly propose or state an intention to withdraw, amend, modify or qualify, support for the transactions contemplated by the Arrangement Agreement; and
(g)	irrevocably waives to the fullest extent permitted by Law any and all rights of the Securityholder to dissent with respect to the Arrangement, and will not exercise any such rights with respect to the Arrangement or the transactions contemplated by the Arrangement Agreement.

2.3	Voting of the Securityholder

The Securityholder hereby agrees with Better Choice that it will, on or before the 10th Business Day prior to any meeting of any of the securityholders of SRx in respect of any SRx Securityholder Approval, duly complete forms of proxy in respect of all of his, her or its Subject Securities, and any other required documents in connection therewith , and cause same to be validly delivered in support of (and indicating that all Subject Securities are voted in favour of approving) the Arrangement (and any transactions contemplated in connection with the Arrangement Agreement) and will not withdraw the forms of proxy except as expressly otherwise provided in this Agreement. The Securityholder further agrees that it will, on or before the 10th Business Day prior to any meeting of any of the securityholders of SRx in respect of any SRx Securityholder Approval to be called to approve the Arrangement (and any transactions contemplated in connection with the Arrangement Agreement), deliver or cause to be delivered to Better Choice in accordance with Section 5.10 of this Agreement, a copy or screenshot of the duly completed and signed forms of proxy described in the preceding sentence.

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2.4	Meaning of Subject Securities.

The term “Subject Securities” means that number of SRx Shares, SRx RSUs and SRx Warrants set forth opposite the Securityholder’s name in Appendix “A” hereto, being all of the securities of SRx owned legally or beneficially, either directly or indirectly, by such Securityholder or over which the Securityholder exercises direct or indirect control or discretion, and will be deemed to also include (a) any SRx Shares, SRx RSUs and SRx Warrants issued to the Securityholder pursuant to any stock dividend, stock split, recapitalization, reclassification, combination or exchange of SRx Shares, SRx RSUs or SRx Warrants on, of, or affecting the Subject Securities on or after the date of this Agreement and (b) any SRx Shares, SRx RSUs and SRx Warrants acquired by the Securityholder on or after the date of this Agreement, or issued to the Securityholder, on or after the date of this Agreement (including pursuant to the exercise, conversion or vesting of any securities of SRx that are exercisable for, convertible into or vest as SRx Shares (including all Subject Securities)), and all such acquired SRx Shares, SRx RSUs and SRx Warrants shall be deemed Subject Securities and subject to the terms of this Agreement as though owned by the Securityholder as of the date hereof.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

3.1	Representations and Warranties of the Securityholder

The Securityholder represents and warrants to and covenants with Better Choice as follows, and acknowledges that Better Choice is relying upon such representations, warranties and covenants in entering into this Agreement:

(a)

Incorporation; Authorization. If the Securityholder is a corporation or other legal entity, the Securityholder is a subsisting corporation or other entity under the laws of its incorporating or organizational jurisdiction. The Securityholder has all necessary power, authority, capacity and right to enter into this Agreement and to carry out each of its obligations under this Agreement. This Agreement has been duly executed and delivered by the Securityholder and, assuming due authorization, execution and delivery by Better Choice, constitutes a legal, valid and binding agreement enforceable by Better Choice against the Securityholder in accordance with its terms, subject, however, to limitations with respect to enforcement imposed by law in connection with bankruptcy, insolvency, reorganization or other laws affecting creditors’ rights generally and to the extent that equitable remedies such as specific performance and injunctions are only available in the discretion of the court from which they are sought.

(b)

Ownership of Subject Securities. The Securityholder is, and, subject to any Transfer permitted pursuant to Section 2.2(a), will be continuously up until the Effective Time, the direct or indirect beneficial owner of the Subject Securities set out opposite the Securityholder’s name at Appendix “A”, with good and marketable title thereto, free and clear of any and all mortgages, liens, charges, restrictions, security interests, adverse claims, pledges, encumbrances and demands or rights of others of any nature or kind whatsoever. The Securityholder does not own or have any interest in any securities of SRx other than the Subject Securities. The Securityholder is not a party to, bound or affected by or subject to, any charter or by-law, contract, agreement provision, statute, regulation, judgment, order, decree or law which would be violated, contravened, breached by, or under which any default would occur as a result of, the execution and delivery of this Agreement or the consummation of any of the transactions provided for in this Agreement.

(c)	No Agreements. No Person has any agreement or option, or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement or option, for the purchase, acquisition or transfer of any of the Subject Securities, or any interest therein or right thereto, except pursuant to this Agreement.

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(d)

Voting. None of such Subject Securities is subject to any proxy, power of attorney, voting trust, vote pooling or other agreement with respect to the right to vote, call meetings of any of the shareholders of SRx or give consents or approvals of any kind, except pursuant to this Agreement.

(e)

Consents. No consent, waiver, approval, authorization, exemption, registration, licence or declaration of or by, or filing with, or notification to any Governmental Entity which has not been made or obtained is required to be made or obtained by the Securityholder in connection with (i) the execution and delivery by the Securityholder and enforcement against the Securityholder of this Agreement, or (ii) the consummation of any transactions by the Securityholder provided for herein.

(f)

Legal Proceedings. There are no legal proceedings in progress or pending before any Governmental Entity or, to the knowledge of the Securityholder, threatened against the Securityholder or any of its Affiliates, or any of the Subject Securities or other property of the Securityholder or any of its Affiliates, and there is no judgment, decree or order against the Securityholder or its Affiliates, or any of the Subject Securities or other property of the Securityholder or any of its Affiliates, that would adversely affect in any manner the ability of the Securityholder to enter into this Agreement or adversely affect the Securityholder’s ability to perform its obligations hereunder or the title of the Securityholder to any of its Subject Securities.

(g)	No Commitment. None of the Subject Securities held by the Securityholder is the subject of any commitment, undertaking or agreement, the terms of which would affect in any way the ability of the Securityholder to perform the Securityholder’s obligations with respect to such Subject Securities as set out in this Agreement.

3.2	Representations and Warranties of Better Choice

Better Choice hereby represents and warrants to the Securityholder as follows, and acknowledges that the Securityholder is relying upon such representations, warranties and covenants in entering into this Agreement:

(a)

Better Choice is a corporation duly incorporated and validly existing under the laws of Delaware and it has the requisite corporate power, authority and capacity to enter into this Agreement and to perform its obligations hereunder;

(b)

this Agreement has been duly executed and delivered by Better Choice and constitutes a legal, valid and binding agreement enforceable by the Securityholder against Better Choice in accordance with its terms, subject, however, to limitations with respect to enforcement imposed by law in connection with bankruptcy, insolvency, reorganization or other laws affecting creditors’ rights generally and to the extent that equitable remedies such as specific performance and injunctions are only available in the discretion of the court from which they are sought;

(c)

none of the execution and delivery by Better Choice of this Agreement or the compliance by Better Choice with its obligations hereunder will violate, contravene, result in any breach of, or be in conflict with, or constitute a default under, or create a state of facts which after notice or lapse of time or both would constitute a default under, any term or provision of: (i) any organizational documents of Better Choice; (ii) any contract to which Better Choice is a party or by which Better Choice is bound; (iii) any judgment, decree, order or award of any Governmental Entity; or (iv) any applicable law, except in each case as would not reasonably be expected, either individually or in the aggregate, to materially impair the ability of Better Choice to perform its obligations hereunder or that would reasonably be expected to prevent or materially delay the completion of the Arrangement; and

(d)	there are no legal proceedings in progress or pending against or, to the knowledge of Better Choice, threatened against Better Choice or any of its Affiliates that would adversely affect in any manner the ability of Better Choice to enter into this Agreement and to perform its obligations hereunder or that would reasonably be expected to prevent or materially delay the completion of the Arrangement.

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ARTICLE 4

TERMINATION

4.1	Termination

This Agreement shall terminate: (i) by a written instrument executed by each of the parties; (ii) in the event that the Arrangement Agreement is terminated in accordance with its terms; (iii) on the Effective Time, or (iv) it being determined (by mutual agreement of Better Choice and SRx) that the SRx Securityholder Approval is not required.

4.2	Effect of Termination

If this Agreement is terminated in accordance with this Article 4, the provisions of this Agreement will become void in relation to such Securityholder and Better Choice and no such party shall have liability to such other party in respect of whom this Agreement has been terminated, except in respect of a wilful, intentional or material breach of the representations, warranties, obligations, terms or conditions of this Agreement which occurred prior to such termination in which case the non-breaching party to this Agreement shall be entitled to pursue any and all remedies at law or equity which may be available to it.

ARTICLE 5

GENERAL

5.1	Fiduciary Obligations

Better Choice agrees and acknowledges that the Securityholder is bound hereunder solely in his, her or its capacity as a securityholder of SRx and that the provisions of this Agreement shall not be deemed or interpreted to bind the Securityholder or any of its directors, officers or principal shareholders in his or her capacity as a director or officer of SRx or any of SRx’s subsidiaries. For the avoidance of doubt, nothing in this Agreement shall limit or restrict any party from properly fulfilling his or her fiduciary duties as a director or officer of SRx.

5.2	Further Assurances

The Securityholder will, from time to time, execute and deliver all such further documents and instruments and do all such acts and things as Better Choice may reasonably require to effectively carry out or better evidence or perfect the full intent of the parties and meaning of this Agreement.

5.3	Survival of Representations and Warranties

No investigations made by or on behalf any party or any of its authorized agents at any time shall have the effect of waiving, diminishing the scope of or otherwise affecting any representation, warranty or covenant made by any other party herein or pursuant hereto.

5.4	Disclosure

No press release or other disclosure (public or otherwise) with respect to the existence or details of this Agreement or the Arrangement shall be made by a Securityholder without the prior written consent of Better Choice, except to the extent required by applicable law. The Securityholder hereby consents to the disclosure of the substance of this Agreement in any press release by Better Choice and to the filing of this Agreement as an exhibit to any filing by Better Choice with the United States Securities and Exchange Commission.

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5.5	Assignment

Subject to prior written notice to the Securityholder, Better Choice may assign all or part of its rights under this Agreement to an Affiliate of Better Choice. Other then as expressly contemplated by Section 2.2(a), this Agreement shall not be otherwise assignable by the Securityholder without the prior written consent of Better Choice.

5.6	Time

Time shall be of the essence of this Agreement.

5.7	Governing Law

This Agreement will be governed by, and interpreted and enforced in accordance with, the laws in force in the Province of Ontario (excluding any rule or principle of the conflict of laws which might refer such interpretation to the laws of another jurisdiction) and the federal laws of Canada applicable therein. Each party hereto irrevocably submits to the non-exclusive jurisdiction of the courts of Ontario with respect to any matter arising hereunder or related hereto. The parties to this Agreement hereby irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the matters contemplated hereby in the courts of the Province of Ontario and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding so brought has been brought in an inconvenient forum. This Section 5.7 shall survive the termination of this Agreement.

5.8	Entire Agreement

This Agreement, including the appendices hereto constitutes the entire agreement between the parties pertaining to the subject matter hereof. There are no representations, warranties, conditions, undertakings, commitments, other agreements or acknowledgements, whether direct or collateral, express or implied, that form part of or affect this Agreement, or which induced any party hereto to enter into this Agreement or on which reliance is placed by any party hereto, except as specifically set forth in this Agreement.

5.9	Amendments

This Agreement may be amended, modified or supplemented only by a written agreement signed by all of the parties hereto.

5.10	Severability

If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the terms of this Agreement remain as originally contemplated to the fullest extent possible.

5.11	Notices

All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed to have been duly given and received on the day it is delivered, provided, however, that it is delivered on a Business Day prior to 4:30 p.m. Toronto time in the place of delivery or receipt. However, if notice is delivered after 4:30 p.m. Toronto time or if such day is not a Business Day then the notice shall be deemed to have been given and received on the next Business Day. Notice shall be sufficiently given if delivered (either in person, by courier service or other personal method of delivery), or if transmitted by e- mail to the following addresses (or at such other addresses as shall be specified by any party by notice to the other given in accordance with these provisions;

a.	in the case of a notice to the Securityholder, to the Securityholder at the email address indicated opposite to the name of the Securityholder in Appendix “A”; and

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b.	in the case of a notice to Better Choice:

Better Choice Company Inc.

12400 Race Track Road

Tampa, FL 33626

Attention:	Mike Young and Carolina Martinez
E-mail:	myoung@cottcap.com / nmartinez@bttrco.com

with a copy (which shall not constitute notice) to:

Wildeboer Dellelce LLP

365 Bay Street, Suite 800

Toronto, Ontario M5H 2V1

Attention:	Perry Dellelce and James Brown
E-mail:	perry@wildlaw.ca / jbrown@wildlaw.ca

5.12	Specific Performance and other Equitable Rights

It is recognized and acknowledged that a breach by any party of any material obligations contained in this Agreement will cause the other party to sustain injury for which it would not have an adequate remedy at law for money damages. Accordingly, in the event of any such breach, any aggrieved party shall be entitled to the remedy of specific performance of such obligations and interlocutory, preliminary and permanent injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity, and the Securityholder will waive, in any action for specific performance, interlocutory, preliminary and permanent injunctive relief and/or any other equitable relief, the defence of adequacy of a remedy at law and any requirement for the securing or posting of any bond in connection with the obtaining of any such relief.

5.13	Expenses

Each of the parties shall pay its respective legal, financial advisory and accounting costs and expenses incurred in connection with the preparation, execution and delivery of this Agreement and all documents and instruments executed or prepared pursuant hereto and any other related costs and expenses whatsoever and howsoever incurred.

5.14	Counterparts

This Agreement may be executed in any number of counterparts. Each executed counterpart will be deemed to be an original. All executed counterparts taken together will constitute one agreement.

To evidence the fact that a party hereto has executed this Agreement, such party may send a copy of its executed counterpart to the other parties hereto by Electronic Transmission and if sent by email, in Portable Document File (PDF) format. That party will be deemed to have executed this Agreement on the date it sent such Electronic Transmission.

5.15	Independent Legal Advice

The Securityholder acknowledges that:

(a)	the Securityholder has read this Agreement in its entirety, understands this Agreement and agrees to be bound by its terms and conditions;
(b)

the Securityholder has been advised to seek independent legal advice with respect to the Securityholder executing and delivering this Agreement and has received such advice or has, without undue influence, elected to waive the benefit of any such advice; and

(c)	the Securityholder is entering into this Agreement voluntarily.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.

SIGNATURE PAGES FOLLOW.]

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IN WITNESS WHEREOF the parties have executed this Agreement as of the date first written above.

[●]

Per:
Name:

Signature Page to SRx Voting Agreement

9

BETTER CHOICE COMPANY INC.

Per:
Name:
Title:

Signature Page to SRx Voting Agreement

10

APPENDIX “A”

Subject Securities

Securityholder Name	SRx Shares	SRx RSUs	SRx Warrants	Securityholder Contact Email

11

APPENDIX “B”

Arrangement Agreement

See attached.

12

SCHEDULE G

SRx SUPPORTING SHAREHOLDERS

All Persons holding 5% or more of the SRx Shares (on a fully diluted basis) as of the date hereof.

G-1